                                                          File Number 333-120704
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-6

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       Pre-Effective Amendment Number 2


                     Post-Effective Amendment Number __

                                    and/or

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                              Amendment Number 2


                     MINNESOTA LIFE VARIABLE LIFE ACCOUNT
                          (Exact Name of Registrant)

                       Minnesota Life Insurance Company
            (formerly The Minnesota Mutual Life Insurance Company)
                              (Name of Depositor)

                            400 Robert Street North
                        St. Paul, Minnesota 55101-2098
             (Address of Depositor's Principal Executive Offices)

                                1-651-665-3500
              (Depositor's Telephone Number, including Area Code)


                                 Dwayne C. Radel
                       Vice President and General Counsel
                       Minnesota Life Insurance Company
                            400 Robert Street North
                        St. Paul, Minnesota 55101-2098
                    (Name and Address of Agent for Service)


                                   Copy to:
                             J. Sumner Jones, Esq.

                              Dykema Gossett PLLC
                                 Franklin Square
                                 Suite 300 West
                                1300 I Street NW
                            Washington, D.C. 20005

Title of Securities Being Registered: Variable Adjustable Life Insurance
Policies.

Approximate Date of Proposed Public Offering: As soon as practicable after the Registration Statement becomes effective.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

PART A:  INFORMATION REQUIRED IN A PROSPECTUS

Item Number Caption in Prospectus
----------- ---------------------

     1.     Front and Back Cover Pages

     2.     Benefit Summary: Benefits and Risks

     3.     Risk/Benefit Summary: Fee Table

     4.     General Description of Minnesota Life Variable Life Account, Minnesota Life
            Insurance Company and Portfolio Companies

     5.     Charges

     6.     General Description of Contracts

     7.     Premiums

     8.     Death Benefits and Contract Values

     9.     Surrenders, Partial Surrenders, and Partial Withdrawals

    10.     Loans

    11.     Lapse and Reinstatement

    12.     Taxes

    13.     Legal Proceedings

    14.     Financial Statements

Prospectus

Minnesota Life Insurance Company
Minnesota Life Variable Life Account

Variable Adjustable Life Insurance Policy

    This prospectus describes a Variable Adjustable Life Second Death Insurance Policy ("VAL Survivor") issued by Minnesota Life Insurance Company ("Minnesota Life"). The Policy may be adjusted, within described limits, as to face amount, premium amount and the plan of insurance.

    VAL Survivor policy values may be invested in our separate account called the Minnesota Life Variable Life Account ("Variable Life Account"). Policy values may also be invested in a general account option. The account value of each Policy will vary with the investment experience of these options.

The Variable Life Account invests its assets in the following Fund Portfolios:

[LOGO] ADVANTUS(TM)
Capital Management

Advantus Capital Management, Inc.:
..  Bond Portfolio
..  Index 400 Mid-Cap Portfolio
..  Index 500 Portfolio
..  International Bond Portfolio
..  Money Market Portfolio
..  Mortgage Securities Portfolio
..  Real Estate Securities Portfolio

[LOGO]

AIM Variable Insurance Fund:
..  AIM V.I. Aggressive Growth Fund -- Series II Shares

..  AIM V.I. Balanced Fund -- Series II Shares (AIM V.I. Basic Balanced --
   Series II Shares effective July 1, 2005)


..  AIM V.I. Dent Demographic Trends Fund -- Series II Shares (AIM V.I.
   Demographic Trends -- Series II Shares effective July 1, 2005)

..  AIM V.I. Premier Equity Fund -- Series II Shares

     [LOGO]
American Century
  Investments

American Century Variable Portfolios, Inc.:
..  VP Income & Growth Fund -- Class II Shares
..  VP Ultra(R) Fund -- Class II Shares
..  VP Value Fund -- Class II Shares

[LOGO] CREDIT SUISSE ASSET MANAGEMENT

Credit Suisse Trust:

..  Global Small Cap Portfolio (formerly Credit Suisse Global Post-Venture
   Capital Portfolio)


[LOGO]
Fidelity/R/
INVESTMENTS

Fidelity Variable Insurance Products Funds:
..  Contrafund(R) Portfolio -- Service Class 2 Shares
..  Equity-Income Portfolio -- Service Class 2 Shares
..  Mid Cap Portfolio -- Service Class 2 Shares

[LOGO] FRANKLIN TEMPLETON INVESTMENTS/R/

Franklin Templeton Variable Insurance Products Trust:
..  Franklin Large Cap Growth Securities Fund -- Class 2 Shares

..  Franklin Small-Mid Cap Growth Securities Fund -- Class 2 Shares (formerly
   Franklin Small Cap Fund)

..  Mutual Shares Securities Fund -- Class 2 Shares
..  Templeton Developing Markets Securities Fund --
    Class 2 Shares
..  Templeton Global Asset Allocation Fund -- Class 2 Shares

[LOGO]

Janus Aspen Series:
..  Balanced Portfolio -- Service Shares

..  Forty Portfolio -- Service Shares (formerly Janus Aspen Series Capital
   Appreciation Portfolio)

..  International Growth Portfolio -- Service Shares

[LOGO] MFS
INVESTMENT MANAGEMENT

MFS(R) Variable Insurance Trust /sm/:
..  Investors Growth Stock Series -- Service Shares
..  Mid Cap Growth Series -- Service Shares
..  New Discovery Series -- Service Shares
..  Value Series -- Service Shares

[LOGO] Oppenheimer Funds/R/
The Right Way to Invest

Oppenheimer Variable Account Funds:
..  Capital Appreciation Fund -- Service Shares
..  High Income Fund -- Service Shares

Panorama Series Fund, Inc.:
..  International Growth Fund -- Service Shares

[LOGO] PUTNAM INVESTMENTS

Putnam Variable Trust:
..  Putnam VT Growth and Income Fund -- Class IB Shares
..  Putnam VT International Equity Fund -- Class IB Shares
..  Putnam VT New Opportunities Fund -- Class IB Shares
..  Putnam VT New Value Fund -- Class IB Shares
..  Putnam VT Voyager Fund -- Class IB Shares

                                    [GRAPHIC]

W&R
TARGET FUNDS
--------------
Waddell & Reed

W&R Target Funds, Inc.
..  W&R Asset Strategy Portfolio
..  W&R Balanced Portfolio
..  W&R Core Equity Portfolio
..  W&R Growth Portfolio

..  W&R International Growth Portfolio (formerly W&R International Portfolio)


..  W&R International Value Portfolio (formerly W&R International II Portfolio)

..  W&R Micro Cap Growth Portfolio
..  W&R Science and Technology Portfolio
..  W&R Small Cap Growth Portfolio
..  W&R Small Cap Value Portfolio
..  W&R Value Portfolio


    This prospectus must be accompanied by the current prospectuses of the Funds. You should read the prospectus carefully and retain it for future reference.

    The Policy has not been approved or disapproved by the SEC. Neither the SEC nor any state has determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   [LOGO] MINNESOTA LIFE
    400 Robert Street North . St. Paul, Minnesota 55101-2098
    Ph 651/665-3500 . http:/www.minnesotalife.com

    Dated:

Table of Contents


     Summary of Benefits and Risks                                                           1

     General Descriptions                                                                    5
           Minnesota Life Insurance Company                                                  5
           Variable Life Account                                                             6
           The Funds                                                                         6
           Additions, Deletions or Substitutions                                             9
           The Guaranteed Interest Account                                                  10
           Payments Made by Underlying Mutual Funds                                         11


       Detailed Information about the Variable Adjustable Life Survivor Insurance Policy    12
           Adjustable Life Insurance                                                        12
           Policy Adjustments                                                               13
           Applications and Policy Issue                                                    15
           Policy Premiums                                                                  16
           Account Value                                                                    19
           Death Benefit Options                                                            23
           Policy Loans                                                                     24
           Surrender                                                                        25
           Free Look                                                                        26
           Policy Charges                                                                   26
           Other Policy Provisions                                                          28
           Additional Benefits                                                              30

     Other Matters                                                                          31
           Federal Tax Status                                                               31
           Voting Rights                                                                    35
           Compensation Paid for the Sale of Policies                                       36
           Legal Proceedings                                                                37
           Registration Statement                                                           37

     Statement of Additional Information                                                    38

                (This page has been left blank intentionally.)

Summary of Benefits and Risks

The following summary is designed to answer certain general questions concerning the Policy and to give you a brief overview of the more significant features. The summary is not comprehensive and you should review the information contained elsewhere in this prospectus. This prospectus describes a variable adjustable life second death insurance policy called VAL Survivor providing a death benefit on the second death. As the policy owner, you can exercise all the rights under the Policy, including the right to change the owner and the beneficiary and the right to make policy adjustments. This kind of policy is intended for the use of persons who wish to combine both life insurance and the accumulation of cash values; it is not suitable as a short-term investment vehicle.

What are some of the benefits of the Policy?

The Policy described in this prospectus combines a guaranteed plan of insurance, flexible administrative procedures, and significant and useful market sensitive investment features.

What is the guaranteed plan of insurance?

For any given level of premium, face amount and death benefit option, we guarantee a specific plan of insurance. The plan of insurance is the period during which insurance coverage is guaranteed and the period during which you must pay premiums to maintain that guarantee. These two periods are not always the same. For example, the Policy could have insurance coverage for life, with premiums payable for 30 years. See "Adjustable Life Insurance" on page 11.

What makes the Policy "Adjustable"?

The Policy is called "Adjustable" because it allows you the flexibility to tailor your Policy to your needs at issue and thereafter to change or adjust your Policy as your insurance needs change. Within very broad limits, including those designed to assure that the Policy qualifies as life insurance for tax purposes, you may choose the level of premium you wish to pay, the face amount and death benefit option that you need. Based on these three factors, we will calculate the guaranteed plan of insurance. Some limitations do apply to policy adjustments. See "Policy Adjustments" on page 12.

The maximum plan of insurance available is a whole life plan where the Policy becomes paid-up after the payment of ten annual base premiums. The minimum plan of insurance that we offer at original issue is a protection plan that provides guaranteed insurance coverage for ten years with premiums payable for ten years. See "Adjustable Life Insurance" on page 11. A protection plan of insurance guarantees insurance coverage and a certain premium level, for a specified number of years, always less than for whole life. A protection plan offers the most insurance protection with the lowest initial level of premiums and with the least cash value.

For any given face amount and death benefit option, you may select a premium that results in a plan that falls anywhere between the minimum protection plan and the maximum whole life plan. In general, the higher the premium you pay, the greater will be your cash value accumulation at any given time and therefore, for whole life plans, the shorter the period during which you need to pay premiums before your Policy becomes paid-up.

What makes the Policy "Variable"?

The Policy is called "Variable" because unlike traditional whole life and universal life contracts which provide for accumulations of contract values at fixed rates determined by the insurance company, the value in the Policy may be invested in a separate account of ours called the Minnesota Life Variable Life Account. The sub-accounts of the separate account are invested in corresponding Portfolios of the

Funds. Your policy values invested in these sub-accounts will fluctuate with the performance of the sub-accounts and will reflect market rates of return. See "Variable Life Account" and "Funds" on page 6.

Those seeking the traditional insurance protections of a guaranteed cash value may allocate premiums to the guaranteed interest account, which is a general account option with a guaranteed accumulation at a fixed rate of interest. With the guaranteed interest account, you do not bear the risk that adverse investment performance will depreciate the account value. See "The Guaranteed Interest Account" on page 10.

What death benefit options are offered under the Policy?

The Policy provides two death benefit options: the Cash Option and the Protection Option. Your choice will depend on which option best fits your need.

The Cash Option provides a fixed death benefit equal to the guaranteed face amount. Favorable nonguaranteed elements, including investment returns, will be reflected in increased account values. The death benefit will vary only if necessary to satisfy the definition of life insurance.


The Protection Option provides a variable death benefit equal to the guaranteed face amount plus the policy value. Favorable nonguaranteed elements, including investment returns, will be reflected both in increased life insurance coverage and increased account values. See "Death Benefit Options" on page 22.


Do you have access to your policy values?


Yes. Your policy value is the account value plus any policy loan. See "Account Value" on page 18. You may transfer account values among the available investment options, make a partial surrender of the account values, or surrender the Policy. There may be a Surrender Charge when the Policy is surrendered. See "Transfers" on page 19 and "Surrender" on page 25. You may also borrow up to 90 percent of your policy value less surrender charge as a policy loan. See "Policy Loans" on page 23. Some of these transactions may have significant tax consequences. See "Federal Tax Status" on page 30.


What are some of the risks of the Policy?

There is an investment risk. A variable adjustable life insurance policy is intended for those who wish to combine both life insurance and the accumulation of cash values; it is not suitable as a short-term investment vehicle. The values in the sub-accounts have no guaranteed minimum account value. The claims-paying ability of Minnesota Life as measured by independent rating agencies does not provide any guarantees of the investment performance of the Variable Life Account. Therefore, you bear the risk that adverse investment performance may depreciate your investment in the Policy. Additional information concerning investment objectives and policies of the Portfolios (including a comprehensive discussion of the risks of each Portfolio) may be found in the current prospectuses for each Fund which accompany this prospectus. You should carefully review each Fund prospectus before purchasing the Policy. See "Account Value" on page 18.

There is a risk that a Policy will terminate. This will occur if there is insufficient account value to cover policy charges, or if there is no account value when there is a policy loan. Policy loans may increase the risk that the Policy will terminate. If a Policy with a substantial loan terminates, there may be significant negative tax consequences. Policy loans may also have a negative impact on the cash value, and may reduce the death benefit. See "Policy Premiums" on page 15.

You may fully surrender the Policy; in some situations there will be a Surrender Charge. Surrendering your Policy may have significant tax consequences.

You may make a partial surrender of the account values. A partial surrender may be subject to a transaction charge equal to the lesser of $25 or 2 percent of the amount of the partial surrender. A partial surrender will reduce the account value and the death benefit and will increase the risk of lapse or termination. In addition, a partial surrender may have significant tax consequences. See "Federal Tax Status" on page 30.


There is risk that the Policy may not qualify as life insurance for federal tax purposes. We believe that a Policy issued on the basis of a standard premium class should so qualify. However, it is not clear whether a Policy issued on a sub-standard basis would qualify. Failure to qualify would mean that the death proceeds would be included in the beneficiary's gross income for federal income tax purposes, and that cash values are not constructively received until they are actually received.


There is also a risk that a Policy qualifying as life insurance will be treated as a modified endowment contract ("MEC"). A MEC is treated as life insurance with respect to the tax treatment of death proceeds and the tax-free inside build-up of yearly cash value increases. However, any amounts you receive, such as cash withdrawals, loans or amounts received from partial or total surrender of the Policy are includable in gross income on an income-first basis. With certain exceptions, the tax treatment includes a ten percent additional income tax imposed on the portion of any distribution that is included in income. See "Federal Tax Status" on page 30.


Summary Fee Tables

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Policy.

Transaction Fees

This table describes the fees and expenses that you will pay at the time that you buy the Policy, pay premiums, surrender the Policy, adjust the Policy or make transfers between the investment options.

         Charge             When Charge is Deducted        Amount Deducted
Premium Charge             Upon premium payment       Maximum of 5.75 percent
                                                      of premium in all years(1)
Policy Adjustment          At policy adjustment for   $95
Transaction Charge(2)      changes in premium, face
                           amount, plan of
                           insurance, and death
                           benefit option
Partial Surrender          At partial surrender       Lesser of $25 or 2
Transaction Charge                                    percent of partial
                                                      surrender amount
Transfer Transaction       At transfer of cash values Maximum of $25; currently
Charge                                                $10(3)
Surrender Charge           At policy surrender or     Maximum of the sum of all
                           termination                monthly Policy Issue
                                                      Charges, remaining unpaid
                                                      from the time of
                                                      surrender or termination
                                                      to the end of the
                                                      applicable ten year
                                                      period(4)

(1) The premium charge applies to base premiums and non-repeating premiums. It does not apply to premiums for Additional Benefits. See "Additional Benefits" on page 29. This charge is currently 5.75 percent on base premiums and 3 percent on non-repeating premiums. Base premiums are premiums paid for the basic policy before any premiums for additional benefits. Non-repeating premiums are premiums paid in addition to planned premiums.


(2) See "Policy Adjustments" on page 12.

(3) The transfer transaction charge only applies to non-systematic transfers in excess of 12 per year. See "Transfers" on page 19.

(4) The Policy Issue Charge is assessed during the first ten years after policy issue or policy adjustment involving an increase in premium or net amount at risk. See Periodic Charges table below. If the Policy is terminated or surrendered during that ten year period, we will assess a Surrender Charge. The maximum Surrender Charge is the sum of all monthly Policy Issue Charges, remaining unpaid from the time of surrender or termination to the end of the applicable ten year period. This amount will not be adjusted for present value.

       Periodic Charges Other Than Investment Option Operating Expenses

The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including fees and expenses of the variable investment options.

         Charge             When Charge is Deducted        Amount Deducted
Monthly Policy Charge      Monthly                    Maximum of $15 plus $0.03
                                                      per $1,000 of face
                                                      amount; currently $10
                                                      plus $0.02 per $1,000 of
                                                      face amount
Policy Issue Charge(1)     Monthly                    Maximum of $2.80 and
                                                      minimum of $0.08 per
                                                      $1,000 of face amount

                                                      The charge for a
                                                      representative male and
                                                      female nonsmoker standard
                                                      risk age 50 would be
                                                      $0.25 per $1,000 of face
                                                      amount
Cost of Insurance Charge   Monthly                    Maximum of $83.33 and
                                                      minimum of $0.00 per
                                                      $1,000 of net amount at
                                                      risk(2)

                                                      The charge for a
                                                      representative male and
                                                      female nonsmoker standard
                                                      risk age 50 would be
                                                      $0.02 per $1,000 of net
                                                      amount at risk(3)
Cash Extra Charge(3)       Monthly                    Maximum of $76 and
                                                      minimum of $0.00 per
                                                      $1,000 of net amount at
                                                      risk(2)

                                                      The charge for a
                                                      representative male and
                                                      female nonsmoker risk age
                                                      50 would be $0.01 per
                                                      $1,000 of face amount(3)
Mortality and Expense      Daily                      An annual rate of 0.50
Risk Charge                                           percent of average daily
                                                      net assets of Variable
                                                      Life Account
Loan Interest Charge(4)    Annually and upon policy   Loan interest accrues
                           adjustment                 daily at an annual rate
                                                      of 5 percent of loan
                                                      amount
Additional Benefits:
 a)Waiver of Premium       Upon premium payment        a)Maximum of $11.24 and
   Agreement                                             minimum of $0.12 per
                                                         $1,000 of face amount
                                                         annually

                                                      The charge for a
                                                      representative male
                                                      nonsmoker age 50 would be
                                                      $1.13 per $1,000 of face
                                                      amount annually(3)

         Charge             When Charge is Deducted        Amount Deducted
 b)Estate Preservation     Upon premium payment        b)Maximum of $30.24 and
   Agreement                                             minimum of $0.05 per
                                                         $1,000 of agreement
                                                         coverage annually
                                                         before term election.
                                                         The charge for a
                                                         representative male
                                                         and female nonsmoker
                                                         age 50 would be $0.16
                                                         per $1,000 of
                                                         agreement coverage
                                                         annually

                                                      Maximum of $269.80 and
                                                      minimum of $0.31 per
                                                      $1,000 after election
                                                      annually. The charge for
                                                      a representative male
                                                      nonsmoker age 65 would be
                                                      $4.70 per $1,000
                                                      annually(3)

(1) A Policy Issue Charge is assessed during the first ten years after policy issue or policy adjustment involving an increase in premium or in the net amount at risk. The charge varies by the ages and underwriting classes of the insureds. The charge may not be representative of the charge for particular insureds. More information regarding the charge for specific insureds is available upon request to us.

(2) Net amount at risk is defined as death benefit minus policy value.

(3) The charge varies by the ages and underwriting classes of the insureds. The charge may not be representative of the charge for particular insureds. More information regarding the charge for specific insureds is available upon request to us.


(4) See "Policy Loan Interest" on page 23.


                 Total Annual Operating Expenses of the Funds

This table describes the total annual operating expenses associated with the Funds that you will pay while you own the Policy. The table shows the minimum and maximum expenses (as a percentage of Fund assets) charged by any of the Funds. More detail concerning a particular Fund and its portfolios' fees and expenses is contained in the prospectus for that Fund.


                           Charge                 Minimum Maximum
                   Total Fees and Expenses(1)      0.45%   1.79%


(1) The total fees and expenses include the investment management fee, distribution (12b-1) fee and other expense for the Funds.

General Descriptions

Minnesota Life Insurance Company

We are Minnesota Life Insurance Company, a life insurance company organized under the laws of Minnesota. Minnesota Life was formerly known as The Minnesota Mutual Life Insurance Company, a mutual life insurance company organized in 1880 under the laws of Minnesota. Effective October 1, 1998, The Minnesota Mutual Life Insurance Company reorganized by forming a mutual insurance holding company named Minnesota Mutual Companies, Inc. The Minnesota Mutual
Life Insurance Company continued its corporate existence following conversion to a Minnesota stock life insurance company named Minnesota Life Insurance Company. All of the shares of the voting stock of Minnesota Life are owned by a second tier intermediate stock holding company named Securian Financial Group, Inc., which in turn is a wholly-owned subsidiary of a first tier intermediate stock holding company named Securian Holding Company, which in turn is a wholly-owned subsidiary of the ultimate parent, Minnesota Mutual Companies, Inc.

Our home office is at 400 Robert Street North, St. Paul, Minnesota 55101-2098, telephone: (651) 665-3500. We are licensed to conduct life insurance business in all states of the United States (except New York where we are an authorized reinsurer), the District of Columbia, Canada, Puerto Rico and Guam.

Variable Life Account

On October 21, 1985, our Board of Trustees established a separate account, called the Minnesota Life Variable Life Account, in accordance with certain provisions of the Minnesota insurance law. The separate account is registered as a "unit investment trust" with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 ("1940 Act"). Registration under the Act does not signify that the SEC supervises the management, or the investment practices or policies, of the Variable Life Account. The separate account meets the definition of a "separate account" under the federal securities laws.

We are the legal owner of the assets in the Variable Life Account. Minnesota Life is obligated to pay all amounts promised to policy owners and beneficiaries under the Policies. The Minnesota law under which the Variable Life Account was established provides that the assets of the Variable Life Account shall not be chargeable with liabilities arising out of any other business which we may conduct, but shall be held and applied exclusively to the benefit of the holders of those variable life insurance policies for which the separate account was established. The investment performance of the Variable Life Account is entirely independent of both the investment performance of our General Account and of any other separate account which we may have established or may later establish.

The Variable Life Account currently has forty-nine sub-accounts to which you may allocate premiums. Each sub-account invests in shares of a corresponding Portfolio of the Funds.

The Funds

Below is a list of the Portfolios and their investment adviser or sub-adviser. Prospectuses for the Funds must accompany this Prospectus. You should carefully read these prospectuses before investing in the Policy.


                               Investment                 Investment
     Fund/Portfolio              Adviser                  Sub-Adviser
     --------------            ----------                 -----------
   Advantus Series
   Fund, Inc.:
   Bond Portfolio       Advantus Capital
                          Management, Inc.
   Index 400 Mid-Cap    Advantus Capital
     Portfolio            Management, Inc.
   Index 500 Portfolio  Advantus Capital
                          Management, Inc.
   International Bond   Advantus Capital           Julius Baer Investments
     Portfolio            Management, Inc.         Limited
   Money Market         Advantus Capital
     Portfolio            Management, Inc.
   Mortgage Securities  Advantus Capital
     Portfolio            Management, Inc.
   Real Estate          Advantus Capital
     Securities           Management, Inc.
     Portfolio

                                Investment                  Investment
     Fund/Portfolio               Adviser                   Sub-Adviser
     --------------             ----------                  -----------
   AIM Variable
   Insurance Fund:
   AIM V.I. Aggressive   A I M Advisors, Inc.
     Growth Fund -
     Series II Shares
   AIM V.I. Balanced     A I M Advisors, Inc.
     Fund - Series II
     Shares
   AIM V.I. Dent         A I M Advisors, Inc.        H.S. Dent Advisors, Inc.
     Demographic                                       (through June 30, 2005)
     Trends Fund -
     Series II Shares
   AIM V.I. Premier      A I M Advisors, Inc.
     Equity Fund -
     Series II Shares
   American Century Variable Portfolios, Inc.:
   VP Income & Growth    American Century
     Fund - Class II       Investment
     Shares              Management, Inc.
   VP Ultra(R) Fund -    American Century
     Class II Shares       Investment
                         Management, Inc.
   VP Value Fund -       American Century
     Class II Shares       Investment
                         Management, Inc.
   Credit Suisse Trust:
   Global Small Cap      Credit Suisse Asset
     Portfolio             Management, LLC
   Fidelity Variable Insurance Products Funds:
   Contrafund(R)         Fidelity Management &
     Portfolio -         Research Company, FMR
     Service Class 2     Co., Inc., Fidelity
     Shares              Management & Research
                         (U.K.) Inc. (FMR U.K.),
                         Fidelity Management &
                         Research (Far East) Inc.
                         (FMR Far East), Fidelity
                         International Investment
                         Advisors (FIIA), Fidelity
                         International Investment
                         Advisors (U.K.) Limited
                         (FIIA(U.K.)L), Fidelity
                         Investments Japan Limited
                         (FIJ)
   Equity-Income         Fidelity Management &
     Portfolio -         Research Company, FMR
     Service Class 2     Co., Inc., Fidelity
     Shares              Management & Research
                         (U.K.) Inc. (FMR U.K.),
                         Fidelity Management &
                         Research (Far East) Inc.
                         (FMR Far East), Fidelity
                         International Investment
                         Advisors (FIIA), Fidelity
                         International Investment
                         Advisors (U.K.) Limited
                         (FIIA(U.K.)L), Fidelity
                         Investments Japan Limited
                         (FIJ)
   Mid Cap Portfolio -   Fidelity Management &
     Service Class 2     Research Company, FMR
     Shares              Co., Inc., Fidelity
                         Management & Research
                         (U.K.) Inc. (FMR U.K.),
                         Fidelity Management &
                         Research (Far East) Inc.
                         (FMR Far East), Fidelity
                         International Investment
                         Advisors (FIIA), Fidelity
                         International Investment
                         Advisors (U.K.) Limited
                         (FIIA(U.K.)L), Fidelity
                         Investments Japan Limited
                         (FIJ)

                                Investment                  Investment
     Fund/Portfolio               Adviser                   Sub-Adviser
     --------------             ----------                  -----------
   Franklin Templeton Variable Insurance Products
   Trust:
   Franklin Large Cap    Franklin Advisers, Inc.
     Growth Securities
     Fund - Class 2
     Shares
   Franklin Small-Mid    Franklin Advisers, Inc.
     Cap Growth
     Securities Fund -
     Class 2 Shares
   Mutual Shares         Franklin Mutual Advisers,
     Securities Fund -     LLC
     Class 2 Shares
   Templeton             Templeton Asset
     Developing            Management Ltd.
     Markets
     Securities Fund -
     Class 2 Shares
   Templeton Global      Templeton Investment
     Asset Allocation      Counsel, LLC
     Fund - Class 2
     Shares
   Janus Aspen Series:
   Balanced Portfolio    Janus Capital
     - Service Shares
   Forty Portfolio -     Janus Capital
     Service Shares
   International         Janus Capital
     Growth Portfolio
     - Service Shares
   MFS(R) Variable Insurance Trust/sm/:
   Investors Growth      Massachusetts Financial
     Stock Series -        Services
     Service Shares      Company
   Mid Cap Growth        Massachusetts Financial
     Series - Service      Services
     Shares              Company
   New Discovery         Massachusetts Financial
     Series - Service      Services
     Shares              Company
   Value Series -        Massachusetts Financial
     Service Shares        Services
                         Company
   Oppenheimer Variable Account Funds:
   Capital               OppenheimerFunds, Inc.
     Appreciation Fund
     - Service Shares
   High Income Fund -    OppenheimerFunds, Inc.
     Service Shares
   Panorama Series Fund, Inc.:
   International         OppenheimerFunds, Inc.
     Growth Fund -
     Service Shares
   Putnam Variable Trust:
   Putnam VT Growth      Putnam Investment
     and Income Fund -     Management, LLC
     Class IB Shares
   Putnam VT             Putnam Investment
     International         Management, LLC
     Equity - Class IB
     Shares
   Putnam VT New         Putnam Investment
     Opportunities         Management, LLC
     Fund - Class IB
     Shares
   Putnam VT New Value   Putnam Investment
     Fund - Class IB       Management, LLC
     Shares
   Putnam VT Voyager     Putnam Investment
     Fund - Class IB       Management, LLC
     Shares

                               Investment                 Investment
     Fund/Portfolio              Adviser                  Sub-Adviser
     --------------            ----------                 -----------
   W&R Target Funds, Inc.:
   W&R Asset Strategy   Waddell & Reed Investment
     Portfolio          Management Company
   W&R Balanced         Waddell & Reed Investment
     Portfolio          Management Company
   W&R Core Equity      Waddell & Reed Investment
     Portfolio          Management Company
   W&R Growth Portfolio Waddell & Reed Investment
                        Management Company
   W&R International    Waddell & Reed Investment
     Growth Portfolio   Management Company
   W&R International    Waddell & Reed Investment  Templeton Investment
     Value Portfolio      Management Company       Counsel, LLC
   W&R Micro Cap        Waddell & Reed Investment  Wall Street Associates
     Growth Portfolio     Management Company
   W&R Science and      Waddell & Reed Investment
     Technology           Management Company
     Portfolio
   W&R Small Cap        Waddell & Reed Investment
     Growth Portfolio     Management Company
   W&R Small Cap Value  Waddell & Reed Investment  BlackRock Financial
     Portfolio            Management Company       Management, Inc.
   W&R Value Portfolio  Waddell & Reed Investment
                          Management Company

Additions, Deletions or Substitutions

We reserve the right to add, combine or remove any sub-accounts of the Variable Life Account when permitted by law. Each additional sub-account will purchase shares in a new portfolio or mutual fund. Such sub-accounts may be established when, in our sole discretion, marketing, tax, investment or other conditions warrant such action. We will use similar considerations should there be a determination to eliminate one or more of the sub-accounts of the Variable Life Account. The addition of any investment option will be made available to existing policy owners on such basis as may be determined by us.

We retain the right, subject to any applicable law, to make substitutions with respect to the investments of the sub-accounts of the Variable Life Account. If investment in a Fund Portfolio should no longer be possible or if we determine it becomes inappropriate for Policies of this class, we may substitute another mutual fund or portfolio for a sub-account. Substitution may be made with respect to existing policy values and future premium payments. A substitution may be made only with any necessary approval of the SEC.

We reserve the right to transfer assets of the Variable Life Account as determined by us to be associated with the Policies to another separate account. A transfer of this kind may require the approvals of state regulatory authorities and of the SEC.

We also reserve the right, when permitted by law, to de-register the Variable Life Account under the 1940 Act, to restrict or eliminate any voting rights of the policy owners, and to combine the Variable Life Account with one or more of our other separate accounts.

The Funds serve as the underlying investment medium for amounts invested in life insurance company separate accounts funding both variable life insurance policies and variable annuity contracts as the investment medium for such policies and contracts issued by Minnesota Life and other affiliated and unaffiliated life insurance companies, and as the investment medium when used by both a life insurance company to fund its policies or contracts and a participating qualified plan to fund plan benefits. It is possible that there may be circumstances where it is disadvantageous for either: (i) the owners of variable life insurance policies and variable annuity contracts to invest in one of the Funds at the same time, or (ii) the owners of such policies and contracts issued by different life insurance companies to invest in one of the Funds at the same time or (iii) participating qualified plans to invest in shares of one of the Funds at the same time as one or more life insurance companies. Neither the Funds nor Minnesota Life currently foresees any disadvantage, but if one of the Funds determines that there is any such disadvantage due to a material conflict of interest between such policy owners and contract owners, or between different life insurance companies, or between participating qualified plans and one or more life insurance companies, or for any other reason, one of the Funds' Board of Directors will notify the life insurance companies and participating qualified plans of such conflict of interest or other applicable event. In that event, the life insurance companies or participating qualified plans may be required to sell the applicable Funds' shares with respect to certain groups of policy owners or contract owners, or certain participants in participating qualified plans, in order to resolve any conflict. The life insurance companies and participating qualified plans will bear the entire cost of resolving any material conflict of interest.

The Guaranteed Interest Account

The guaranteed interest account is a general account option. You may allocate net premiums and may transfer your account value subject to Policy limitations to the guaranteed interest account which is part of our general account.

Because of exemptive and exclusionary provisions, interests in our general account have not been registered under the Securities Act of 1933, and the general account has not been registered as an investment company under the 1940 Act. Therefore, neither the guaranteed interest account nor any interest therein is subject to the provisions of these Acts, and we have been advised that the staff of the SEC does not review disclosures relating to the guaranteed interest account. Disclosures regarding the guaranteed interest account may, however, be subject to certain generally applicable provisions of the Federal Securities Laws relating to the accuracy and completeness of statements made in prospectuses.

This prospectus describes a VAL Survivor insurance policy and is generally intended to serve as a disclosure document only for the aspects of the Policy relating to the sub-accounts of the Variable Life Account. For complete details regarding the guaranteed interest account, please see the VAL Survivor Policy.

General Account Description Our general account consists of all assets owned by us other than those in the Variable Life Account and any other separate accounts which we may establish. The guaranteed interest account is that portion of our general assets which is attributable to this Policy and policies of this class, exclusive of policy loans. The description is for accounting purposes only and does not represent a division of the general account assets for the specific benefit of contracts of this class. Allocations to the guaranteed interest account become part of our general assets and are used to support insurance and annuity obligations. Subject to applicable law, we have sole discretion over the investment of assets of the general account. Policy owners do not share in the actual investment experience of the assets in the general account.

You may allocate or transfer a portion or all of the net premiums to accumulate at a fixed rate of interest in the guaranteed interest account. We guarantee such amounts as to principal and a minimum rate of interest. Transfers to and from the guaranteed interest account to the sub-accounts of the Variable Life Account are subject to certain limitations with respect to timing and amount.

General Account Value We bear the full investment risk for amounts allocated to the guaranteed interest account. We guarantee that interest credited to each policy owner's account value in the guaranteed interest account will not be less than an annual rate of 3 percent without regard to the actual investment experience of the general account.

We may, at our sole discretion, credit a higher rate of interest, "excess interest," although we are not obligated to credit interest in excess of 3 percent per year, and may not do so. Any interest credited on the Policy's account value in the guaranteed interest account in excess of the guaranteed minimum rate per year will be determined at our sole discretion. You assume the risk that interest credited may not exceed the guaranteed minimum rate.

Even if excess interest is credited to your account value in the guaranteed interest account, we will not credit excess interest to that portion of the policy value which is in the loan account in the general account. However, such loan account will be credited interest at a rate which is not less than the policy loan interest rate minus 1 percent per year.


Payments Made by Underlying Mutual Funds



Minnesota Life pays the costs of selling Policies; some of these costs are described in more detail above in this prospectus. This benefits the underlying mutual funds by providing increased distribution of the shares of such funds. The underlying mutual funds, or their investment advisers or principal underwriters, may pay Minnesota Life (or Minnesota Life affiliates) a fee for the purpose of reimbursing Minnesota Life for the costs of certain distribution or operational services that Minnesota Life provides and that benefit the funds. Payments from an underlying fund that relate to distribution services are made pursuant to the fund's 12b-1 plan, under which the payments are deducted from the fund's assets and described in the fee table included in the fund's prospectus. 12b-1 payments from underlying funds in this Policy are 0.25 percent of fund assets held in the Variable Life Account.



In addition, payments may be made pursuant to service/administration agreements between Minnesota Life (or Minnesota Life affiliates) and the underlying mutual fund's investment adviser (or its affiliates), in which case payments are typically made from assets of that firm and not from the assets of the fund. Service and administrative payments reimburse Minnesota Life or its affiliates for such things as Minnesota Life's aggregation of all policy owner purchase, redemption, and transfer requests within the sub-accounts of the Variable Life Account each business day and the submission of one net purchase/redemption request to each underlying mutual fund. When the Variable Life Account aggregates such transactions through the Variable Life Account's omnibus account with an underlying mutual fund, the fund avoids the expenses associated with processing individual transactions. Those expenses are incurred by Minnesota Life as part of its policy administration. Service and administrative payments received by Minnesota Life or its affiliates range in amounts from 0 percent to 0.25 percent of fund assets held in the Variable Life Account.



Minnesota Life took into consideration anticipated payments from underlying mutual funds held in the Variable Life Account when it determined the charges that are assessed under the Policy. Without these payments, certain Policy charges would likely be higher than they are currently.



Minnesota Life considers profitability when determining the charges in the Policy. In early policy years, Minnesota Life does not anticipate earning a profit, since that is a time when administrative and distribution expenses are typically higher. Minnesota Life does, however, anticipate earning a profit in later policy years. In general, Minnesota Life's profit will be greater the longer a Policy is held and the greater a Policy's investment return.

Detailed Information about the
Variable Adjustable Life Survivor Insurance Policy

Adjustable Life Insurance


This Policy pays a death benefit at the death of the second to die of two named insureds. This Policy, like conventional adjustable life insurance, permits you to determine the amount of life insurance protection you need and the amount of money you plan to pay. Based on your selection of the premium, face amount and death benefit option, we will calculate the guaranteed plan of insurance.


Generally speaking, as long as premiums are paid as planned, a plan of insurance refers to the period during which insurance is guaranteed and the period during which you have planned to pay premiums. In defining the guaranteed plan of insurance, we use certain assumptions for mortality, expenses and investment returns. The tabular value represents what the policy value would be if the actual experience of the Policy were to match exactly with the mortality, expense and investment return assumptions used in calculating the guaranteed plan of insurance. Thus, adjustable life allows you the flexibility to customize a Policy to meet your needs. Theoretically, each Policy can be unique because of the different combinations of ages, amount of life insurance protection and premium. In addition, adjustable life is designed to adapt to your changing needs and objectives by allowing you to change your Policy after issue. You may adjust the face amount and premium level, and thus the plan of insurance, subject to the limitations described herein, so long as the Policy remains in force.

Flexibility at Issue Subject to certain minimums, maximums and our underwriting standards, you may choose any level of premium or death benefit that you wish. This flexibility results in a broad range of plans of insurance.

Whole life plans of insurance provide life insurance in an amount at least equal to the face amount at the second death whenever that occurs. Premiums may be payable for a specified number of years or until the second death.

Protection plans of insurance provide life insurance in an amount at least equal to the face amount for a specified period, with premiums payable for the same specified period.

The larger the premium you pay, the larger the policy values you may expect to be available for investment in the Fund Portfolios. Under the Policy, the highest premium permitted at the time of issue, for a specific death benefit, is one which will provide a fully paid-up Policy after the payment of ten annual base premium payments. A Policy becomes paid-up when its policy value is such that no further premiums are required to provide the death benefit until the second death, provided there is no policy indebtedness.

Examples of whole life plans include Policies which become paid-up upon the payment of a designated number of annual premiums, such as ten pay life or twenty pay life. If you select a premium level for a specific face amount which would cause the Policy to become paid-up at other than a policy anniversary, you will be required to pay premiums until the policy anniversary immediately following the date the Policy is scheduled to become paid-up.


Your Policy may contain the Enhanced Guarantee Choice Agreement which provides for an improved guaranteed plan of insurance if you elect to participate in an Acceptable Allocation Program (AAP). For whole life plans of insurance, an improved guaranteed plan of insurance means that premiums are required for a shorter period of time; for protection plans of insurance, an improved guaranteed plan of insurance means that the specified period of coverage will be longer. For each AAP, we will choose a specific group of sub-accounts and determine the proportion of all transactions that will be allocated to each of those sub-accounts. You will have several AAPs from which to choose. In order to preserve the chosen proportion, you must agree to certain limitations regarding the allocation of premiums, transfers of policy values, allocation of partial surrenders, allocation of policy loans, and allocation of monthly charges described elsewhere in this prospectus. From time to time we may change the AAPs which we offer.

The lowest annual base premium allowed for any plan of insurance is $600. Subject to this limitation, the lowest premium you may choose for any specific amount of life insurance protection is a premium which will provide a death benefit for a period of ten years from the policy date.

The minimum initial face amount on a Policy is $200,000.

Policy Adjustments

Adjustable life insurance policies allow you to change the premium, face amount or the death benefit option of the Policy after it is issued. Subject to the limitations described more fully below, you can at any time change the face amount, the death benefit option or your premium. Any of those changes will usually result in a change in the plan of insurance. Depending upon the change you request, the premium paying period or the guaranteed period of coverage may be lengthened or shortened.

Changes in premium, face amount or the death benefit option are referred to as policy adjustments. A partial surrender of a Policy's cash value, an adjustment so that there are no further base premiums, a change in underwriting classification or any change requiring evidence of insurability are also policy adjustments. All adjustments may be made singly or in combination with another.

If you add or remove the Enhanced Guarantee Choice Agreement or change to another AAP, we will adjust the policy. The face amount and premium of the policy will remain unchanged, but the resulting plan of insurance may be different as a result of the policy adjustment.


Ordinarily the payment of a non-repeating premium does not cause an adjustment to the Policy; however, when a non-repeating premium is received in connection with a Section 1035 exchange, we will automatically adjust your Policy.



When a Policy is adjusted, we compute the new plan of insurance, face amount or premium amount. If your Policy has the Cash Option and a partial surrender of account value is made, the Policy will be automatically adjusted to a new face amount which will be equal to the old face amount less the amount of the partial surrender. You may also adjust your Policy so that the base premium is zero. An adjustment providing for no further base premium is also referred to as a "stop premium" mode and is described in "Non-Payment of Premiums and Termination" under "Policy Premiums." Certain adjustments may cause a Policy to become a modified endowment contract. See "Federal Tax Status" for a description of the federal tax treatment of modified endowment contracts.


In computing a new plan of insurance as a result of an adjustment, we will make the calculation on the basis of the higher of the Policy's "tabular value" or 75 percent of the Policy's "policy value" at the time of the change. The "policy value" is the account value of the Policy plus the amount of any policy loan, while the "tabular value" is the value underlying the guaranteed plan of insurance. If 75 percent of the policy value is higher than the tabular value, a policy adjustment will translate the excess value into an improved plan of insurance. If 75 percent of the policy value is less than the tabular value, using the tabular value ensures that the Policy's guarantee of a minimum death benefit is not impaired by the adjustment.

Any adjustment will result in a redetermination of a Policy's tabular value. After adjustment, the tabular value shall be equal to the greater of 75 percent of the policy value or the tabular value prior to that adjustment, plus any non-repeating premium paid at the time of the adjustment and minus the amount of any partial surrender made at the time of the adjustment. For any policy adjustment on a policy with the Enhanced Guarantee Choice Agreement, we will calculate a new plan of insurance on the basis of the greater of the tabular value or 80 percent of the policy value. After the adjustment, the new tabular value will equal the greater of 80 percent of the policy value or the old tabular value.

On adjustment, you may request a new Policy face amount. In the absence of your instructions, we will calculate the face amount after adjustment depending on the Policy's death benefit option and the type of adjustment. If the Policy has the Cash Option, we will reduce the face amount by the amount of any partial surrender. With the Protection Option, we will not reduce the face amount, but the death benefit will be reduced by the amount of the partial surrender.

All of these changes may be accomplished under a single Policy. There is no need to surrender the Policy or purchase a new one simply because of a change in your insurance needs. Whenever adjustments are made, new policy information pages will be provided. These pages state the new face amount, death benefit option, premium, plan of insurance and attained ages of both insureds.

Adjustments can be made on any monthly anniversary of the policy date; only one adjustment may be made each month. You may request a policy adjustment by completing an application for adjustment. Any adjustment will be effective on the date that it is approved by us and recorded at our home office.

Restrictions on Adjustments An adjustment must satisfy certain limitations on premiums, face amount and plan of insurance. Limitations are also designed to ensure that the Policy qualifies as life insurance for federal tax purposes. Other limitations on adjustments and combinations of adjustments may also apply. The current limits on adjustments are those described here. We reserve the right to change these limitations from time to time.

(1) Any adjustment for a change of premium must result in a change of the annual premium of at least $300.

(2) Any Policy adjustment, other than a change to a stop premium, must result in a Policy with an annual base premium of at least $600.

(3) Any adjustment for a change of the face amount must result in a change of the face amount of at least $50,000, except for a partial surrender.

(4) An adjustment may not result in more than a paid-up whole life plan for the current face amount.

(5) Any adjustment involving an increase in premium may not result in a whole life plan of insurance requiring the payment of premiums for less than ten years.

(6) After an adjustment involving an increase in premium or net amount of risk, the Policy must provide insurance to the next policy anniversary at or after ten years from the date of adjustment.

(7) An adjustment to stop premium requires that a Policy have an account value at the time of the adjustment sufficient to keep the Policy in force until the next policy anniversary, unless the next anniversary is less than four months following the adjustment date. In that case there must be sufficient account value to keep the Policy in force until the second anniversary following the adjustment date.

(8) After any adjustment, other than those described in (6) and (7), the Policy must provide insurance to the later of: (a) the anniversary at or following four months from the date of adjustment; or (b) ten years from the policy date.

(9) No adjustments may be made during the first policy year.

Proof of Insurability We require proof of insurability for all adjustments resulting in an increase in death benefit. In addition, except for partial surrenders to pay premiums on any benefits and riders, we require proof of insurability for partial surrenders where, at the request of the policy owner, no reduction is made in the Policy's death benefit. Decreases in face amount or premium and increases in premium not resulting in any increase in death benefit do not require evidence of insurability. We may require evidence of insurability when a non-repeating premium is paid if the death benefit of your Policy increases as a result of the payment of a non-repeating premium.

We may also require evidence of insurability to change underwriting classification or to add additional benefits.

Charges in Connection with Policy Adjustments In connection with a policy adjustment, we will make a $95 charge to cover the administrative costs associated with processing the adjustment. If, however, the only policy adjustment is a partial surrender, the transaction charge shall be the lesser of $25 or 2 percent of the amount surrendered. In addition, because of the underwriting and selling expenses anticipated for any change resulting in an increase in premium or net amount at risk, we will assess a policy issue charge for an adjustment. See "Policy Charges."

The chart below illustrates the effect of certain policy adjustments:

             Adjustment                 Effect
             Decrease the face amount   The guaranteed period of
             and keep premiums the same coverage will generally
                        OR              be longer
             Keep the face amount the              OR
             same and increase premiums The premium paying period
                        OR              will generally be shorter
             Keep the face amount and
             premiums the same, and
             switch from the
             Protection Option to the
             Cash Option
             Increase the face amount   The guaranteed period of
             and keep premiums the same coverage will generally
                        OR              be shorter
             Keep the face amount the              OR
             same and decrease premiums The premium payment
                        OR              period will generally be
             Keep the face amount and   longer
             premiums the same, and
             switch from the Cash
             Option to the Protection
             Option

Applications and Policy Issue

Persons wishing to purchase a Policy must send a completed application to us at our home office. The minimum face amount we will issue on a Policy is $200,000 and we require an annual base premium on each Policy of at least $600. The minimum plan of insurance at policy issue is a protection plan of insurance which has a level face amount for a period of ten years. Both insureds must be between age 20 and age 90 inclusive when the policy is issued. Before issuing any Policy, we require evidence of insurability on both insureds satisfactory to us, which in some cases will require a medical examination. Persons who present a lower mortality risk are offered the most favorable premium rates, while a higher premium is charged to persons with a greater mortality risk. Acceptance of an application is subject to our underwriting rules and we reserve the right to reject an application for any reason.

If we accept an application, accompanied by a check for all or at least one-twelfth of the annual premium, the policy date will be the issue date, which is the date the decision to accept the application and issue the Policy is made. We will use the policy date to determine subsequent policy anniversaries and premium due dates.

If we accept an application not accompanied by a check for the initial premium, a Policy will be issued with a policy date which is 25 days after the issue date. We have determined 25 days to be the normal time during which delivery of the Policy is expected to occur. No life insurance coverage is provided until the initial premium is paid. If the initial premium is paid after the policy date (and the policy date is not changed as described below), you will have paid for insurance coverage during a period when no coverage was in force. Therefore, in such circumstance you should consider requesting a current policy date, i.e., the date on which our home office receives the premium. You will be sent updated policy pages to reflect the change in policy date. This request should be made at or prior to the time you pay the initial premium.

In certain circumstances it may be to your advantage to have the policy date be the same as the issue date in order to preserve an issue age on which premium rates are based. In that case, all premiums due between the issue date and the date of delivery of the Policy must be paid on delivery.

When the Policy is issued, the face amount, premium, and a listing of any additional benefits are stated on the policy information pages of the policy form, page 1.

Policy Premiums

The Policies have a level premium. We guarantee that we will not increase the amount of premiums for a Policy in force. Subject to the limitations discussed in "Restrictions on Adjustments" under "Policy Adjustments," you may choose to adjust the Policy at any time and alter the amount of future premiums.


The initial premium will depend on the Policy's initial face amount, the death benefit option, the plan of insurance, the ages at issue, genders, risk classifications and tobacco use of each insured and the additional benefits associated with the Policy. The first premium is due as of the policy date and must be paid on or before the date your Policy is delivered. Between the date we receive an initial premium for the Policy, either a full first premium or a partial premium, and the date insurance coverage commences under the Policy, insurance may be in effect under the terms of a temporary insurance agreement. All scheduled premiums after the first premium are payable on or before the date they are due and must be mailed to us at our home office. In some cases, you may elect to have premiums paid under our automatic payment plan through pre-authorized transfers from a bank checking account or such other account as your bank approves.


Premiums on the Policy are payable on an annual, semi-annual or quarterly basis on the due dates set forth in the Policy. You may also pay premiums monthly if you make arrangements for payments through an automatic payment plan established through your bank or if you meet the requirements to establish a payroll deduction plan through your employer. A premium may be paid no earlier than twenty days prior to the date that it is due. You may pay the premium during the 61-day period immediately following the premium due date. Your premium payment, however, must be received in our home office within the 61-day grace period. Insurance will continue during this 61-day period. If the second death occurs during the 61-day period, we will deduct unpaid policy charges for that period from the death proceeds. If premiums are paid on or before the dates they are due or within the grace period, absent any policy loans, the Policy will remain in force even if the investment results of the sub-accounts have been so unfavorable that the account value has decreased to zero. However, should the account value decrease to zero while there is an outstanding policy loan the Policy will terminate, even if the Policy was paid-up and all premiums had been paid.

Charges for additional benefits are deducted from premiums to calculate base premiums. From base premiums we deduct charges assessed against premiums and non-repeating premiums to calculate net premiums.

Net premiums are allocated to the guaranteed interest account or sub-accounts of the Variable Life Account which, in turn, invest in Fund shares.

In rare circumstances, if we receive and allocate your premium before its due date, your Policy will become a modified endowment contract. See "Federal Tax Status." To prevent your Policy from becoming a modified endowment contract, we will hold your premium in a non-interest bearing account until its due date, at which time we will allocate your premium to the guaranteed interest account or sub-accounts of the Variable Life Account.


You select your allocation of net premiums on your application for the Policy. You may change your allocation instructions for future premiums by giving us a signed written request, by calling us at 1-800-277-9244 between the hours of 8:00 a.m. and 4:30 p.m., Central time, our regular business hours, or by contacting us through our Internet Online Service Center. The allocation to the guaranteed interest account or to any sub-account of the Variable Life Account must be in multiples of 1 percent of the net premium. We reserve the right to delay the allocation of net premiums to named sub-accounts for a period of up to 30 days after Policy issue or an adjustment involving an increase in premium. In no event will any delay extend beyond the free look period applied to the Policy in the state in which it is issued. If we exercise this right, we will allocate net premiums to the money market sub-account until the end of that period. This right, which has not been implemented to date, will be exercised by us only when we believe economic conditions make such an allocation necessary to reduce market risk during the free look period.


We reserve the right to restrict the allocation of premiums to the guaranteed interest account. If we do so, no more than 25 percent of the net premium may be allocated to the guaranteed interest account. We also reserve the right to restrict the allocation of premiums to the guaranteed interest account if the current interest rate we credit to the guaranteed interest account equals the minimum guaranteed interest rate. Currently, we do not exercise these restrictions.

If you have a policy with the Enhanced Guarantee Choice Agreement, you must allocate net premiums according to the Acceptable Allocation Program that you have chosen. You may change to another Acceptable Allocation Program once every three years.

Non-repeating Premiums The Policy also allows a policy owner to pay a premium called a non-repeating premium. This payment of premium is in addition to the planned premiums. The payment of a non-repeating premium will increase the policy values you have available for investment in the Fund. The maximum non-repeating premium we will accept is the amount sufficient to change your Policy to a paid-up whole life policy for the face amount. The minimum non-repeating premium is $500.

We will bill annually, semi-annually or quarterly for non-repeating premiums if a Policy has a total annual premium of at least $2,400 and if the total annual amount billed for non-repeating premiums is at least $600. You may also arrange for monthly payments through an automatic payment plan established through your bank; in this situation, your base annual premium must be at least $2,400 and each non-repeating premium must be at least $50.

We may impose additional restrictions or refuse to permit non-repeating premiums at our discretion.

The payment of a non-repeating premium may have Federal income tax consequences. See "Federal Tax Status."

Paid-Up Policies A Policy is paid-up when no additional premiums are required to provide the face amount of insurance. We may or may not accept additional premiums. However, the account value of a paid-up Policy will continue to vary daily to reflect the investment experience of the Variable Life Account and any interest credited as a result of a policy loan. Once a Policy becomes paid-up, it will always retain its paid-up status regardless of any subsequent decrease in its policy value. However, on a paid-up Policy with indebtedness, where the account value decreases to zero, a loan repayment may be required to keep the Policy in force. See "Policy Loans."

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We will make a determination on each policy anniversary as to whether a Policy is paid-up. When a Policy becomes paid-up, we will send you a notice.

Non-Payment of Premiums and Termination If your Policy has an Automatic Premium Loan (APL) provision, and if a premium is not paid by the end of the 61 day grace period, we will make an automatic premium loan. In order to do this, the amount available for a loan must be enough to pay at least a quarterly premium and any policy loan interest due. We will make automatic premium loans unless you have requested us not to. See "Policy Loans."

If there is not enough loan value to make an Automatic Premium Loan, we will automatically adjust your Policy to stop paying base premiums. Your Policy must have sufficient account value to pay all monthly charges until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date, there must be sufficient account value to pay all monthly charges until the second anniversary following the adjustment date. The Policy will be adjusted on the basis of no additional base premium and, unless you instruct us otherwise, we will maintain the death benefit in effect at the time of the adjustment. You will be required to pay premiums for additional benefits.

If there is not sufficient account value to adjust to stop premium, you will have a grace period of 61 days from the premium due date during which you may make a payment sufficient to keep the Policy in force. We will send a notice to you stating the amount of payment required to keep your Policy in force. If the payment is not made by the end of the 61 day grace period, your Policy will terminate. However, even if your Policy terminates, we will pay you any remaining surrender value as described in " Payment of Proceeds" under "Other Policy Provisions."

If your Policy does not have an Automatic Premium Loan provision, and if a premium is not paid by the end of the 61 day grace period, we will automatically adjust your Policy to stop paying base premiums. Your Policy must have sufficient account value to pay all monthly charges until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date, there must be sufficient account value to pay all monthly charges until the second anniversary following the adjustment date. The Policy will be adjusted on the basis of no additional base premium and, unless you instruct us otherwise, we will maintain the death benefit in effect at the time of the adjustment. You will be required to pay premiums for additional benefits. If there is not sufficient account value to adjust to stop premium, you will have a grace period of 61 days from the premium due date during which you may make a payment sufficient to keep the Policy in force. We will send a notice to you stating the amount of payment required to keep your Policy in force. If the payment is not made by the end of the 61 day grace period, your Policy will terminate. However, even if your Policy terminates, we will pay you any remaining surrender value as described in " Payment of Proceeds" under "Other Policy Provisions."

In addition, your Policy will terminate if it has indebtedness and no account value. See "Policy Loans."

Reinstatement At any time within three years from the date of lapse you may ask us to restore your Policy to a premium paying status unless the Policy terminated because the surrender value has been paid. We will require:

   (1) your written request to reinstate the Policy; and

   (2) that you submit to us at our home office during the lifetime of both insureds evidence satisfactory to us of the insurability of both insureds so that we may have time to act on the evidence during the lifetime of both insureds; and

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   (3) a payment which is equal to any unpaid monthly charges at the end of the grace period, all back premiums for additional benefits and all back policy issue charges, all with interest at the reinstatement rate shown on page 1 of the Policy; and

   (4) a payment sufficient to pay all premiums due on your Policy to your next policy anniversary but no less than a quarterly premium; and

   (5) if necessary, a payment that would assure that the resulting guaranteed plan of insurance after the reinstatement satisfies the plan limitations at reinstatement.

The plan limitations at reinstatement require that, after reinstatement, the Policy must provide a level face amount of insurance to the latest of:

   (1) ten years from the policy date; or

   (2) the anniversary at or following ten years from the most recent adjustment that resulted in an increase in either the base premium or net amount at risk; or

   (3) the anniversary at or following four months from the reinstatement.

Account Value

The Policy has an account value which varies with the investment experience of the guaranteed interest account and the sub-accounts of the Variable Life Account. The account value equals the value of the guaranteed interest account and the value of the sub-accounts of the Variable Life Account. It is determined separately for the account value of your guaranteed interest account and for the account value of your separate account. The account value of the separate account will include all sub-accounts of the Variable Life Account. However, account value does not include the loan account. See "Policy Loans."

Unlike a traditional fixed benefit life insurance policy, a Policy's account value cannot be determined in advance, even if premiums are paid as planned, because the account value of the separate account varies daily with the investment performance of the sub-accounts. Even if you continue to pay premiums as planned, the account value of the separate account of a Policy could decline to zero because of unfavorable investment experience and the assessment of charges.

Upon request, we will tell you the account value of your Policy. We will also send you a report each year on the policy anniversary advising you of your Policy's account values, the face amount and the death benefit as of the date of the report. It will also summarize Policy transactions during the year. The information will be current as of a date within two months of its mailing.


The account value of the guaranteed interest account is the sum of all net premium payments allocated to the guaranteed interest account. This amount will be increased by any interest, asset credits, loan repayments, policy loan interest credits and transfers into the guaranteed interest account. Asset credits are determined using experience factors based on anticipated mortality, expenses and investment returns. Asset credits are not guaranteed. Currently the amount credited is 1/12 of an annual percentage which varies between 0.35 percent and 0.75 percent depending on the amount of the account value.


This amount will be reduced by any policy loans, unpaid policy loan interest, partial surrenders, transfers into the sub-accounts of the Variable Life Account and charges assessed against the account value of your guaranteed interest account. We credit interest on the account value of the guaranteed interest account of your Policy daily at a rate of not less than 3 percent per year, compounded annually. We guarantee this minimum rate for the life of the Policy without regard to the actual experience of the general account. As conditions permit, we will credit additional amounts of interest

                                                                        Page 19

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to the account value of the guaranteed interest account. The account value of the guaranteed interest account is guaranteed by us. It cannot be reduced by any investment experience of the general account.

We determine each portion of the account value of the separate account separately. The account value of the separate account is not guaranteed. We determine the account value of the separate account by multiplying the current number of sub-account units credited to a Policy by the current sub-account unit value. A unit is a measure of your Policy's interest in a sub-account. The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. The number of units credited is determined as of the end of the valuation period during which we receive your premium at our home office.

Once determined, the number of units credited to your Policy will not be affected by changes in the unit value. However, the number of units will be increased by the allocation of subsequent net premiums, non-repeating premiums, asset credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units will be decreased by policy charges to the sub-account, policy loans and loan interest, transfers from that sub-account and partial surrenders from that sub-account. The number of units will decrease to zero when the Policy is surrendered or terminated.

The unit value of a sub-account will be determined on each valuation date. The amount of any increase or decrease will depend on the net investment experience of that sub-account. The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, less a deduction for the mortality and expense risk charge under this Policy which is assessed at an annual rate of .50 percent against the average daily net assets of each sub-account of the Variable Life Account. The gross investment rate is equal to:

   (1) the net asset value per share of a Fund share held in the sub-account of the Variable Life Account determined at the end of the current valuation period; plus

   (2) the per share amount of any dividend or capital gain distributions by the Funds if the "ex-dividend" date occurs during the current valuation period; with the sum divided by

   (3) the net asset value per share of that Fund share held in the sub-account determined at the end of the preceding valuation period.

We determine the value of the units in each sub-account on each day on which the Portfolios of the Funds are valued. The net asset value of the Funds' shares is computed once daily, and, in the case of the Money Market Portfolio, after the declaration of the daily dividend, as of the primary closing time for business on the New York Stock Exchange (as of the date hereof the primary close of trading is 3:00 p.m. (Central time), but this time may be changed) on each day, Monday through Friday, except:

   (1) days on which changes in the value of the Funds' portfolio securities will not materially affect the current net asset value of the Funds' shares,

   (2) days during which no Funds' shares are tendered for redemption and no order to purchase or sell the Funds' shares is received by the Funds and

   (3) customary national business holidays on which the New York Stock Exchange is closed for trading.

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Although the account value for each Policy is determinable on a daily basis, we update our records to reflect that value on each monthly anniversary. We also make policy value determinations on the date of the second death and on a policy adjustment, surrender, and termination. When the policy value is determined, we will assess and update to the date of the transaction those charges made against and credits to your account value, namely the monthly policy charge, the policy issue charge, the cost of insurance charge, the cash extra charge, the surrender charge (if applicable) and the asset credit. Increases or decreases in policy values will not be uniform for all Policies but will be affected by policy transaction activity, policy charges, and the existence of policy loans.

Transfers The Policy allows for transfers of the account value between the guaranteed interest account and the Variable Life Account or among the sub-accounts of the Variable Life Account. You may request a transfer at any time while the Policy remains in force or you may arrange in advance for systematic transfers; systematic transfers are transfers of specified dollar or unit value amounts to be made periodically among the sub-accounts and the guaranteed interest account. One type of systematic transfer is known as an automatic portfolio rebalancing ("APR"). Following your written instructions as to the percentage of your account value you wish to have in each of your sub-accounts, we will transfer amounts to and from those sub-accounts to achieve the percentages you desire.

We reserve the right to limit the amount to be transferred to or from a sub-account or the guaranteed interest account to at least $250. If the account value in an account is less than $250, the entire account value attributable to that sub-account or the guaranteed interest account must be transferred. If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than $250, we reserve the right to include that remaining sub-account account value in the amount transferred. We will make the transfer on the basis of sub-account unit values as of the end of the valuation period during which your written or telephone request is received at our home office. A transfer is subject to a transaction charge, not to exceed $25, for each transfer of account value among the sub-accounts and the guaranteed interest account. Currently, there is no charge for systematic transfers. There is a $10 charge only for non-systematic transfers in excess of 12 per year.

If you have a policy with the Enhanced Guarantee Choice Agreement, we will automatically rebalance your sub-accounts quarterly. No other transfers will be permitted.

Your instructions for transfer may be made in writing or you, or your agent if authorized by you, may make such changes by telephone. To do so, you may call us at 1-800-277-9244 between the hours of 8:00 a.m. and 4:30 p.m., Central time, our regular business hours. Policy owners may also submit their requests for transfer, surrender or other transactions to us by facsimile (FAX) transmission at (651) 665-4194, or by contacting us through our Internet Online Service Center.

Transfers made pursuant to a telephone call or through the internet are subject to the same conditions and procedures as would apply to written transfer requests. During periods of marked economic or market changes, you may have difficulty due to a heavy volume of telephone calls or internet activity. In such a circumstance, you should consider submitting a written transfer request while continuing to attempt a telephone or internet transaction. We reserve the right to restrict the frequency of, or otherwise modify, condition, terminate or impose charges upon, telephone or internet transfer privileges. For more information on telephone or internet transactions, contact us.

With all telephone or internet transactions, we will employ reasonable procedures to satisfy ourselves that instructions received from policy owners are genuine and, to the extent that we do not, we may be liable for any losses due to unauthorized or fraudulent instructions. We require policy owners to identify themselves through policy numbers, social security numbers and such other information we deem reasonable. We record telephone transfer instruction conversations and we provide the policy owners with a written confirmation of the telephone or internet transfer.

We reserve the right to restrict the dollar amount of any transfer to or from the guaranteed interest account. In addition, transfers to or from the guaranteed interest account may be limited to one such transfer per policy year.

Transfers to or from the guaranteed interest account may be made by a written or telephone request or through the internet. Your request must be received by us or postmarked in the 30-day period before or after the last day of the policy year. Currently we do not impose this time restriction. Written requests for transfers which meet these conditions will be effective after we approve and record them at our home office.

Market-Timing and Disruptive Trading This contract is not designed to be used as a vehicle for frequent trading (i.e., transfers) in response to short-term fluctuations in the securities markets, often referred to generally as "market-timing." Market-timing activity and frequent trading in your contract can disrupt the efficient management of the underlying portfolios and their investment strategies, dilute the value of portfolio shares held by long-term shareholders, and increase portfolio expenses (including brokerage or other trading costs) for all portfolio shareholders, including long-term contract owners invested in affected portfolios who do not generate such expenses. It is the policy of Minnesota Life to discourage market timing and frequent transfer activity, and, when Minnesota Life becomes aware of such activity, to take steps to attempt to minimize the effect of frequent trading activity in affected portfolios. You should not purchase this contract if you intend to engage in market-timing or frequent transfer activity.

We have developed policies and procedures to detect and deter market-timing and other frequent transfers, and we will not knowingly accommodate or create exceptions for contract owners engaging in such activity. We employ various means to attempt to detect and deter market-timing or other abusive transfers. However, our monitoring may be unable to detect all harmful trading nor can we ensure that the underlying portfolios will not suffer disruptions or increased expenses attributable to market-timing or abusive transfers resulting from other insurance carriers which invest in the same portfolios. In addition, because market timing can only be detected after it has occurred to some extent, our policies to stop market timing activity do not go into effect until after we have identified such activity.

We reserve the right to restrict the frequency of - or otherwise modify, condition or terminate - any transfer method(s). Your transfer privilege is also subject to modification if we determine, in our sole discretion, that the exercise of the transfer privilege by one or more contract owners is or would be to the disadvantage of other contract owners. Any new restriction that we would impose will apply to your contract without regard to when you purchased it. We also reserve the right to implement, administer, and charge you for any fees or restrictions, including redemption fees that may be imposed by an underlying portfolio attributable to transfers in your contract. We will consider one or more of the following factors:

  .  the dollar amount of the transfer(s);
  . whether the transfers are part of a pattern of transfers that appear designed to take advantage of market inefficiencies;
  . whether an underlying portfolio has requested that we look into identified unusual or frequent activity in a portfolio;
  .  the number of transfers in the previous calendar quarter;
  . whether the transfers during a quarter constitute more than two "round trips" in a particular portfolio. A round trip is a purchase into a portfolio and a subsequent redemption out of the portfolio, without regard to order.

In the event your transfer activity is identified as disruptive or otherwise constitutes a pattern of market-timing, you will be notified in writing that your transfer privileges will be restricted in the

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future if the activity continues. Upon our detecting further prohibited activity, you will be notified in writing that your transfer privileges are limited to transfer requests delivered via regular U.S. mail only. No fax, voice, internet, courier or express delivery requests will be accepted. The limitations for the transfer privileges in your contract will be permanent.

None of these limitations apply to transfers under systematic transfer programs such as Dollar Cost Averaging or Automatic Portfolio Rebalancing.

Death Benefit Options


The death benefit provided by the Policy depends upon the death benefit option you choose. You may choose one of two available death benefit options -- the Cash Option or the Protection Option. If you fail to make an election, the Cash Option will be in effect. The death benefit will never be less than the minimum death benefit required under Section 7702 of the Internal Revenue Code so that the Policy qualifies as a life insurance policy under the cash value accumulation test. Under that test, there is no limit to the amount that may be paid in premiums as long as there is enough death benefit in relation to the account value at all times. The death benefit at all times must be at least equal to an actuarially determined factor depending on the age, gender and risk class of each insured at any point in time, multiplied by the account value.


Cash Option  Under the Cash Option, the death benefit will be the larger of:

   (a) the face amount at the time of the second death; or

   (b) the minimum death benefit required to qualify under Section 7702.

The death benefit will not vary unless the death benefit is the minimum death benefit required under Section 7702.

Protection Option Under the Protection Option, the death benefit will be the larger of:

   (a) the face amount, plus the policy value, at the time of the second death;
       or

   (b) the minimum death benefit required to qualify under Section 7702.

The death benefit provided by the Protection Option will vary depending on the investment experience of the allocation options you select.

The Protection Option is only available until the policy anniversary nearest the younger insured's age 120; at that time we will convert the death benefit option to the Cash Option.

Choosing the Death Benefit Option The different death benefit options meet different needs and objectives. If you are satisfied with the amount of your insurance coverage and wish to have any favorable policy performance reflected to the maximum extent in increasing account values, you should choose the Cash Option. The Protection Option results primarily in an increased death benefit. In addition, there are other distinctions between the two options which may influence your selection. Given the same face amount and premium the Cash Option will provide guaranteed coverage for a longer period than the Protection Option. This is because of larger cost of insurance charges under the Protection Option resulting from the additional amount of death benefit. But under the Cash Option, favorable policy performance does not generally increase the death benefit, and the beneficiary will not benefit from any larger account value which exists at the time of the second death because of the favorable policy performance.

You may change the death benefit option while the Policy is in force through a policy adjustment. We may require that you provide us with satisfactory evidence of the insurability of both insureds before we make a change to the Protection Option. The change will take effect when we approve and record it

                                                                        Page 23

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in our home office. A change in death benefit option may have Federal income tax consequences. See "Federal Tax Status."

Policy Loans

You may borrow from us using only your Policy as the security for the loan. The total amount of all loans you request may not exceed 90 percent of your policy value less the surrender charge. A loan taken from, or secured by a Policy, may have Federal income tax consequences. See "Federal Tax Status."

The policy value is the account value of your Policy plus any policy loan. Any policy loan paid to you in cash must be in an amount of at least $100. Policy loans in smaller amounts are allowed under the automatic premium loan provision. We will deduct interest on the loan in arrears. You may obtain a policy loan with a written request or by calling us at 1-800-277-9244 between the hours of 8:00 a.m. and 4:30 p.m., Central time, our regular business hours. If you call us you will be asked, for security purposes, for your personal identification and policy number. The Policy will be the only security required for your loan. We will determine your policy value as of the date we receive your request at our home office.

When you take a loan, we will reduce both the death benefit and the account value by the amount you borrow and any unpaid interest. Unless you direct us otherwise, we will take the policy loan from the account value of the guaranteed interest account and the account value of the separate account on a pro-rata basis, and from each sub-account in the separate account on a pro-rata basis. If you have a policy with the Enhanced Guarantee Choice Agreement, we will take all policy loans on a pro-rata basis.

The number of units to be sold will be based upon the value of the units as of the end of the valuation period during which we receive your loan request at our home office. This amount shall be transferred to the loan account. The loan account balance is the sum of all outstanding loans under the Policy, and it continues to be part of the Policy in the general account. A policy loan has no immediate effect on policy value since at the time of the loan the policy value is the sum of your account value and any policy loan.

The account value of your Policy may decrease between premium due dates. Unfavorable investment experience and the assessment of charges could cause the account value of the separate account to decline to zero. If your Policy has indebtedness and no account value, the Policy will terminate and there may be adverse tax consequences; see "Federal Tax Status." In this event, to keep your Policy in force, you will have to make a loan repayment. We will give you notice of our intent to terminate the Policy and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the notice.

Policy Loan Interest The interest rate on a policy loan will not be more than the rate shown on page 1 of your Policy. The interest rate charged on a policy loan will not be more than that permitted in the state in which the Policy is delivered. Currently the interest rate is 5 percent.

Policy loan interest is due:

  .  on the date of the second death

  .  on a policy adjustment, surrender, termination, or policy loan transaction

  .  on each policy anniversary.

If you do not pay the interest on your loan in cash, your policy loan will be increased and your account value will be reduced by the amount of the unpaid interest. The new loan will be subject to the same rate of interest as the loan in effect.

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

We will also credit interest to your Policy when there is a policy loan. Interest credits on a policy loan shall be at a rate which is not less than your policy loan interest rate minus 1 percent per year. We allocate policy loan interest credits to your account value as of the date of the second death, on a policy adjustment, surrender, termination, a policy loan transaction and on each policy anniversary. We allocate interest credits to the guaranteed interest account and separate account following your instructions for the allocation of net premiums.

Currently, the loan account credits interest, as described above, at a rate which is not less than your policy loan interest rate minus 1 percent per year. However, if the Policy has been in force for ten years or more, we will credit your loan at a rate which is equal to the policy loan rate minus .25 percent per year.

Policy loans may also be used as automatic premium loans to keep your Policy on a premium paying basis if a premium is unpaid at the end of the grace period. We will make automatic premium loans unless you have requested us not to. Interest on such a policy loan is charged from the date the premium was due. However, in order for an automatic premium loan to occur, the amount available for a loan must be enough to pay at least a quarterly premium. If the loan value is not enough to pay at least a quarterly premium, we will follow the procedures described in "Non-Payment of Premiums and Termination" under "Policy Premiums."

Policy Loan Repayments If your Policy is in force, you may repay your loan in part or in full at any time before the second death. Your loan may also be repaid within 60 days after the date of the second death, if we have not paid any of the benefits under the Policy. Any loan repayment must be at least $100 unless the balance due is less than $100. We will waive this minimum loan repayment provision for loan repayments made under our automatic payment plan where loan repayments are in an amount of at least $25.

We allocate loan repayments to the guaranteed interest account until all loans from the guaranteed interest account have been repaid. Thereafter we allocate loan repayments to the guaranteed interest account or the sub-accounts of the Variable Life Account as you direct. In the absence of your instructions, we will allocate loan repayments to the account value of the guaranteed interest account and the account value of the separate account on a pro-rata basis, and to each sub-account in the separate account on a pro-rata basis. We reserve the right to restrict the amount of any loan repayment allocated to the guaranteed interest account.

Loan repayments reduce your loan account by the amount of the loan repayment.

A policy loan, whether or not it is repaid, will have a permanent effect on the policy value because the investment results of the sub-accounts will apply only to the amount remaining in the sub-accounts. The effect could be either positive or negative. If net investment results of the sub-accounts are greater than the amount being credited on the loan, the policy value will not increase as rapidly as it would have if no loan had been made. If investment results of the sub-accounts are less than the amount being credited on the loan, the policy value will be greater than if no loan had been made.

Surrender

You may request a surrender or partial surrender of your Policy at any time while either insured is living. The surrender value of the Policy is the account value plus asset credits and loan interest credits and minus unpaid loan interest and any unpaid policy charges which are assessed against the account value and less the surrender charge. We determine the surrender value as of the end of the valuation period during which we receive your surrender request at our home office. You may surrender the Policy by sending us the Policy and a written request for its surrender. You may request that the surrender value be paid to you in cash or, alternatively, applied on a settlement option.

                                                                        Page 25

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If you surrender your Policy during the ten year period following policy issue or following a policy adjustment that resulted in an increase in base premium or net amount at risk, we will assess a surrender charge. See "Policy Charges."

We also permit a partial surrender of the account value of the Policy in any amount of $500 or more. The maximum partial surrender is the amount available as a policy loan. The death benefit of the Policy will be reduced by the amount of the partial surrender. With any partial surrender, we will adjust the Policy to reflect the new face amount and account value and, unless otherwise instructed, the existing level of premium payments.

We are currently waiving the restriction requiring a minimum amount for a partial surrender where a partial surrender from a Policy, which is on stop premium, is being used to pay premiums on any benefits and riders issued as part of the Policy. Transaction charges otherwise applicable to such a partial surrender are also waived.

On a partial surrender, you may tell us from which Variable Life Account sub-accounts a partial surrender is to be taken or whether it is to be taken in whole or in part from the guaranteed interest account. If you do not, we will deduct partial surrenders from the account value of the guaranteed interest account and the account value of the separate account on a pro-rata basis, and from each sub-account of the separate account on a pro-rata basis. If you have a policy with the Enhanced Guarantee Choice Agreement, we will deduct all partial surrenders on a pro-rata basis. We reserve the right to restrict the amount of any partial surrender taken from the guaranteed interest account. We will tell you, on request, what amounts are available for a partial surrender under your Policy.

We will pay a surrender or partial surrender as soon as possible, but not later than seven days after we receive your written request for surrender. However, if any portion of the account value to be surrendered is attributable to a premium or non-repeating premium payment made by nonguaranteed funds such as a personal check, we will delay mailing that portion of the surrender proceeds until we have reasonable assurance that the payment has cleared and that good payment has been collected. The amount you receive on surrender may be more or less than the total premiums paid for your Policy.

Free Look

It is important to us that you are satisfied with this Policy after it is issued. If you are not satisfied with it, you may return the Policy to us or your agent within 30 days after you receive it.

If you return the Policy, you will receive within seven days of the date we receive your notice of cancellation a full refund of the premiums you have paid.

If the Policy is adjusted, as described under "Policy Adjustments," and if the adjustment results in an increased premium, you will again have a right to examine the Policy and you may return the Policy within 30 days after you receive it. If you return the Policy, the requested premium adjustment will be cancelled. You will receive a refund of the additional premiums paid within seven days of the date we receive your notice of cancellation for that adjustment.

Policy Charges

Premium Charges From base and non-repeating premiums, we deduct a premium charge not to exceed 5.75 percent of each premium. Non-repeating premiums are currently subject to a premium charge of 3 percent. See "Policy Premiums," and the "Transaction Fees Table" under "Summary of Benefits and Risks." This charge is designed to cover sales commissions in early policy years and other charges related to premiums in later policy years, such as administrative expenses and taxes.

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Account Value Charges  We assess against your account value (1) a monthly policy charge, (2) a policy issue charge, (3) a cost of insurance charge, (4) a cash extra charge, (5) certain transaction charges, and (6) a surrender charge.

   (1) The monthly policy charge will not exceed $15.00 plus $0.03 per $1,000 of face amount. This charge is to cover certain administrative expenses, including those attributable to the records we create and maintain for your Policy.

   (2) The policy issue charge is shown in the schedule on page 1 of the Policy and applies for the first ten years of the Policy following issue and policy adjustments that result in an increase in base premium or net amount at risk. This charge is to recover the expense of issuing, underwriting and distributing the Policy.

   (3) The cost of insurance charge is calculated by multiplying the net amount at risk under your Policy by a rate which varies with the age, gender and risk class of each insured. The net amount at risk varies with investment performance, payment of premiums and policy charges. The rate will not exceed the rate shown in the Maximum Monthly Cost of Insurance Rates table on page 1 of the Policy. This charge compensates us for providing the death benefit under this Policy.

   (4) The cash extra charge is a monthly charge which compensates us for providing the death benefit when certain mortality risks exceed the standard. If there is one, the cash extra charge will be shown on page 1 of your Policy.

   (5) Transaction Charges:

       (a)A policy adjustment transaction charge of $95 is charged at every policy adjustment. This charge is for expenses associated with processing a policy adjustment. See "Policy Adjustments." If an adjustment results in an increase in base premium, face amount or net amount at risk, there will also be a new policy issue charge. See "Account Value Charges."

       (b)A partial surrender transaction charge of the lesser of $25 or 2 percent of the amount of the partial surrender is charged at a partial surrender. This charge is for expenses associated with processing a partial surrender.

       (c)A transfer transaction charge of no more that $25 is charged for each transfer of account value among the guaranteed interest account and the sub-accounts of the separate account. Currently there is a $10 charge only for non-systematic transfers in excess of 12 per year. This charge is for expenses associated with processing a transfer.

   (6) A surrender charge is shown in the schedule on page 1 of the Policy and applies for the first ten years of the Policy following issue and policy adjustments that result in an increase in base premium or net amount at risk. The maximum surrender charge is the sum of all monthly Policy Issue Charges, remaining unpaid from the time of surrender or termination to the end of the applicable ten year period. This amount will not be adjusted for present value. This charge is to recover any policy issue charges that have not yet been assessed.

We assess the monthly policy charge, policy issue charge, cost of insurance charge and cash extra charge against your account value monthly on the monthly policy anniversary and on the occurrence of the second death, policy surrender, or policy termination. Transaction charges for a policy adjustment, a partial surrender or a transfer are assessed against your account value at the time of a policy adjustment, a partial surrender or a transfer. Transaction charges for a transfer are assessed against the amount transferred. A surrender charge is assessed against the account value when the policy is surrendered or terminates.

                                                                        Page 27

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Ordinarily, we assess charges against the account value of the guaranteed interest account and the account value of the separate account on a pro-rata basis and from each sub-account in the separate account on a pro-rata basis. However, if you instruct us in writing, we will assess the monthly policy charge, the policy issue charge, the cost of insurance charge and the cash extra charge against the guaranteed interest account or the sub-account(s) that you specify. If you have a policy with the Enhanced Guarantee Choice Agreement, we will assess all monthly charges on a pro-rata basis.

Separate Account Charges We assess a mortality and expense risk charge directly against the assets held in the Variable Life Account. The mortality and expense risk charge compensates us for assuming the risks that cost of insurance charges will be insufficient to cover actual mortality experience and that the other charges will not cover our expenses in connection with the Policy. We deduct the mortality and expense risk charge from Variable Life Account assets on each valuation date at an annual rate of .50 percent of the average daily net assets of the Variable Life Account.

We reserve the right to charge or make provision for any taxes payable by us with respect to the Variable Life Account or the Policies by a charge or adjustment to such assets. No such charge or provision is made at the present time.

Portfolio Company Charges Charges are deducted from and expenses paid out of the assets of the Fund Portfolio companies, as described in the prospectus for those companies.

Charges for Additional Benefits Charges for Additional Benefits are shown in the "Summary Fee Tables" under "Summary of Benefits and Risks." See "Additional Benefits."

Other Policy Provisions

Beneficiary When we receive proof satisfactory to us of the second death, we will pay the death proceeds of a Policy to the beneficiary or beneficiaries named in the application for the Policy unless the owner has changed the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in the last change of beneficiary request.

If a beneficiary dies before the second death, that beneficiary's interest in the Policy ends with that beneficiary's death. Only beneficiaries living at the second death will be eligible to share in the death proceeds. If no beneficiary is living at the second death we will pay the death proceeds of this Policy to the owner, if living, otherwise to the owner's estate, or, if the owner is a corporation, to it or its successor.

You may change the beneficiary designated to receive the proceeds. If you have reserved the right to change the beneficiary, you can file a written request with us to change the beneficiary. If you have not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required.

Your written request will not be effective until it is recorded in our home office. After it has been so recorded, it will take effect as of the date you signed the request. However, if the second death occurs before the request has been so recorded, the request will not be effective as to those death proceeds we have paid before your request was recorded in our home office records.

Payment of Proceeds The amount payable as death proceeds upon the second death will be the death benefit provided by the Policy, plus any additional insurance payable at the second death provided by an additional benefit agreement, if any, minus any policy charges and minus any policy loans. In addition, if the cash option is in effect at the second death, we will pay to the beneficiary any part of a paid premium that covers the period from the end of the policy month in which the second death occurred to the date to which premiums are paid. Normally, we will pay any policy proceeds within seven days after our receipt of all the documents required for such a payment. Other than the

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

death proceeds, which are determined as of the date of the second death, we will determine the amount of payment as of the end of the valuation period during which a request is received at our home office.

We reserve the right to defer policy payments, including policy loans, for up to six months from the date of your request, if such payments are based upon policy values which do not depend on the investment performance of the Variable Life Account. In that case, if we postpone a payment other than a policy loan payment for more than 31 days, we will pay you interest at 3 percent per year for the period beyond that time that payment is postponed. For payments based on policy values which do depend on the investment performance of the Variable Life Account, we may defer payment only:

   (1) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or

   (2) when the SEC has determined that a state of emergency exists which may make such payment impractical.

Settlement Options The proceeds of a Policy will be payable if the Policy is surrendered, or we receive proof satisfactory to us of the second death. These events must occur while the Policy is in force. We will pay the proceeds at our home office and in a single sum unless a settlement option has been selected. We will deduct any indebtedness and unpaid charges from the proceeds. Proof of any claim under this Policy must be submitted in writing to our home office.

We will pay interest on single sum death proceeds from the date of the second death until the date of payment. Interest will be at an annual rate determined by us, but never less than 3 percent.

The proceeds of a Policy may be paid in other than a single sum and you may, until the second death, request that we pay the proceeds under one of the Policy's settlement options. We may also use any other method of payment that is agreeable to both you and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right, and if the periodic installment or interest payment is at least $50.

Each settlement option is payable in fixed amounts as described below. The payments do not vary with the investment performance of the Variable Life Account.

    Option 1 -- Interest Payments

    We will pay interest on the proceeds at such times and for a period that is agreeable to you and us. Withdrawals of proceeds may be made in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

    Option 2 -- Payments for a Specified Period

    We will make payments for a specified number of years.

    Option 3 -- Life Income

    We will make payments monthly during the lifetime of the person who is to receive the income, terminating with the last monthly payment immediately preceding that person's death. We may require proof of the age and gender of the annuitant.

    Option 4 -- Payments of a Specified Amount

    We will pay a specified amount until the proceeds and interest are fully paid.

If you request a settlement option, you will be asked to sign an agreement covering the election which will state the terms and conditions of the payments. Unless you elect otherwise, a beneficiary may select a settlement option after the second death.

The minimum amount of interest we will pay under any settlement option is 3 percent per year. Additional interest earnings, if any, on deposits under a settlement option will be payable as we determine.

Assignment The Policy may be assigned. The assignment must be in writing and filed at our home office. We assume no responsibility for the validity or effect of any assignment of the Policy or of any interest in it. Any proceeds which become payable to an assignee will be payable in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment.

Misstatement of Age or Gender If the age or gender of either insured has been misstated, we will adjust the amount of proceeds payable under the Policy to reflect cost of insurance charges based upon the correct age or gender.

Incontestability After a Policy has been in force during the lifetime of both insureds for two years from the original policy date, we may not contest the Policy, except for fraud. However, if there has been a policy adjustment, reinstatement or any other policy change for which we required evidence of insurability, we may contest that policy adjustment, reinstatement or change for two years with respect to information provided at that time, during the lifetime of both insureds, from the effective date of the policy adjustment, reinstatement or change.

Suicide If either insured, whether sane or insane, dies by suicide, within two years of the original policy date, our liability will be limited to an amount equal to the premiums paid for the Policy. If there has been a policy adjustment, reinstatement or any other policy change for which we required evidence of insurability, and if either insured dies by suicide within two years from the effective date of the policy adjustment, reinstatement or change, our liability with respect to the policy adjustment, reinstatement or change will be limited to an amount equal to the premiums paid for the policy adjustment, reinstatement or change.

Reports At least once each year we will send you a report. This report will include the account value, the face amount and the death benefit as of the date of the report. It will also show the premiums paid during the policy year, policy loan activity and the policy value. We will send the report to you without cost. The information in the report will be current as of a date within two months of its mailing.

Additional Benefits

You may be able to obtain additional policy benefits, subject to underwriting approval. We will provide these benefits by a rider to the Policy, which may require the payment of additional premium.

Waiver of Premium Agreement The Waiver of Premium Agreement requires an additional premium and provides for the payment of policy premium in the event of the covered insured's disability. You may add the waiver on either or both insureds.

Enhanced Guarantee Choice Agreement The Enhanced Guarantee Choice Agreement requires no additional premium and provides for an improved guaranteed plan of insurance if you elect to participate in an Acceptable Allocation Program
(AAP). For each AAP, we will choose a specific group of sub-accounts and determine the proportion of all transactions that will be allocated to each of those sub-accounts. You will have several AAPs from which to choose. In order to preserve the chosen proportion, you must agree to certain limitations regarding the allocation of premiums, transfers of policy values, allocation of partial surrenders, allocation of policy loans, and allocation of monthly charges described elsewhere in this prospectus. From time to time we may change the AAPs which we offer.

Estate Preservation Agreement The Estate Preservation Agreement permits you to purchase additional four-year term insurance on the death of the designated insured, without evidence of

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

insurability. This right to purchase additional term insurance extends for a period of 90 days after the death of that person. Typically, the person you designate will be the younger of the two persons insured under this Policy. In the event that both insureds under this Policy die simultaneously, we will pay nothing under this Agreement. The Estate Preservation Agreement is useful if there is a need to have the Policy owned initially by one or both of the insureds and subsequently to change the ownership to a trust.

Other Matters

Federal Tax Status




Introduction The discussion of federal taxes is general in nature and is not intended as tax advice. Each person concerned should consult a tax adviser. This discussion is based on our understanding of federal income tax laws as they are currently interpreted. No representation is made regarding the likelihood of continuation of current income tax laws or the current interpretations of the Internal Revenue Service (the "IRS"). We have not considered any applicable state or other tax laws.



Taxation of Minnesota Life and the Variable Life Account We are taxed as a "life insurance company" under the Internal Revenue Code (the "Code"). The operations of the Variable Life Account form a part of, and are taxed with, our other business activities. Currently, we pay no federal income tax on income dividends received by the Variable Life Account or on capital gains arising from the Variable Life Account's activities. The Variable Life Account is not taxed as a "regulated investment company" under the Code and it does not anticipate any change in that tax status.



At the present time, we make no charge to the Variable Life Account for any federal, state or local taxes that we incur that may be attributable to such Account or to the Policies. We, however, reserve the right in the future to make a charge for any such tax or other economic burden resulting from the application of the tax laws that we determine to be properly attributable to the Variable Life Account or the Policies.



Tax Status of Policies Under Section 7702 of the Code, life insurance contracts such as the Policies will be treated as life insurance for federal tax purposes if certain tests are met. There is limited guidance on how these tests are to be applied. However, the IRS has issued proposed regulations that would specify what will be considered reasonable mortality charges under
Section 7702. In light of these proposed regulations and the other available guidance on the application of the tests under Section 7702, we generally believe that a Policy issued on a standard risk should meet the statutory definition of a life insurance contract under Section 7702. With respect to a Policy issued on a sub-standard basis (i.e., a premium class involving higher than standard mortality risk), there is insufficient guidance to determine if such a Policy would satisfy the Section 7702 definition of a life insurance contract. If a Policy were determined not to be a life insurance contract under
Section 7702 of the Code, that Policy would not provide most of the tax advantages normally provided by a life insurance contract.



If it is subsequently determined that a Policy does not satisfy Section 7702, we may take whatever steps are appropriate and necessary to attempt to cause such a Policy to comply with Section 7702. For these reasons, we reserve the right to restrict Policy transactions as necessary to attempt to qualify it as a life insurance contract under Section 7702 of the Code.



Owner Control In certain circumstances, owners of variable life policies may be considered the owners, for federal income tax purposes, of the assets of the separate account supporting their policies due to their ability to exercise control over those assets. Where this is the case, the contract owners will be currently taxed on income and gains attributable to the separate account assets. In Revenue Ruling 2003-91, the IRS described the circumstances under which the owner of a variable contract will not possess sufficient control over the assets underlying the contract to be treated as the owner of those assets for federal income tax purposes. Under the contracts in Rev. Rul. 2003-91, there was no arrangement, plan, contract or agreement between the policy owner and the insurance company regarding the availability of a particular investment option and other than the policy owner's right to allocate premiums and transfer funds among the available sub-accounts, all investment decisions concerning the sub-accounts were made by the insurance company or an advisor in its sole and absolute discretion.



We do not believe that the ownership rights of a Policy owner under the Policy would result in any Policy owner being treated as the owner of the assets of the Variable Life Account under Rev. Rul. 2003-91. However, we do not know whether additional guidance will be provided by the IRS on this issue and what standards may be contained in such guidance. Therefore, we reserve the right to modify the Policy as necessary to attempt to prevent a Policy owner from being considered the owner of a pro rata share of the assets of the Variable Life Account.



Diversification of Investments In addition, the Code requires that the investments of the Variable Life Account be "adequately diversified" in order to treat the Policy as a life insurance contract for federal income tax purposes. We intend that the Variable Life Account, through the Funds and the Portfolios, will satisfy these diversification requirements.



The following discussion assumes that the Policy will qualify as a life insurance contract for federal income tax purposes.



Tax Treatment of Policy Benefits On the death of the insured, we believe that the death benefit provided by the Policies will be excludable from the gross income of the beneficiary under Section 101(a) of the Code. If you receive an accelerated benefit, that benefit may be taxable and you should seek assistance from a tax adviser. You are not currently taxed on any part of the inside build-up of cash value until you actually receive cash from the Policy. However, taxability may also be determined by your contributions to the Policy and prior Policy activity.



Depending on the circumstances, the exchange of a Policy, the receipt of a Policy in an exchange, a change in the Policy's death benefit option (e.g., a change from cash option to protection option), a policy loan, a partial surrender, a complete surrender, a change in ownership, a change of insured, an adjustment of the face amount, or an assignment of the Policy may have federal income tax consequences. If you are considering any such transactions, you should consult a tax adviser before effecting the transaction.



We also believe that Policy loans will be treated as indebtedness and will not be currently taxable as income to you unless your Policy is a modified endowment contract, as described below. However, whether a modified endowment contract or not, the interest paid on Policy loans will generally not be tax deductible. There may be adverse tax consequences when a Policy with a Policy loan is terminated or surrendered.



A complete surrender or partial surrender of the account values of a Policy may have tax consequences. On surrender, you will not be taxed on values received except to the extent that they exceed the gross premiums paid under the Policy reduced by any previously received excludable amounts ("cost basis"). An exception to this general rule occurs in the case of a partial withdrawal, a decrease in the face amount, or any other change that reduces benefits under the Policy in the first 15 years after the Policy is issued and that results in a cash distribution to you in order for the Policy to continue complying with the Section 7702 definitional limits. In that case, such distribution will be taxed in whole or in part as ordinary income (to the extent of any gain in the Policy) under rules prescribed in Section 7702. Finally, upon a complete surrender or termination of a Policy or when benefits are paid at a Policy's maturity date, if the amount received plus the amount of any policy loan


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


exceeds the cost basis of the Policy, the excess will generally be treated as ordinary income, subject to tax.



Modified Endowment Contracts It should be noted, however, that under the Code the tax treatment described above is not available for Policies characterized as modified endowment contracts. In general, policies with a high premium in relation to the death benefit may be considered modified endowment contracts. The Code requires that the cumulative premiums paid on a life insurance policy during the first seven contract years not exceed the sum of the net level premiums which would be paid under a 7-pay life policy. If those cumulative premiums exceed the 7-pay life premiums, the policy is a modified endowment contract.



Modified endowment contracts are still treated as life insurance with respect to the tax treatment of death proceeds and to the extent that the inside build-up of cash value is not taxed on a yearly basis. However, any amounts you receive, such as cash withdrawals, loans and amounts received from a partial or total surrender of the Policy are subject to the same tax treatment as distributions under an annuity (i.e., such distributions are generally treated as taxable income to the extent that the account value immediately before the distribution exceeds the cost basis of the Policy). This tax treatment includes a 10 percent additional income tax which is imposed on the portion of any distribution that is included in income except where the distribution or loan is made on or after the date you attain age 59 1/2, or is attributable to your becoming disabled, or as part of a series of substantially equal periodic payments for your life or the joint lives of you and your beneficiary.



Compliance with the 7-pay test does not imply or guarantee that only seven payments will be required for the initial death benefit to be guaranteed for life. Making additional payments or reducing the benefits (for example, through a partial withdrawal, a change in death benefit option, or a scheduled reduction) may either violate the 7-pay test or reduce the amount that may be paid in the future under the 7-pay test. Further, reducing the death benefit at any time will require retroactive retesting and could result in a failure of the 7-pay test regardless of any of our efforts to provide a payment schedule that will not violate the 7-pay test.



Any Policy received in an exchange for a modified endowment contract will be considered a modified endowment contract and will be subject to the tax treatment accorded to modified endowment contracts. Accordingly, you should consult a tax adviser before effecting an exchange of any life insurance policy.



A Policy that is not originally classified as a modified endowment contract can become so classified if there is a reduction in benefits at any time or if a material change is made in the contract at any time. A material change includes, but is not limited to, a change in the benefits that was not reflected in a prior 7-pay test computation.



The modified endowment contract provisions of the Code apply to all Policies entered into on or after June 21, 1988 that fail to meet the 7-pay test described above and to a Policy that is received in exchange for a modified endowment contract. It should be noted, in addition, that a Policy which is subject to a "material change" shall be treated as newly entered into on the date on which such material change takes effect. Appropriate adjustment shall be made in determining whether such a Policy meets the 7-pay test by taking into account the previously existing cash surrender value. While certain adjustments described herein may result in a material change, the law provides that any cost of living increase described in the regulations and based upon an established broad-based index will not be treated as a material change if any increase is funded ratably over the remaining period during which premiums are required to be paid under the Policy. To date, no regulations under this provision have been issued.

In rare circumstances, if we receive and allocate your premium before its due date, your Policy will become a modified endowment contract. To prevent your Policy from becoming a modified endowment contract, we will hold your premium in a non-interest bearing account until its due date, at which time we will allocate your premium to the guaranteed interest account or sub-accounts of the Variable Life Account.



If a Policy becomes a modified endowment contract, distributions that occur during the policy year it becomes a modified endowment contract and any subsequent policy year will be taxed as distributions from a modified endowment contract. Distributions from a Policy within two years before it becomes a modified endowment contract will also be taxed in this manner. This means that a distribution made from a Policy that is not a modified endowment contract could later become taxable as a distribution from a modified endowment contract.



Due to the Policy's flexibility, classification of a Policy as a modified endowment contract will depend upon the circumstances of each Policy. Accordingly, a prospective policy owner should contact a tax adviser before purchasing a Policy to determine the circumstances under which the Policy would be a modified endowment contract. You should also contact a tax adviser before paying any non-repeating premiums or making any other change to, including an exchange of, a Policy to determine whether such premium or change would cause the Policy (or the new Policy in the case of an exchange) to be treated as a modified endowment contract.



Multiple Policies Under the Code, all modified endowment contracts, issued by us (or an affiliated company) to the same policy owner during any calendar year will be treated as one modified endowment contract for purposes of determining the amount includable in gross income under Section 72(e) of the Code. Additional rules may be promulgated under this provision to prevent avoidance of its effects through serial contracts or otherwise. For further information on current aggregation rules under this provision, see your own tax adviser.



Other Taxes The transfer of the Policy or the designation of a beneficiary may have federal, state, and/or local transfer and inheritance tax consequences, including the imposition of gift, estate and generation-skipping transfer taxes. For example, the transfer of the Policy to, or the designation as beneficiary of, or the payment of proceeds to, a person who is assigned to a generation which is two or more generations below the generation assignment of the policy owner, may have Generation-Skipping Transfer tax considerations under Section 2601 of the Code.



The individual situation of each policy owner or beneficiary will determine the extent, if any, to which federal, state and local transfer taxes may be imposed. That situation will also determine how ownership or receipt of Policy proceeds will be treated for purposes of federal, state and local estate inheritance, generation skipping transfer and other taxes.



In addition, the tax consequences associated with a Policy remaining in force after the younger insured's 100th birthday are unclear. You should consult a tax adviser in all these circumstances.



Other Transactions Changing the Policy owner may have tax consequences. Exchanging this Policy for another involving the same insureds should have no federal income tax consequences if there is no debt and no cash or other property is received, according to Section 1035(a)(1) of the Code. The new Policy would have to satisfy the 7-pay test from the date of the exchange to avoid characterization as a modified endowment contract. An exchange of a life insurance contract for a new life insurance contract may, however, result in a loss of grandfathering status for statutory changes made after the old Policy was issued.



The Policies may be used in various arrangements, including nonqualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, retiree medical benefit plans and others. The tax consequences of such plans may vary depending on the particular facts and circumstances of each individual arrangement. Therefore, if you are contemplating the use of such Policies in any arrangement the value of which depends in part on its tax consequences, you should be sure to consult a tax adviser regarding the tax attributes of the particular arrangement. Moreover, in recent years, Congress has adopted new rules relating to corporate owned life insurance. The IRS has also recently issued guidance on split dollar insurance plans. A tax adviser should be consulted with respect to this new guidance if you have purchased or are considering the purchase of a Policy for a split dollar insurance plan. Any business contemplating the purchase of a new life insurance contract or a change in an existing contract should consult a tax adviser. There may also be an indirect tax upon the income in the Policy or the proceeds of a Policy under the federal corporate alternative minimum tax, if the policy owner is subject to that tax.



It should be understood that the foregoing description of the federal income tax consequences under the Policies is not exhaustive and that special rules are provided with respect to situations not discussed. Statutory changes in the Code, with varying effective dates, and regulations adopted thereunder may also alter the tax consequences of specific factual situations. Due to the complexity of the applicable laws, a person contemplating the purchase of a variable life insurance policy or exercising elections under such a policy should consult a tax adviser.


Voting Rights

We will vote the Fund shares held in the various sub-accounts of the Variable Life Account at regular and special shareholder meetings of the Funds in accordance with your instructions. If, however, the 1940 Act or any regulation thereunder should change and we determine that it is permissible to vote the Fund shares in our own right, we may elect to do so. The number of votes as to which you have the right to instruct will be determined by dividing your Policy's account value in a sub-account by the net asset value per share of the corresponding Fund Portfolio. Fractional shares will be counted. The number of votes as to which you have the right to instruct will be determined as of the date coincident with the date established by the Funds for determining shareholders eligible to vote at the meeting of the Funds. Voting instructions will be solicited in writing prior to such meeting in accordance with procedures established by the Funds. We will vote Fund shares held by the Variable Life Account as to which no instructions are received in proportion to the voting instructions which are received from policy owners with respect to all Policies participating in the Variable Life Account. Each policy owner having a voting interest will receive proxy material, reports and other material relating to the Funds.

We may, when required by state insurance regulatory authorities, disregard voting instructions if the instructions require that shares be voted so as to cause a change in subclassification or investment policies of the Funds or approve or disapprove an investment advisory contract of the Funds. In addition, we may disregard voting instructions in favor of changes in the investment policies or the investment advisers of the Funds if we reasonably disapprove of such changes. A change would be disapproved only

  . if the proposed change is contrary to state law or disapproved by state regulatory authorities on a determination that the change would be detrimental to the interests of policy owners or

  . if we determined that the change would be inconsistent with the investment objectives of the Funds or would result in the purchase of securities for the Funds which vary from the general quality and nature of investments and investment techniques utilized by other separate accounts created by us or any of our affiliates which have similar investment objectives.

In the event that we disregard voting instructions, a summary of that action and the reason for such action will be included in your next semi-annual report.

Compensation Paid for the Sale of Policies





Securian Financial Services, Inc. ("Securian Financial"), whose address is 400 Robert Street North, St. Paul, Minnesota 55101-2098, is a registered broker-dealer under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. Securian Financial was incorporated in 1984 under the laws of the state of Minnesota. Securian Financial, an affiliate of Minnesota Life, is the principal underwriter of the Policies. Securian Financial and other authorized broker-dealers sell Policies through their registered representatives, each of whom is also an insurance agent appointed by Minnesota Life. Commissions for the sale of Policies by broker-dealers other than Securian Financial are paid directly to such broker-dealers by Minnesota Life, in all cases as agent for Securian Financial, and as authorized by the broker-dealers. The amount of commission received by an individual registered representative in connection with the sale of a Policy is determined by his or her broker-dealer. In the case of Policies sold by registered representatives of Securian Financial, commissions are paid directly to such registered representatives by Minnesota Life as agent for Securian Financial. Minnesota Life also pays compensation as agent for Securian Financial to general agents of Minnesota Life who are also Securian Financial registered representatives. The commissions and compensation described in this paragraph, and the payments to broker-dealers described below, do not result in charges to the Policy that are in addition to the Policy Charges described elsewhere in this prospectus.



Payments to Registered Representatives of Securian Financial Commissions to registered representatives of Securian Financial on the sale of Policies include: up to 50 percent of gross premium in the first policy year; up to 2 percent in policy years thereafter; and 0 percent of non-repeating premiums. The commission will apply to the portion of the annual base premium necessary for an original issue whole life plan of insurance under the Cash Option. On premiums received in excess of that amount we will pay commissions up to 2 percent.



In addition, Securian Financial or we will pay, based uniformly on the sales of insurance policies by registered representatives of Securian Financial, credits which allow those registered representatives who are responsible for sales of the Policies to attend conventions and other meetings sponsored by us or our affiliates for the purpose of promoting the sale of insurance and/or investment products offered by us and our affiliates. Such credits may cover the registered representatives' transportation, hotel accommodations, meals, registration fees and the like. We may also pay registered representatives additional amounts based upon their production and the persistency of life insurance and annuity business placed with us. Finally, registered representatives may also be eligible for financing arrangements, insurance benefits, and other benefits based on their contract with us.



We make additional payments for sales of the Policies to general agents who manage registered representatives and to the business unit responsible for the operation of our distribution system. Payments to general agents vary and depend on many factors including the commissions and amount of proprietary products sold by registered representatives supervised by the general agent. General Agents may also be eligible for insurance benefits, other cash benefits, and non-cash compensation such as conventions and other meetings.



Payments to Broker-Dealers We pay compensation for the sale of the Policies by affiliated and unaffiliated broker-dealers. The compensation that we pay to broker-dealers for the sale of the Polices is generally not expected to exceed, on a present value basis, the aggregate amount of compensation that we pay with respect to sales made by registered representatives of Securian Financial. Broker-dealers pay their sales representatives all or a portion of the commissions received for their sales of the Policy.



All of the compensation described here, and other compensation or benefits provided by Minnesota Life or our affiliates, may be more or less than the overall compensation on similar or other products.

The amount and/or structure of the compensation may influence your registered representative, broker-dealer or selling institution to present this Policy over other investment alternatives. However, the differences in compensation may also reflect differences in sales effort or ongoing customer services expected of the registered representative or the broker-dealer. You may ask your registered representative about these differences and how he or she and his or her broker-dealer are compensated for selling the Policies.


Legal Proceedings

As an insurance company, we are ordinarily involved in litigation. We are of the opinion that such litigation is not material with respect to the Policies or the Variable Life Account.

Registration Statement

We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Policies offered hereby. This prospectus does not contain all the information set forth in the registration statement and amendments thereto and the exhibits filed as a part thereof, to all of which reference is hereby made for further information concerning the Variable Life Account, Minnesota Life, and the Policies. Statements contained in this prospectus as to the contents of Policies and other legal instruments are summaries, and reference is made to such instruments as filed.

Statement of Additional Information

A Statement of Additional Information, with the same date, containing further information about Minnesota Life Variable Life Account and the variable life policy is available without charge from us at your request. It has been filed with the SEC and is incorporated by reference into this prospectus. In addition, you may order a personalized illustration of death benefits, cash surrender values, and cash values, without charge, from us. To request a Statement of Additional Information, a personalized illustration or any information about your Policy call us at 1-800-277-9244 or write to us at:
Minnesota Life Insurance Company at 400 Robert Street North, Saint Paul, Minnesota 55101.

Information about Minnesota Life Variable Life Account (including the Statement of Additional Information) can be reviewed and copied at the Securities and Exchange Commission's Public Reference Room in Washington, DC (information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090) or at the SEC's website, http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, DC 20549-0102. You can also call the SEC at 1-202-942-8090.

The table of contents for the Statement of Additional Information is as follows:
     General Information and History
     Additional Information about Operation of Contracts and Registrant Underwriters
     Additional Information about Charges
     Illustrations
     Financial Statements

Investment Company Act No. 811-4585

PART B:  INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item Number  Caption in Prospectus

   15.       Cover Page and Table of Contents

   16.       General Information and History

   17.       Services

   18.       Premiums

   19. Additional Information About Operation of Contracts and Minnesota Life Variable Life Account

   20.       Underwriters

   21.       Additional Information About Charges

   22.       Lapse and Reinstatement

   23.       Loans

   24.       Financial Statements

   25.       Illustrations

                      MINNESOTA LIFE VARIABLE LIFE ACCOUNT
                           (Exact Name of Registrant)

                        Minnesota Life Insurance Company
                               (Name of Depositor)

                             400 Robert Street North
                           Saint Paul, Minnesota 55101
              (Address of Depositor's Principal Executive Offices)

                                 1-651-665-3500
               (Depositor's Telephone Number, including Area Code)


                                 Dwayne C. Radel
                       Vice President and General Counsel
                        Minnesota Life Insurance Company
                             400 Robert Street North
                         St. Paul, Minnesota 55101-2098
                     (Name and Address of Agent for Service)


                                    Copy to:
                              J. Sumner Jones, Esq.

                              Dykema Gossett PLLC
                                Franklin Square
                                 Suite 300 West
                               1300 I Street N W
                             Washington, D.C. 20005


                       Statement of Additional Information


         The date of this document and the prospectus is:


This Statement of Additional Information is not a prospectus. Much of the information contained in this Statement of Additional Information expands upon subjects discussed in the prospectus. Therefore, this Statement should be read in conjunction with the Funds' current prospectuses which may be obtained by calling Minnesota Life Insurance Company at 1-800-277-9244, or writing to Minnesota Life at 400 Robert Street North, Saint Paul, Minnesota 55101. Defined terms as used in the prospectus and the Policy are incorporated into this Statement of Additional Information.

Table of Contents

General Information and History
Additional Information About Operation of Contracts and Registrant
Underwriters
Additional Information About Charges


Illustrations

Financial Statements


                                                                   VAL Survivor

General Information and History

We are Minnesota Life Insurance Company ("Minnesota Life"), a life insurance company organized under the laws of Minnesota. Minnesota Life was formerly known as The Minnesota Mutual Life Insurance Company ("Minnesota Mutual"), a mutual life insurance company organized in 1880 under the laws of Minnesota. Effective October 1, 1998, Minnesota Mutual reorganized by forming a mutual insurance holding company named "Minnesota Mutual Companies, Inc." Minnesota Mutual continued its corporate existence following conversion to a Minnesota stock life insurance company named "Minnesota Life Insurance Company." All of the shares of the voting stock of Minnesota Life are owned by a second tier intermediate stock holding company named "Securian Financial Group, Inc.", which in turn is a wholly-owned subsidiary of a first tier intermediate stock holding company named "Securian Holding Company", which in turn is a wholly-owned subsidiary of the ultimate parent, Minnesota Mutual Companies, Inc.

Our home office is at 400 Robert Street North, St. Paul, Minnesota 55101-2098, telephone: (651) 665-3500. We are licensed to conduct life insurance business in all states of the United States (except New York where we are an authorized reinsurer), the District of Columbia, Canada, Puerto Rico and Guam.


On October 21, 1985, our Board of Trustees established a separate account, called the Minnesota Life Variable Life Account ("Variable Life Account"), in accordance with certain provisions of the Minnesota insurance law. The separate account is registered as a "unit investment trust" with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 ("1940 Act"). Registration under the 1940 Act does not signify that the SEC supervises the management, or the investment practices or policies, of the Variable Life Account. The separate account meets the definition of a "separate account" under the federal securities laws.


We are the legal owner of the assets in the Variable Life Account. The obligations to policy owners and beneficiaries arising under the Policies are general corporate obligations of Minnesota Life and thus our general assets back the Policies. The Minnesota law under which the Variable Life Account was established provides that the assets of the Variable Life Account shall not be chargeable with liabilities arising out of any other business which we may conduct, but shall be held and applied exclusively to the benefit of the holders of those variable life insurance policies for which the separate account was established. The investment performance of the Variable Life Account is entirely independent of both the investment performance of our General Account and of any other separate account which we may have established or may later establish.

The Variable Life Account currently has forty-nine sub-accounts to which you may allocate premiums. Each sub-account invests in shares of a corresponding Portfolio of the Funds.

Additional Information about Operation of Contracts and Registrant

Minnesota Life provides accounting oversight, financial reporting, legal and other administrative services. Prior to April 1, 2003, Minnesota Life provided additional accounting and administrative services which are now performed by State Street Bank and Trust Company. However, Minnesota Life continues to oversee State Street's performance of these services.

Underwriters

The Policies are a continuous offering and will be sold by state licensed life insurance producers who are also registered representatives of Securian Financial Services, Inc. ("Securian Financial") or of other broker-dealers who have entered into selling agreements with Securian Financial. Securian Financial acts as principal underwriter for the Policies. Both Securian Financial and Minnesota Life are wholly-owned subsidiaries of Securian Financial Group, Inc., which is a second-tier subsidiary of a mutual insurance holding company called Minnesota Mutual Companies, Inc.

Securian Financial Services, Inc., whose address is 400 Robert Street North, St. Paul, Minnesota 55101-2098, is a registered broker-dealer under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. Securian Financial was incorporated in 1984 under the laws of the State of Minnesota. The Policies are sold in the states where their sale is lawful.

Commissions to registered representatives of Securian Financial on the sale of Policies include: up to 50 percent of gross premium in the first policy year; up to 2 percent in policy years thereafter; and 0 percent of non-repeating premiums. The commission will apply to the portion of the annual base premium necessary for an original issue whole life plan of insurance under the Cash Option. On premiums received in excess of that amount we will pay commissions up to 2 percent. Amounts paid by Minnesota Life to the underwriter for 2004, 2003 and 2002 were $55,987,595, $51,402,568 and $52,341,391, respectively, which include amounts paid for other contracts issued through the Minnesota Life Variable Life Account.

In addition, Securian Financial or we will pay, based uniformly on the sales of insurance policies by registered representatives of Securian Financial, credits which allow those registered representatives who are responsible for sales of the Policies to attend conventions and other meetings sponsored by us or our affiliates for the purpose of promoting the sale of insurance and/or investment products offered by us and our affiliates. Such credits may cover the registered representatives' transportation, hotel accommodations, meals, registration fees and the like. We may also pay registered representatives additional amounts based upon their production and the persistency of life insurance and annuity business placed with us. Finally, the underwriter also receives amounts from the Fund for services provided under a 12b-1 plan of distribution. For providing these distribution services, the underwriter receives a fee of up to .25 percent of the average daily net assets of those Portfolios of the Fund which have a 12b-1 fee.

Additional Information About Charges

a) Sales Load
See the description of the policy issue charge in the prospectus.

b) Underwriting Procedures We require proof of insurability for policy issue and all adjustments resulting in an increase in face amount or other changes that result in an increase in the net amount at risk in the Policy. Proof of insurability and classification for cost of insurance charges are determined by our underwriting rules and procedures which utilize factors such as age, sex, health and occupation. Persons who present a lower mortality risk are charged the most favorable cost of insurance rates.

The basis for the mortality charges guaranteed in the Policies are determined by the sex, tobacco habits, and age of each insured and are based on the 2001 CSO sex and smoker distinct age nearest birthday mortality tables. In instances where the insurance is required to be provided on a Unisex basis, the guaranteed mortality charges are based on the 2001 CSO Unisex Table B.

c) Increases in Face Amount

An increase in face amount is a policy adjustment and is subject to a $95 transaction charge. An increase in face amount will also result in a new policy issue charge.

Illustrations

An illustration is provided for two standard non-tobacco risks, a male age 50 and a female age 50. The illustration shows the projected policy values, death benefits and premiums. The Cash Death Benefit Option is shown. The plan of insurance for the illustration is a whole life plan, with an initial face amount of $1,000,000. We show the illustration based on both guaranteed maximum and current charges, and we include all charges.

Guaranteed maximum cost of insurance charges will vary by the age, sex and risk class of each insured. We use the male, female and unisex smoker-distinct 2001 Commissions Standard Ordinary Mortality Table ("2001 CSO"), as appropriate. The unisex tables are used in circumstances where legal considerations require the elimination of sex-based distinctions in the calculation of mortality costs. Our maximum cost of insurance charges are based on an assumption of the mortality rates reflected in 2001 CSO Tables.

In many cases we intend to impose cost of insurance charges which are lower than the maximum charges determined as described above. In addition to the factors governing maximum cost of insurance charges, actual charges will vary depending on the risk category of each insured. Current cost of insurance charges reflect our current practices with respect to mortality charges for this class of Policies. Similarly, we impose a current monthly policy charge which is less than the guaranteed contractual charge. We expect that these current charges will compensate us for the actual costs of administration. If the actual costs change, this charge may increase or decrease as necessary, although it may not exceed the maximum stated in the Policy.

The illustration shows how actual policy values and death benefits would vary over time if the return on the assets held in the Variable Life Account equaled a gross annual rate after tax, of 0 percent and 6 percent. The actual policy values and death benefits would be different from those shown if the returns averaged 0 percent and 6 percent but fluctuated over the life of the Policy. The illustration assumes scheduled premiums are paid when due.


The amounts shown for the hypothetical cash value and death benefit as of each policy year reflect the fact that the net investment return on the assets held in the sub-accounts is lower than the gross, after-tax return. This is because a daily investment management fee assessed against the net assets of the Fund and a daily mortality and expense risk charge assessed against the net assets of the Variable Life Account are deducted from the gross return. The mortality and expense risk charge reflected in the illustration is at an annual rate of .50 percent. The investment management fee illustrated is .68 percent and represents the arithmetic average of the annual fee charged for all portfolios of the Funds. The illustrations also reflect a deduction for those Fund costs and expenses borne by the Funds and for distribution (12b-1) fees. Fund expenses illustrated are .13 percent, representing the arithmetic average of the 2004 expense ratios of the portfolios of the Funds. Certain expenses for certain portfolios of the Funds were waived or reduced, however the averages used in these illustrations do not reflect the waivers or reductions. The 12b-1 fee illustrated is .24 percent and represent the arithmetic average of those fees charged for portfolios of the Funds. Therefore, gross annual rates of return of 0 percent and 6 percent correspond to approximate net annual rates of return of -1.55 percent and 4.45 percent.

The illustration reflects the fact that no charges for federal, state or local income taxes are currently made against the Variable Life Account. If such a charge is made in the future, it will take a higher gross rate of return to produce after-tax returns of 0 percent and 6 percent than it does now.

Upon request, we will furnish a personalized illustration based upon the age, sex and risk classification of each insured, and on the face amount, premium, death benefit option, plan of insurance and gross annual rate of return requested. Those illustrations may be materially different from the sample illustration included in this statement, depending upon the proposed insureds' actual situation. For example, illustrations for insureds who are tobacco users or who are rated sub-standard will differ materially in premium amount and illustrated values, even though the proposed insureds may be the same age as the proposed insureds in our sample illustrations.

                                  VAL-SURVIVOR
                        DEATH BENEFIT OPTION-CASH OPTION
                          MALE NON-TOBACCO ISSUE AGE 50
                         FEMALE NON-TOBACCO ISSUE AGE 50
                       INITIAL FACE AMOUNT - $1,000,000(1)


                          $13,850 INITIAL BASE PREMIUM


                              USING CURRENT CHARGES

                 -ASSUMING HYPOTHETICAL INVESTMENT RETURNS OF -


                                   0% Gross                                6% Gross
                                  -1.55% Net                               4.45% Net

                                       CASH                                    CASH
POL   ATTDAGE     BASE     ACCOUNT   SURRENDER      DEATH       ACCOUNT      SURRENDER       DEATH
YR   #1     #2   PREMIUM    VALUE      VALUE       BENEFIT       VALUE         VALUE        BENEFIT
--  ----------   --------  --------  ---------   -----------  -----------   -----------   -----------
1     51    51   $ 13,850  $  9,734  $       0   $ 1,000,000  $    10,433   $       195   $ 1,000,000
2     52    52     13,850    19,340          0     1,000,000       21,357           882     1,000,000
3     53    53     13,850    28,826      9,114     1,000,000       32,808        13,096     1,000,000
4     54    54     13,850    38,197     21,300     1,000,000       44,813        27,916     1,000,000
5     55    55     13,850    47,448     33,368     1,000,000       57,395        43,314     1,000,000

6     56    56     13,850    56,582     45,318     1,000,000       70,582        59,318     1,000,000
7     57    57     13,850    65,593     57,145     1,000,000       84,399        75,951     1,000,000
8     58    58     13,850    74,476     68,844     1,000,000       98,871        93,239     1,000,000
9     59    59     13,850    83,226     80,410     1,000,000      114,045       111,229     1,000,000
10    60    60     13,850    91,835     91,835     1,000,000      129,951       129,951     1,000,000

15    65    65     13,850   146,368    146,368     1,000,000      237,507       237,507     1,000,000
20    70    70     13,850   195,174    195,174     1,000,000      373,066       373,066     1,000,000
25    75    75     13,850   234,406    234,406     1,000,000      543,223       543,223     1,000,000
30    80    80     13,850   254,098    254,098     1,000,000      754,651       754,651     1,082,531
35    85    85     13,850   231,211    231,211     1,000,000    1,007,028     1,007,028     1,291,394

40    90    90     13,850   113,116    113,116     1,000,000    1,225,258     1,225,258     1,459,530
45    95    95     13,850         0          0     1,000,000    1,472,799     1,472,799     1,632,868
50   100   100     13,850         0          0     1,000,000    1,811,368     1,811,368     1,795,750
55   105   105     13,850         0          0     1,000,000    2,333,388     2,333,388     2,218,065
60   110   110     13,850         0          0     1,000,000    3,007,157     3,007,157     2,858,310

65   115   115     13,850         0          0     1,000,000    3,876,785     3,876,785     3,684,669
70   120   120     13,850         0          0     1,000,000    4,999,208     4,999,208     4,751,246


(1) The initial face amount is guaranteed for life so long as the base premium is paid as planned.

The hypothetical investment rates of return shown above are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, and prevailing interest rates. The death benefits and policy values for a Policy would be different from those shown if the actual rates of return averaged 0% and 6% over a period of years but also fluctuated above or below those averages for individual policy years. No representations can be made by Minnesota Life or the Funds that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                                  VAL-SURVIVOR
                        DEATH BENEFIT OPTION-CASH OPTION
                          MALE NON-TOBACCO ISSUE AGE 50
                         FEMALE NON-TOBACCO ISSUE AGE 50
                       INITIAL FACE AMOUNT - $1,000,000(1)


                          $13,850 INITIAL BASE PREMIUM


                        USING GUARANTEED MAXIMUM CHARGES

                 -ASSUMING HYPOTHETICAL INVESTMENT RETURNS OF -


                                      0% Gross                            6% Gross
                                     -1.55% Net                           4.45% Net

                                       CASH                                 CASH
POL   ATTDAGE      BASE    ACCOUNT   SURRENDER      DEATH      ACCOUNT    SURRENDER      DEATH
YR   #1    #2    PREMIUM    VALUE      VALUE       BENEFIT      VALUE       VALUE       BENEFIT
--  ----------   --------  --------  ---------   -----------  ---------   ---------   -----------
1    51    51    $ 13,850  $  9,507  $       0   $ 1,000,000  $  10,198   $       0   $ 1,000,000
2    52    52      13,850    18,844          0     1,000,000     20,827         352     1,000,000
3    53    53      13,850    28,013      8,301     1,000,000     31,905      12,193     1,000,000

4    54    54      13,850    37,007     20,111     1,000,000     43,442      26,546     1,000,000
5    55    55      13,850    45,816     31,736     1,000,000     55,447      41,367     1,000,000

6    56    56      13,850    54,423     43,159     1,000,000     67,920      56,655     1,000,000
7    57    57      13,850    62,831     54,383     1,000,000     80,883      72,435     1,000,000
8    58    58      13,850    71,012     65,380     1,000,000     94,327      88,695     1,000,000
9    59    59      13,850    78,971     76,155     1,000,000    108,276     105,460     1,000,000
10   60    60      13,850    86,681     86,681     1,000,000    122,725     122,725     1,000,000

15   65    65      13,850   134,147    134,147     1,000,000    218,067     218,067     1,000,000
20   70    70      13,850   169,078    169,078     1,000,000    328,397     328,397     1,000,000
25   75    75      13,850   181,554    181,554     1,000,000    451,047     451,047     1,000,000
30   80    80      13,850   146,817    146,817     1,000,000    579,883     579,883     1,000,000
35   85    85      13,850         0          0     1,000,000    707,377     707,377     1,000,000

40   90    90      13,850         0          0     1,000,000    738,051     738,051     1,000,000
45   95    95      13,850         0          0     1,000,000    653,682     653,682     1,000,000
50  100   100      13,850         0          0     1,000,000          0           0     1,000,000
55  105   105      13,850         0          0     1,000,000          0           0     1,000,000
60  110   110      13,850         0          0     1,000,000          0           0     1,000,000

65  115   115      13,850         0          0     1,000,000          0           0     1,000,000
70  120   120      13,850         0          0     1,000,000          0           0     1,000,000


(1) The initial face amount is guaranteed for life so long as the base premium is paid as planned.

The hypothetical investment rates of return shown above are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, and prevailing interest rates. The death benefits and policy values for a Policy would be different from those shown if the actual rates of return averaged 0% and 6% over a period of years but also fluctuated above or below those averages for individual policy years. No representations can be made by Minnesota Life or the Funds that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

Financial Statements

The consolidated financial statements of Minnesota Life Insurance Company and subsidiaries and the financial statements of the Minnesota Life Variable Life Account as of December 31, 2004, have been audited by our independent registered public accounting firm, KPMG LLP, 4200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. The report dated March 10, 2005 on the consolidated financial statements of Minnesota Life Insurance Company and subsidiaries refers to the adoption, effective January 1, 2004, of Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The financial statements are included in this Statement of Additional Information, as stated in the report of independent registered public accounting firm appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Minnesota Life Insurance Company and Policy Owners of Minnesota Life Variable Life Account:

We have audited the accompanying statements of assets and liabilities of the Advantus Bond, Advantus Money Market, Advantus Index 500, Advantus Mortgage Securities, Advantus International Bond, Advantus Index 400 Mid-Cap, Advantus Real Estate Securities, AIM V.I. Aggressive Growth, AIM V.I. Balanced, AIM V.I. Dent Demographic Trends, AIM V.I. Premier Equity, American Century Income and Growth, American Century Ultra, American Century Value, Credit Suisse Global Post-Venture Capital, Fidelity VIP Contrafund, Fidelity VIP Equity-Income, Fidelity VIP Mid-Cap, Franklin Large Cap Growth Securities, Franklin Mutual Shares Securities, Franklin Small Cap, Templeton Developing Markets Securities, Templeton Global Asset Allocation, Janus Aspen Balanced, Janus Aspen Capital Appreciation, Janus Aspen International Growth, MFS Investors Growth Stock, MFS Mid Cap Growth, MFS New Discovery, MFS Value, Oppenheimer Capital Appreciation, Oppenheimer High Income, Oppenheimer International Growth, Putnam VT Growth and Income, Putnam VT International Growth, Putnam VT New Opportunities, Putnam VT New Value, Putnam VT Voyager, Waddell & Reed Balanced, Waddell & Reed Growth, Waddell & Reed International II, Waddell & Reed Small Cap Growth, Waddell & Reed Value, Waddell & Reed Micro-Cap Growth, Waddell & Reed Small Cap Value, Waddell & Reed Core Equity, Waddell & Reed Asset Strategy, Waddell & Reed International and Waddell & Reed Science & Technology Segregated Sub-Accounts of Minnesota Life Variable Life Account (the Account) as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years or periods in the period then ended, and the financial highlights for each of the four years or periods in the period then ended. These financial statements and financial highlights are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Investments owned at December 31, 2004 were confirmed to us by the respective sub-account mutual fund, or for Advantus Series Fund, Inc., verified by examination of the underlying portfolios. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Advantus Bond, Advantus Money Market, Advantus Index 500, Advantus Mortgage Securities, Advantus International Bond, Advantus Index 400 Mid-Cap, Advantus Real Estate Securities, AIM V.I. Aggressive Growth, AIM V.I. Balanced, AIM V.I. Dent Demographic Trends, AIM V.I. Premier Equity, American Century Income and Growth, American Century Ultra, American Century Value, Credit Suisse Global Post-Venture Capital, Fidelity VIP Contrafund, Fidelity VIP Equity-Income, Fidelity VIP Mid-Cap, Franklin Large Cap Growth Securities, Franklin Mutual Shares Securities, Franklin Small Cap, Templeton Developing Markets Securities, Templeton Global Asset Allocation, Janus Aspen Balanced, Janus Aspen Capital Appreciation, Janus Aspen International Growth,

MFS Investors Growth Stock, MFS Mid Cap Growth, MFS New Discovery, MFS Value, Oppenheimer Capital Appreciation, Oppenheimer High Income, Oppenheimer International Growth, Putnam VT Growth and Income, Putnam VT International Growth, Putnam VT New Opportunities, Putnam VT New Value, Putnam VT Voyager, Waddell & Reed Balanced, Waddell & Reed Growth, Waddell & Reed International II, Waddell & Reed Small Cap Growth, Waddell & Reed Value, Waddell & Reed Micro-Cap Growth, Waddell & Reed Small Cap Value, Waddell & Reed Core Equity, Waddell & Reed Asset Strategy, Waddell & Reed International and Waddell & Reed Science & Technology Segregated Sub-Accounts of Minnesota Life Variable Life Account at December 31, 2004, and the results of their operations for the year then ended, the changes in their net assets for each of the two years or periods in the period then ended, and the financial highlights for each of the four years or periods in the period then ended, in conformity with U.S. generally accepted accounting principles.

Minneapolis, Minnesota
March 25, 2005

                      Minnesota Life Variable Life Account
                      Statements of Assets and Liabilities
                                December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                           Advantus        Advantus      Advantus
                                                                            Advantus         Money          Index        Mortgage
                                                                              Bond          Market           500        Securities
                                                                          ------------   ------------   ------------   ------------
                                 Assets
Investments in shares of Advantus Series Fund, Inc.:
  Bond Portfolio, 49,818,265 shares at net asset value of $1.44 per
    share (cost $62,588,922) ...........................................  $ 71,755,838              -              -              -
  Money Market Portfolio, 16,732,581 shares at net asset value of $1.00
    per share (cost $16,732,581) .......................................             -     16,732,581              -              -
  Index 500 Portfolio, 69,930,680 shares at net asset value of $3.81
    per share (cost $232,435,871)  .....................................             -              -    266,633,584              -
  Mortgage Securities Portfolio, 38,761,484 shares at net asset value
    of $1.41 per share (cost $48,444,310) ..............................             -              -              -     54,497,600
  International Bond Portfolio, 8,340,753 shares at net asset value of
    $1.46 per share (cost $9,169,099)  .................................             -              -              -              -
  Index 400 Mid-Cap Portfolio, 20,828,580 shares at net asset value of
    $1.50 per share (cost $24,034,456) .................................             -              -              -              -
  Real Estate Securities Portfolio, 14,946,830 shares at net asset
    value of $1.97 per share (cost $18,820,862) ........................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
                                                                            71,755,838     16,732,581    266,633,584     54,497,600

Receivable from Minnesota Life for Policy purchase payments ............        56,875          3,807              -              -

Receivable for investments sold ........................................             -              -        262,822         19,822
                                                                          ------------   ------------   ------------   ------------
      Total assets .....................................................    71,812,713     16,736,388    266,896,406     54,517,422
                                                                          ------------   ------------   ------------   ------------
                              Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal payments
and mortality and expense charges ......................................             -              -        262,822         19,822

Payable for investments purchased ......................................        56,875          3,807              -              -
                                                                          ------------   ------------   ------------   ------------
      Total liabilities ................................................        56,875          3,807        262,822         19,822
                                                                          ------------   ------------   ------------   ------------
      Net assets applicable to policy owners ...........................  $ 71,755,838     16,732,581    266,633,584     54,497,600
                                                                          ============   ============   ============   ============
                      Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................  $ 71,755,838     16,732,581    266,633,584     54,497,600
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                            Advantus       Advantus       Advantus
                                                                         International     Index 400    Real Estate
                                                                              Bond          Mid-Cap      Securities
                                                                          ------------   ------------   ------------
                                 Assets
Investments in shares of Advantus Series Fund, Inc.:
  Bond Portfolio, 49,818,265 shares at net asset value of
    $1.44 per share (cost $62,588,922) .................................             -              -              -
  Money Market Portfolio, 16,732,581 shares at net asset value
    of $1.00 per share (cost $16,732,581) ..............................             -              -              -
  Index 500 Portfolio, 69,930,680 shares at net asset value of
    $3.81 per share (cost $232,435,871)  ...............................             -              -              -
  Mortgage Securities Portfolio, 38,761,484 shares at net
    asset value of $1.41 per share (cost $48,444,310) ..................             -              -              -
  International Bond Portfolio, 8,340,753 shares at net asset
    value of $1.46 per share (cost $9,169,099)  ........................    12,137,030              -              -
  Index 400 Mid-Cap Portfolio, 20,828,580 shares at net asset
    value of $1.50 per share (cost $24,034,456) ........................             -     31,210,253              -
  Real Estate Securities Portfolio, 14,946,830 shares at net
    asset value of $1.97 per share (cost $18,820,862) ..................             -              -     29,496,448
                                                                          ------------   ------------   ------------
                                                                            12,137,030     31,210,253     29,496,448

Receivable from Minnesota Life for Policy purchase payments ............        12,753         75,588              -

Receivable for investments sold ........................................             -              -         21,808
                                                                          ------------   ------------   ------------
      Total assets .....................................................    12,149,783     31,285,841     29,518,256
                                                                          ------------   ------------   ------------
                          Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal
payments and mortality and expense charges .............................             -              -         21,808

Payable for investments purchased ......................................        12,753         75,588              -
                                                                          ------------   ------------   ------------
      Total liabilities ................................................        12,753         75,588         21,808
                                                                          ------------   ------------   ------------
      Net assets applicable to policy owners ...........................    12,137,030     31,210,253     29,496,448
                                                                          ============   ============   ============
                           Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................    12,137,030     31,210,253     29,496,448
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                      Statements of Assets and Liabilities
                                December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                                         AIM V.I.
                                                                             AIM V.I.                      Dent          AIM V.I.
                                                                           Aggressive      AIM V.I.     Demographic      Premier
                                                                             Growth        Balanced        Trends         Equity
                                                                          ------------   ------------   ------------   ------------
                                   Assets
Investments in shares of AIM Variable Insurance Funds:
  Aggressive Growth Fund, 168,480 shares at net asset value of $11.76
    per share (cost $1,724,777)  .......................................  $  1,981,322              -              -              -
  Balanced Fund, 33,377 shares at net asset value of $10.53 per share
    (cost $336,822)  ...................................................             -        351,456              -              -
  Dent Demographics Fund, 40,927 shares at net asset value of $5.60 per
    share (cost $213,994) ..............................................             -              -        229,191              -
  Premier Equity Fund, 24,471 shares at net asset value of $21.18 per
    share (cost $470,711) ..............................................             -              -              -        518,293
Investments in shares of American Century Variable Portfolios, Inc.:
  Income & Growth Fund, 127,474 shares at net asset value of $7.30 per
    share (cost $848,646)  .............................................             -              -              -              -
  Ultra Fund, 947,387 shares at net asset value of $10.13 per share
    (cost $8,745,697)  .................................................             -              -              -              -
  Value Fund, 369,992 shares at net asset value of $8.74 per share
    (cost $2,948,563) ..................................................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
                                                                             1,981,322        351,456        229,191        518,293

Receivable from Minnesota Life for Policy purchase payments ............         3,574          6,463              -             76

Receivable for investments sold ........................................             -              -             41              -
                                                                          ------------   ------------   ------------   ------------
      Total assets .....................................................     1,984,896        357,919        229,232        518,369
                                                                          ------------   ------------   ------------   ------------
                              Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal payments
and mortality and expense charges ......................................             -              -             41              -

Payable for investments purchased ......................................         3,574          6,463              -             76
                                                                          ------------   ------------   ------------   ------------
      Total liabilities ................................................         3,574          6,463             41             76
                                                                          ------------   ------------   ------------   ------------
      Net assets applicable to policy owners ...........................  $  1,981,322        351,456        229,191        518,293
                                                                          ============   ============   ============   ============
                         Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................  $  1,981,322        351,456        229,191        518,293
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                            American
                                                                             Century       American       American
                                                                             Income        Century        Century
                                                                           and Growth       Ultra          Value
                                                                          ------------   ------------   ------------
                                 Assets
Investments in shares of AIM Variable Insurance Funds:
  Aggressive Growth Fund, 168,480 shares at net asset value of
    $11.76 per share (cost $1,724,777)  ................................             -              -              -
  Balanced Fund, 33,377 shares at net asset value of $10.53
    per share (cost $336,822)  .........................................             -              -              -
  Dent Demographics Fund, 40,927 shares at net asset value of
    $5.60 per share (cost $213,994) ....................................             -              -              -
  Premier Equity Fund, 24,471 shares at net asset value of
    $21.18 per share (cost $470,711) ...................................             -              -              -
Investments in shares of American Century Variable Portfolios,
Inc.:
  Income & Growth Fund, 127,474 shares at net asset value of
    $7.30 per share (cost $848,646)  ...................................       930,562              -              -
    Ultra Fund, 947,387 shares at net asset value of $10.13
        per share (cost $8,745,697)  ...................................             -      9,597,027              -
    Value Fund, 369,992 shares at net asset value of $8.74 per
        share (cost $2,948,563) ........................................             -              -      3,233,734
                                                                          ------------   ------------   ------------
                                                                               930,562      9,597,027      3,233,734

Receivable from Minnesota Life for Policy purchase payments ............             -        120,023         14,320

Receivable for investments sold ........................................           215              -              -
                                                                          ------------   ------------   ------------
      Total assets .....................................................       930,777      9,717,050      3,248,054
                                                                          ------------   ------------   ------------
                                   Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal payments
and mortality and expense charges .....................................            215              -              -

Payable for investments purchased ......................................             -        120,023         14,320
                                                                          ------------   ------------   ------------
      Total liabilities ................................................           215        120,023         14,320
                                                                          ------------   ------------   ------------
      Net assets applicable to policy owners ...........................       930,562      9,597,027      3,233,734
                                                                          ============   ============   ============
                              Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................       930,562      9,597,027      3,233,734
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                      Statements of Assets and Liabilities
                                December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                          Credit Suisse
                                                                             Global
                                                                          Post-Venture   Fidelity VIP   Fidelity VIP   Fidelity VIP
                                                                             Capital      Contrafund    Equity-Income     Mid-Cap
                                                                          ------------   ------------   ------------   ------------
                                 Assets
Investments in shares of Credit Suisse Trust:
  Global Post-Venture Capital Portfolio, 169,299 shares at net asset
    value  of $11.15 per share (cost $1,561,863) .......................  $  1,887,687              -              -              -
Investments in shares of Fidelity Variable Insurance Products Fund:
  Contrafund Portfolio, 1,404,705 shares at net asset value of $26.35
    per share (cost $29,427,716) .......................................             -     37,013,973              -              -
  Equity-Income Portfolio, 1,495,889 shares at net asset value of
    $25.09 per share (cost $31,671,272) ................................             -              -     37,531,850              -
  Mid-Cap Portfolio, 1,054,420 shares at net asset value of $29.88 per
    share (cost $21,622,583)  ..........................................             -              -              -     31,506,078
Investments in shares of Franklin Templeton Variable Insurance Products
Trust:
  Large Cap Growth Securities Fund, 110,181 shares at net asset value
    of $14.90 per share (cost $1,528,391)  .............................             -              -              -              -
  Mutual Shares Securities Fund, 290,607 shares at net asset value of
    $16.64 per share (cost $4,343,421) .................................             -              -              -              -
  Small Cap Fund, 881,574 shares at net asset value of $19.43 per share
    (cost $13,873,420)  ................................................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
                                                                             1,887,687     37,013,973     37,531,850     31,506,078

Receivable from Minnesota Life for Policy purchase payments ............             -          6,836        148,663              -

Receivable for investments sold ........................................           536              -              -          4,466
                                                                          ------------   ------------   ------------   ------------
      Total assets .....................................................     1,888,223     37,020,809     37,680,513     31,510,544
                                                                          ------------   ------------   ------------   ------------
                                   Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal payments
and mortality and expense charges ......................................           536              -              -          4,466
Payable for investments purchased ......................................             -          6,836        148,663              -
                                                                          ------------   ------------   ------------   ------------
      Total liabilities ................................................           536          6,836        148,663          4,466
                                                                          ------------   ------------   ------------   ------------
      Net assets applicable to policy owners ...........................  $  1,887,687     37,013,973     37,531,850     31,506,078
                                                                          ============   ============   ============   ============
                              Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................  $  1,887,687     37,013,973     37,531,850     31,506,078
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                           Franklin
                                                                            Large Cap      Franklin
                                                                             Growth      Mutual Shares   Franklin
                                                                           Securities      Securities    Small Cap
                                                                          ------------   ------------   ------------
                                 Assets
Investments in shares of Credit Suisse Trust:
  Global Post-Venture Capital Portfolio, 169,299 shares at net
    asset value of $11.15 per share (cost $1,561,863) ..................             -              -              -
Investments in shares of Fidelity Variable Insurance Products Fund:
  Contrafund Portfolio, 1,404,705 shares at net asset value of
    $26.35 per share (cost $29,427,716) ................................             -              -              -
  Equity-Income Portfolio, 1,495,889 shares at net asset value
    of $25.09 per share (cost $31,671,272) .............................             -              -              -
  Mid-Cap Portfolio, 1,054,420 shares at net asset value of
    $29.88 per share (cost $21,622,583)  ...............................             -              -              -
Investments in shares of Franklin Templeton Variable Insurance
Products Trust:
  Large Cap Growth Securities Fund, 110,181 shares at net
    asset value of $14.90 per share (cost $1,528,391)  .................     1,641,699              -              -
  Mutual Shares Securities Fund, 290,607 shares at net asset
    value of $16.64 per share (cost $4,343,421) ........................             -      4,835,693              -
  Small Cap Fund, 881,574 shares at net asset value of $19.43
    per share (cost $13,873,420)  ......................................             -              -     17,128,990
                                                                          ------------   ------------   ------------
                                                                             1,641,699      4,835,693     17,128,990

Receivable from Minnesota Life for Policy purchase payments ............             -         42,552              -

Receivable for investments sold ........................................         1,660              -         13,596
                                                                          ------------   ------------   ------------
      Total assets .....................................................     1,643,359      4,878,245     17,142,586
                                                                          ------------   ------------   ------------
                          Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal
  payments and mortality and expense charges ...........................         1,660              -         13,596

Payable for investments purchased ......................................             -         42,552              -
                                                                          ------------   ------------   ------------
      Total liabilities ................................................         1,660         42,552         13,596
                                                                          ------------   ------------   ------------
      Net assets applicable to policy owners ...........................     1,641,699      4,835,693     17,128,990
                                                                          ============   ============   ============
                     Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................     1,641,699      4,835,693     17,128,990
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                      Statements of Assets and Liabilities
                                December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                           Templeton
                                                                           Developing      Templeton       Janus          Janus
                                                                            Markets      Global Asset      Aspen       Aspen Capital
                                                                           Securities     Allocation      Balanced     Appreciation
                                                                          ------------   ------------   ------------   ------------
                                 Assets
Investments in shares of Franklin Templeton Variable Insurance
Products Trust:
  Developing Markets Securities Fund, 1,685,371 shares at net asset
    value of $8.67 per share (cost $10,051,343) ........................  $ 14,612,168              -              -              -
  Global Asset Allocation Fund, 286,557 shares at net asset value of
    $20.95 per share (cost $5,077,658) .................................             -      6,003,376              -              -
Investments in shares of Janus Aspen Series - Service Shares:
  Balanced Portfolio, 14,494 shares at net asset value of $25.24 per
    share (cost $339,812) ..............................................             -              -        365,833              -
  Capital Appreciation Portfolio, 1,004,601 shares at net asset
    value of $24.39 per share (cost $22,824,060) .......................             -              -              -     24,502,223
  International Growth Portfolio, 785,950 shares at net asset value
    of $26.94 per share (cost $19,077,740) .............................             -              -              -              -
Investments in shares of MFS Variable Insurance Trust:
  Investors Growth Stock Series, 70,335 shares at net asset value of
    $9.34 per share (cost $602,965) ....................................             -              -              -              -
  Mid Cap Growth Series, 127,835 shares at net asset value of $7.00
    per share (cost $830,019) ..........................................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
                                                                            14,612,168      6,003,376        365,833     24,502,223

Receivable from Minnesota Life for Policy purchase payments ............             -         42,706            143              -

Receivable for investments sold ........................................        22,644              -              -         10,005
                                                                          ------------   ------------   ------------   ------------
      Total assets .....................................................    14,634,812      6,046,082        365,976     24,512,228
                                                                          ------------   ------------   ------------   ------------
                             Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal
  payments and  mortality and expense charges ..........................        22,644              -              -         10,005

Payable for investments purchased ......................................             -         42,706            143              -
                                                                          ------------   ------------   ------------   ------------
      Total liabilities ................................................        22,644         42,706            143         10,005
                                                                          ------------   ------------   ------------   ------------
      Net assets applicable to policy owners ...........................  $ 14,612,168      6,003,376        365,833     24,502,223
                                                                          ============   ============   ============   ============
                     Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................  $ 14,612,168      6,003,376        365,833     24,502,223
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                              Janus
                                                                              Aspen          MFS            MFS
                                                                          International   Investors       Mid Cap
                                                                             Growth      Growth Stock      Growth
                                                                          ------------   ------------   ------------
                                 Assets
Investments in shares of Franklin Templeton Variable Insurance
Products Trust:
  Developing Markets Securities Fund, 1,685,371 shares at net
    asset value of $8.67 per share (cost $10,051,343) ..................             -              -              -
  Global Asset Allocation Fund, 286,557 shares at net asset
    value of $20.95 per share (cost $5,077,658) ........................             -              -              -
Investments in shares of Janus Aspen Series - Service Shares:
  Balanced Portfolio, 14,494 shares at net asset value of
    $25.24 per share (cost $339,812)  ..................................             -              -              -
  Capital Appreciation Portfolio, 1,004,601 shares at net asset
    value of $24.39 per share (cost $22,824,060) .......................             -              -              -
  International Growth Portfolio, 785,950 shares at net asset
    value of $26.94 per share (cost $19,077,740) .......................    21,173,506              -              -
Investments in shares of MFS Variable Insurance Trust:
  Investors Growth Stock Series, 70,335 shares at net asset
    value of $9.34 per share (cost $602,965) ...........................             -        656,928              -
  Mid Cap Growth Series, 127,835 shares at net asset value of
    $7.00 per share (cost $830,019) ....................................             -              -        894,843
                                                                          ------------   ------------   ------------
                                                                            21,173,506        656,928        894,843

Receivable from Minnesota Life for Policy purchase payments ............        90,264              -              -

Receivable for investments sold ........................................             -          2,659            202
                                                                          ------------   ------------   ------------
      Total assets .....................................................    21,263,770        659,587        895,045
                                                                          ------------   ------------   ------------
                          Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal
  payments and mortality and expense charges ...........................             -          2,659            202

Payable for investments purchased ......................................        90,264              -              -
                                                                          ------------   ------------   ------------
      Total liabilities ................................................        90,264          2,659            202
                                                                          ------------   ------------   ------------
      Net assets applicable to policy owners ...........................    21,173,506        656,928        894,843
                                                                          ============   ============   ============
                     Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................    21,173,506        656,928        894,843
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                      Statements of Assets and Liabilities
                                December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                              MFS                       Oppenheimer
                                                                              New             MFS         Capital       Oppenheimer
                                                                           Discovery         Value      Appreciation    High Income
                                                                          ------------   ------------   ------------   ------------
                                 Assets
Investments in shares of MFS Variable Insurance Trust:
  New Discovery Fund, 295,389 shares at net asset value of $14.71 per
    share (cost $4,073,678) ............................................  $  4,345,170              -              -              -
  Value Fund, 396,504 shares at net asset value of $12.07 per share
    (cost $4,159,199) ..................................................             -      4,785,808              -              -
Investments in shares of Oppenheimer Variable Account Funds:
  Capital Appreciation Fund, 87,959 shares at net asset value of $36.73
    per share (cost $3,000,439) ........................................             -              -      3,230,727              -
  High Income Fund, 384,133 shares at net asset value of $8.76 per share
    (cost $3,237,589)  .................................................             -              -              -      3,365,008
Investments in shares of Panorama Series Funds, Inc.:
  International Growth, 2,313,474 shares at net asset value of $1.34 per
    share (cost $2,648,099) ............................................             -              -              -              -
Investments in shares of Putnam Variable Trust:
  Growth and Income Fund, 12,944 shares at net asset value of $25.44 per
    share (cost $295,442) ..............................................             -              -              -              -
  International Growth Fund, 244,494 shares at net asset value of $14.71
    per share (cost $3,054,989) ........................................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
                                                                             4,345,170      4,785,808      3,230,727      3,365,008

Receivable from Minnesota Life for Policy purchase payments ............        28,848          7,838          8,852         21,782

Receivable for investments sold ........................................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
      Total assets .....................................................     4,374,018      4,793,646      3,239,579      3,386,790
                                                                          ------------   ------------   ------------   ------------
                          Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal payments
  and  mortality and expense charges ...................................             -              -              -              -

Payable for investments purchased ......................................        28,848          7,838          8,852         21,782
                                                                          ------------   ------------   ------------   ------------
      Total liabilities ................................................        28,848          7,838          8,852         21,782
                                                                          ------------   ------------   ------------   ------------
      Net assets applicable to policy owners ...........................  $  4,345,170      4,785,808      3,230,727      3,365,008
                                                                          ============   ============   ============   ============
                     Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................  $  4,345,170      4,785,808      3,230,727      3,365,008
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                          Oppenheimer     Putnam VT      Putnam VT
                                                                         International    Growth and    International
                                                                             Growth         Income        Growth
                                                                          ------------   ------------   ------------
                                 Assets
Investments in shares of MFS Variable Insurance Trust:
  New Discovery Fund, 295,389 shares at net asset value of
    $14.71 per share (cost $4,073,678) .................................             -              -              -
  Value Fund, 396,504 shares at net asset value of $12.07 per
    share (cost $4,159,199) ............................................             -              -              -
Investments in shares of Oppenheimer Variable Account Funds:
  Capital Appreciation Fund, 87,959 shares at net asset value
    of $36.73 per share (cost $3,000,439) ..............................             -              -              -
  High Income Fund, 384,133 shares at net asset value of $8.76
    per share (cost $3,237,589)  .......................................             -              -              -
Investments in shares of Panorama Series Funds, Inc.:
  International Growth, 2,313,474 shares at net asset value of
    $1.34 per share (cost $2,648,099) ..................................     3,100,055              -              -
Investments in shares of Putnam Variable Trust:
  Growth and Income Fund, 12,944 shares at net asset value of
    $25.44 per share (cost $295,442) ...................................             -        329,299              -
  International Growth Fund, 244,494 shares at net asset value
    of $14.71 per share (cost $3,054,989) ..............................             -              -      3,596,507
                                                                          ------------   ------------   ------------
                                                                             3,100,055        329,299      3,596,507

Receivable from Minnesota Life for Policy purchase payments ............         3,136              -         26,023

Receivable for investments sold ........................................             -            249              -
                                                                          ------------   ------------   ------------
      Total assets .....................................................     3,103,191        329,548      3,622,530
                                                                          ------------   ------------   ------------
                          Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal
  payments and  mortality and expense charges ..........................             -            249              -

Payable for investments purchased ......................................         3,136              -         26,023
                                                                          ------------   ------------   ------------
      Total liabilities ................................................         3,136            249         26,023
                                                                          ------------   ------------   ------------
      Net assets applicable to policy owners ...........................     3,100,055        329,299      3,596,507
                                                                          ============   ============   ============
                     Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................     3,100,055        329,299      3,596,507
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                      Statements of Assets and Liabilities
                                December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                           Putnam VT       Putnam VT
                                                                              New            New          Putnam VT   Waddell & Reed
                                                                          Opportunities     Value         Voyager        Balanced
                                                                          ------------   ------------   ------------   ------------
                                 Assets
Investments in shares of Putnam Variable Trust:
  New Opportunities Fund, 3,630 shares at net asset value of $16.80 per   $     60,976              -              -              -
    share (cost $55,542) ...............................................
  New Value Fund, 108,242 shares at net asset value of $16.33 per share              -      1,767,585              -              -
    (cost $1,573,584)
  Voyager Fund, 118,853 shares at net asset value of $27.20 per share ..             -              -      3,232,814              -
    (cost $3,014,903)
Investments in shares of Waddell & Reed Target Funds, Inc.:
  Balanced Portfolio, 19,326,438 shares at net asset value of $7.68 per              -              -              -    148,394,189
    share (cost $149,720,036) ..........................................
  Growth Portfolio, 20,753,151 shares at net asset value of $8.37 per ..             -              -              -              -
    share (cost $189,575,381)
  International II Portfolio, 7,902,570 shares at net asset value of ...             -              -              -              -
    $19.17 per share (cost $116,227,445)
  Small Cap Growth Portfolio, 9,486,500 shares at net asset value
     of $9 68 per share (cost $87,932,182) .............................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
                                                                                60,976      1,767,585      3,232,814    148,394,189

Receivable from Minnesota Life for Policy purchase payments ............             -              -         27,670          1,593

Receivable for investments sold ........................................            15          5,377              -              -
                                                                          ------------   ------------   ------------   ------------
      Total assets .....................................................        60,991      1,772,962      3,260,484    148,395,782
                                                                          ------------   ------------   ------------   ------------
                          Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal payments .
  and  mortality and expense charges ...................................            15          5,377              -              -

Payable for investments purchased ......................................             -              -         27,670          1,593
                                                                          ------------   ------------   ------------   ------------
      Total liabilities ................................................            15          5,377         27,670          1,593
                                                                          ------------   ------------   ------------   ------------
      Net assets applicable to policy owners ...........................  $     60,976      1,767,585      3,232,814    148,394,189
                                                                          ============   ============   ============   ============
                     Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................  $     60,976      1,767,585      3,232,814    148,394,189
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                                           Waddell        Waddell
                                                                            Waddell         & Reed         & Reed
                                                                             & Reed     International     Small Cap
                                                                             Growth           II           Growth
                                                                          ------------   ------------   ------------
                                 Assets
Investments in shares of Putnam Variable Trust:
  New Opportunities Fund, 3,630 shares at net asset value of
    $16.80 per share (cost $55,542).. ..................................             -              -              -
  New Value Fund, 108,242 shares at net asset value of $16.33
    per share (cost $1,573,584) ........................................             -              -              -
  Voyager Fund, 118,853 shares at net asset value of $27.20 per
    share (cost $3,014,903) ............................................             -              -              -
Investments in shares of Waddell & Reed Target Funds, Inc.:
  Balanced Portfolio, 19,326,438 shares at net asset value of
    $7.68 per share (cost $149,720,036).. ..............................             -              -              -
  Growth Portfolio, 20,753,151 shares at net asset value of
    $8.37 per share (cost $189,575,381). ...............................   173,761,982              -              -
  International II Portfolio, 7,902,570 shares at net asset
    value of $19.17 per share (cost $116,227,445). .....................             -    151,477,262              -
  Small Cap Growth Portfolio, 9,486,500 shares at net asset
    value of $9.68 per share (cost $87,932,182).. ......................             -              -     91,838,802
                                                                          ------------   ------------   ------------
                                                                           173,761,982    151,477,262     91,838,802

Receivable from Minnesota Life for Policy purchase payments.                         -         70,443         17,379

Receivable for investments sold ........................................        99,912              -              -
                                                                          ------------   ------------   ------------
      Total assets. ....................................................   173,861,894    151,547,705     91,856,181
                                                                          ------------   ------------   ------------
                           Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal ..........        99,912              -              -
  payments and  mortality and expense charges..

Payable for investments purchased. .....................................             -         70,443         17,379
                                                                          ------------   ------------   ------------
      Total liabilities ................................................        99,912         70,443         17,379
                                                                          ------------   ------------   ------------
      Net assets applicable to policy owners .. ........................   173,761,982    151,477,262     91,838,802
                                                                          ============   ============   ============
                      Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................   173,761,982    151,477,262     91,838,802
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                      Statements of Assets and Liabilities
                                December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                             Waddell       Waddell
                                                                             Waddell         & Reed        & Reed        Waddell
                                                                             & Reed         Micro-Cap     Small Cap       & Reed
                                                                              Value          Growth         Value      Core Equity
                                                                          ------------   ------------   ------------   ------------
                                 Assets
Investments in shares of Waddell & Reed Target Funds, Inc.:
  Value Portfolio, 11,559,365 shares at net asset value of $6.22 per
    share (cost $62,003,217) ...........................................  $ 71,928,148              -              -              -
  Micro-Cap Growth Portfolio, 1,235,300 shares at net asset value of
    $14.80 per share (cost $16,525,193) ................................             -     18,281,451              -              -
  Small Cap Value Portfolio, 2,257,673 shares at net asset value of
    $16.63 per share (cost $28,608,860) ................................             -              -     37,551,645              -
  Core Equity Portfolio, 1,035,768 shares at net asset value of $10.24
    per share (cost $10,229,137)  ......................................             -              -              -     10,603,056
  Asset Strategy Portfolio, 82,847 shares at net asset value of $7.69
    per share (cost $594,489)  .........................................             -              -              -              -
  International Portfolio, 135,719 shares at net asset value of $6.65
    per share (cost $805,294) ..........................................             -              -              -              -
  Science & Technology Portfolio, 43,269 shares at net asset value of
    $14.40 per share (cost $549,724)  ..................................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
                                                                            71,928,148     18,281,451     37,551,645     10,603,056

Receivable from Minnesota Life for Policy purchase payments ............             -          4,964         57,744              -

Receivable for investments sold ........................................        19,010              -              -          5,486
                                                                          ------------   ------------   ------------   ------------
      Total assets .....................................................    71,947,158     18,286,415     37,609,389     10,608,542
                                                                          ------------   ------------   ------------   ------------
                               Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal payments
  and  mortality and expense charges ...................................        19,010              -              -          5,486

Payable for investments purchased ......................................             -          4,964         57,744              -
                                                                          ------------   ------------   ------------   ------------
      Total liabilities ................................................        19,010          4,964         57,744          5,486
                                                                          ------------   ------------   ------------   ------------
      Net assets applicable to policy owners ...........................  $ 71,928,148     18,281,451     37,551,645     10,603,056
                                                                          ============   ============   ============   ============
                          Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................  $ 71,928,148     18,281,451     37,551,645     10,603,056
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                             Waddell                      Waddell
                                                                              & Reed       Waddell         & Reed
                                                                              Asset         & Reed        Science &
                                   Assets                                   Strategy     International   Technology
                                                                          ------------   ------------   ------------
Investments in shares of Waddell & Reed Target Funds, Inc.:
  Value Portfolio, 11,559,365 shares at net asset value of
    $6.22 per share (cost $62,003,217) .................................             -              -              -
  Micro-Cap Growth Portfolio, 1,235,300 shares at net asset
    value of $14.80 per share (cost $16,525,193) .......................             -              -              -
  Small Cap Value Portfolio, 2,257,673 shares at net asset
    value of $16.63 per share (cost $28,608,860) .......................             -              -              -
  Core Equity Portfolio, 1,035,768 shares at net asset value of
    $10.24 per share (cost $10,229,137)  ...............................             -              -              -
  Asset Strategy Portfolio, 82,847 shares at net asset value of
    $7.69 per share (cost $594,489)  ...................................       637,309              -              -
  International Portfolio, 135,719 shares at net asset value of
    $6.65 per share (cost $805,294) ....................................             -        902,995              -
  Science & Technology Portfolio, 43,269 shares at net asset
    value of $14.40 per share (cost $549,724)  .........................             -              -        623,134
                                                                          ------------   ------------   ------------
                                                                               637,309        902,995        623,134

Receivable from Minnesota Life for Policy purchase payments ............         7,300          3,968              -

Receivable for investments sold ........................................             -              -            961
                                                                          ------------   ------------   ------------
      Total assets .....................................................       644,609        906,963        624,095
                                                                          ------------   ------------   ------------
                          Liabilities
Payable to Minnesota Life for Policy terminations, withdrawal
  payments and  mortality and expense charges ..........................             -              -            961

Payable for investments purchased ......................................         7,300          3,968              -
                                                                          ------------   ------------   ------------
      Total liabilities ................................................         7,300          3,968            961
                                                                          ------------   ------------   ------------
      Net assets applicable to policy owners ...........................       637,309        902,995        623,134
                                                                          ============   ============   ============
                     Policy Owners' Equity
      Total Policy Owners' equity (notes 5 and 6) ......................       637,309        902,995        623,134
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                             Statements of Operations
                          Year ended December 31, 2004


                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                           Advantus       Advantus       Advantus
                                                                           Advantus         Money           Index        Mortgage
                                                                             Bond           Market           500        Securities
                                                                          ------------   ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........  $          -        124,991              -              -
  Mortality, expense charges and administrative charges (note 3) .......      (335,759)       (83,747)    (1,216,414)      (258,584)
                                                                          ------------   ------------   ------------   ------------
      Investment income (loss) - net ...................................      (335,759)        41,244     (1,216,414)      (258,584)
                                                                          ------------   ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
      Proceeds from sales ..............................................     4,096,932     11,178,457     10,776,845      3,307,142
      Cost of investments sold .........................................    (3,620,820)   (11,178,457)   (10,181,058)    (2,955,412)
                                                                          ------------   ------------   ------------   ------------
                                                                               476,112              -        595,787        351,730
                                                                          ------------   ------------   ------------   ------------
      Net realized gains (losses) on investments .......................       476,112              -        595,787        351,730
                                                                          ------------   ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments       2,788,573              -     24,447,826      2,086,600
                                                                          ------------   ------------   ------------   ------------
      Net gains (losses) on investments ................................     3,264,685              -     25,043,613      2,438,330
                                                                          ------------   ------------   ------------   ------------
      Net increase (decrease) in net assets resulting from operations ..  $  2,928,926         41,244     23,827,199      2,179,746
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                            Advantus       Advantus       Advantus
                                                                         International     Index 400     Real Estate
                                                                              Bond          Mid-Cap       Securities
                                                                          ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........             -              -              -
  Mortality, expense charges and administrative charges (note 3) .......       (51,130)      (131,887)      (101,728)
                                                                          ------------   ------------   ------------
      Investment income (loss) - net ...................................       (51,130)      (131,887)      (101,728)
                                                                          ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -              -
                                                                          ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
      Proceeds from sales ..............................................       939,106      2,279,045      1,082,050
      Cost of investments sold. ........................................      (724,284)    (1,896,313)      (740,163)
                                                                          ------------   ------------   ------------
                                                                               214,822        382,732        341,887
                                                                          ------------   ------------   ------------
      Net realized gains (losses) on investments .......................       214,822        382,732        341,887
                                                                          ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .       994,833      3,709,918      6,528,702
                                                                          ------------   ------------   ------------
      Net gains (losses) on investments ................................     1,209,655      4,092,650      6,870,589
                                                                          ------------   ------------   ------------
      Net increase (decrease) in net assets resulting from operations ..     1,158,525      3,960,763      6,768,861
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                             Statements of Operations
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                                          AIM V.I.
                                                                            AIM V.I.                        Dent         AIM V.I.
                                                                           Aggressive      AIM V.I.     Demographic      Premier
                                                                             Growth        Balanced        Trends         Equity
                                                                          ------------   ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........  $          -          4,549              -          1,587
  Mortality, expense charges and administrative charges (note 3) .......        (7,420)        (1,307)          (919)        (1,773)
                                                                          ------------   ------------   ------------   ------------
      Investment income (loss) - net ...................................        (7,420)         3,242           (919)          (186)
                                                                          ------------   ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
      Proceeds from sales ..............................................       172,935        120,751         81,117         23,183
      Cost of investments sold .........................................      (145,555)      (113,687)       (80,022)       (20,642)
                                                                          ------------   ------------   ------------   ------------
                                                                                27,380          7,064          1,095          2,541
                                                                          ------------   ------------   ------------   ------------
      Net realized gains (losses) on investments .......................        27,380          7,064          1,095          2,541
                                                                          ------------   ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .       169,196          8,208         11,049         23,544
                                                                          ------------   ------------   ------------   ------------
      Net gains (losses) on investments ................................       196,576         15,272         12,144         26,085
                                                                          ------------   ------------   ------------   ------------
      Net increase (decrease) in net assets resulting from operations ..  $    189,156         18,514         11,225         25,899
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                            American
                                                                            Century        American       American
                                                                             Income         Century        Century
                                                                           and Growth        Ultra          Value
                                                                          ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........  $      4,629              -          8,209
  Mortality, expense charges and administrative charges (note 3) .......        (2,836)       (26,911)        (7,876)
                                                                          ------------   ------------   ------------
      Investment income (loss) - net ...................................         1,793        (26,911)           333
                                                                          ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -          7,535
                                                                          ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
      Proceeds from sales ..............................................       191,911        161,544        265,261
      Cost of investments sold .........................................      (168,462)      (133,892)      (220,331)
                                                                          ------------   ------------   ------------
                                                                                23,449         27,652         44,930
                                                                          ------------   ------------   ------------
      Net realized gains (losses) on investments .......................        23,449         27,652         52,465
                                                                          ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .        54,666        728,592        211,539
                                                                          ------------   ------------   ------------
      Net gains (losses) on investments ................................        78,115        756,244        264,004
                                                                          ------------   ------------   ------------
      Net increase (decrease) in net assets resulting from
      operations .......................................................  $     79,908        729,333        264,337
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                            Statements of Operations
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                          Credit Suisse
                                                                             Global                     Fidelity VIP
                                                                          Post-Venture   Fidelity VIP     Equity-      Fidelity VIP
                                                                             Capital      Contrafund       Income        Mid-Cap
                                                                          ------------   ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........  $          -         57,059        365,077              -
  Mortality, expense charges and administrative charges (note 3) .......        (8,108)      (149,123)      (148,915)      (119,155)
                                                                          ------------   ------------   ------------   ------------
      Investment income (loss) - net ...................................        (8,108)       (92,064)       216,162       (119,155)
                                                                          ------------   ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -         95,141              -
                                                                          ------------   ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
      Proceeds from sales ..............................................       487,650        757,298      1,387,120        882,736
      Cost of investments sold .........................................      (474,790)      (642,059)    (1,266,249)      (654,707)
                                                                          ------------   ------------   ------------   ------------
                                                                                12,860        115,239        120,871        228,029
                                                                          ------------   ------------   ------------   ------------
      Net realized gains (losses) on investments .......................        12,860        115,239        216,012        228,029
                                                                          ------------   ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .       261,234      4,368,947      2,917,348      5,531,819
                                                                          ------------   ------------   ------------   ------------
      Net gains (losses) on investments ................................       274,094      4,484,186      3,133,360      5,759,848
                                                                          ------------   ------------   ------------   ------------
      Net increase (decrease) in net assets resulting from operations ..  $    265,986      4,392,122      3,349,522      5,640,693
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                            Franklin
                                                                            Large Cap      Franklin
                                                                             Growth      Mutual Shares   Franklin
                                                                           Securities     Securities     Small Cap
                                                                          ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........         4,822         18,805              -
  Mortality, expense charges and administrative charges (note 3) .......        (5,288)       (13,372)       (70,822)
                                                                          ------------   ------------   ------------
      Investment income (loss) - net ...................................          (466)         5,433        (70,822)
                                                                          ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -              -
                                                                          ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
      Proceeds from sales ..............................................       296,120        118,407      1,005,000
      Cost of investments sold .........................................      (255,150)       (98,706)      (858,216)
                                                                          ------------   ------------   ------------
                                                                                40,970         19,701        146,784
                                                                          ------------   ------------   ------------
      Net realized gains (losses) on investments .......................        40,970         19,701        146,784
                                                                          ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .        59,152        385,842      1,522,935
                                                                          ------------   ------------   ------------
      Net gains (losses) on investments ................................       100,122        405,543      1,669,719
                                                                          ------------   ------------   ------------
      Net increase (decrease) in net assets resulting from operations ..        99,656        410,976      1,598,897
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                            Statements of Operations
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                           Templeton
                                                                           Developing     Templeton        Janus          Janus
                                                                             Markets     Global Asset      Aspen       Aspen Capital
                                                                           Securities     Allocation      Balanced     Appreciation
                                                                          ------------   ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........  $    221,499        117,024          7,416          5,729
  Mortality, expense charges and administrative charges (note 3) .......       (61,027)       (21,037)        (1,482)      (108,888)
                                                                          ------------   ------------   ------------   ------------
      Investment income (loss) - net ...................................       160,472         95,987          5,934       (103,159)
                                                                          ------------   ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
      Proceeds from sales ..............................................     1,746,043        342,078         62,640      2,563,775
      Cost of investments sold .........................................    (1,295,326)      (303,603)       (57,216)    (2,751,092)
                                                                          ------------   ------------   ------------   ------------
                                                                               450,717         38,475          5,424       (187,317)
                                                                          ------------   ------------   ------------   ------------
      Net realized gains (losses) on investments .......................       450,717         38,475          5,424       (187,317)
                                                                          ------------   ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .    2,185,193        564,427         15,231      3,914,933
                                                                          ------------   ------------   ------------   ------------
      Net gains (losses) on investments ................................     2,635,910        602,902         20,655      3,727,616
                                                                          ------------   ------------   ------------   ------------
      Net increase (decrease) in net assets resulting from operations ..  $  2,796,382        698,889         26,589      3,624,457
                                                                          ============   ============   ============   ============


                                                                                    Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                              Janus           MFS           MFS
                                                                          International    Investors      Mid Cap
                                                                             Growth      Growth Stock      Growth
                                                                          ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........       156,885              -              -
  Mortality, expense charges and administrative charges (note 3) .......       (90,535)        (2,733)        (3,307)
                                                                          ------------   ------------   ------------
      Investment income (loss) - net ...................................        66,350         (2,733)        (3,307)
                                                                          ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -              -
                                                                          ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
      Proceeds from sales ..............................................     1,898,634        219,257        720,446
      Cost of investments sold .........................................    (2,002,867)      (202,423)      (700,527)
                                                                          ------------   ------------   ------------
                                                                              (104,233)        16,834         19,919
                                                                          ------------   ------------   ------------
      Net realized gains (losses) on investments .......................      (104,233)        16,834         19,919
                                                                          ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .     3,255,464         32,436         49,904
                                                                          ------------   ------------   ------------
      Net gains (losses) on investments ................................     3,151,231         49,270         69,823
                                                                          ------------   ------------   ------------
      Net increase (decrease) in net assets resulting from operations ..     3,217,581         46,537         66,516
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                             Statements of Operations
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                               MFS                       Oppenheimer
                                                                               New            MFS          Capital      Oppenheimer
                                                                            Discovery        Value      Appreciation    High Income
                                                                          ------------   ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........  $          -         51,161          3,789        114,375
  Mortality, expense charges and administrative charges (note 3) .......       (14,662)       (15,301)       (10,468)       (10,815)
                                                                          ------------   ------------   ------------   ------------
    Investment income (loss) - net .....................................       (14,662)        35,860         (6,679)       103,560
                                                                          ------------   ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
    Proceeds from sales ................................................       583,099        151,399        225,460        624,964
    Cost of investments sold ...........................................      (530,464)      (129,664)      (194,247)      (605,952)
                                                                          ------------   ------------   ------------   ------------
                                                                                52,635         21,735         31,213         19,012
                                                                          ------------   ------------   ------------   ------------
    Net realized gains (losses) on investments .........................        52,635         21,735         31,213         19,012
                                                                          ------------   ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .       205,742        454,834        149,841         69,810
                                                                          ------------   ------------   ------------   ------------
    Net gains (losses) on investments ..................................       258,377        476,569        181,054         88,822
                                                                          ------------   ------------   ------------   ------------
    Net increase (decrease) in net assets resulting from operations ....  $    243,715        512,429        174,375        192,382
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                           Oppenheimer     Putnam VT     Putnam VT
                                                                          International   Growth and   International
                                                                             Growth         Income         Growth
                                                                          ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........        21,418          4,042         30,885
  Mortality, expense charges and administrative charges (note 3) .......       (10,340)        (1,291)       (12,664)
                                                                          ------------   ------------   ------------
    Investment income (loss) - net .....................................        11,078          2,751         18,221
                                                                          ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -              -
                                                                          ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
    Proceeds from sales ................................................       364,782         45,954        432,708
    Cost of investments sold ...........................................      (291,270)       (39,468)      (348,680)
                                                                          ------------   ------------   ------------
                                                                                73,512          6,486         84,028
                                                                          ------------   ------------   ------------
    Net realized gains (losses) on investments .........................        73,512          6,486         84,028
                                                                          ------------   ------------   ------------

  Net change in unrealized appreciation or depreciation of investments .       335,037         18,021        363,845
                                                                          ------------   ------------   ------------
    Net gains (losses) on investments ..................................       408,549         24,507        447,873
                                                                          ------------   ------------   ------------
    Net increase (decrease) in net assets resulting from operations ....       419,627         27,258        466,094
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                             Statements of Operations
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                           Putnam VT      Putnam VT                      Waddell &
                                                                              New             New         Putnam VT        Reed
                                                                         Opportunities       Value         Voyager       Balanced
                                                                         -------------   ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........  $          -          6,076          5,095      2,087,407
  Mortality, expense charges and administrative charges (note 3) .......          (508)        (4,744)       (11,926)      (710,781)
                                                                          ------------   ------------   ------------   ------------
    Investment income (loss) - net .....................................          (508)         1,332         (6,831)     1,376,626
                                                                          ------------   ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
    Proceeds from sales ................................................       131,673        252,486        215,897     12,990,964
    Cost of investments sold ...........................................      (122,917)      (206,232)      (194,799)   (13,880,213)
                                                                          ------------   ------------   ------------   ------------
                                                                                 8,756         46,254         21,098       (889,249)
                                                                          ------------   ------------   ------------   ------------
    Net realized gains (losses) on investments .........................         8,756         46,254         21,098       (889,249)
                                                                          ------------   ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .         2,986        121,994        132,113     11,159,598
                                                                          ------------   ------------   ------------   ------------
    Net gains (losses) on investments ..................................        11,742        168,248        153,211     10,270,349
                                                                          ------------   ------------   ------------   ------------
    Net increase (decrease) in net assets resulting from operations ....  $     11,234        169,580        146,380     11,646,975
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                                           Waddell &      Waddell &
                                                                            Waddell &        Reed           Reed
                                                                              Reed      International     Small Cap
                                                                             Growth           II           Growth
                                                                          ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........       469,680      1,436,181              -
  Mortality, expense charges and administrative charges (note 3) .......      (850,190)      (663,144)      (422,269)
                                                                          ------------   ------------   ------------
    Investment income (loss) - net .....................................      (380,510)       773,037       (422,269)
                                                                          ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -      1,133,819              -
                                                                          ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
    Proceeds from sales ................................................    13,470,609      8,559,641      8,109,684
    Cost of investments sold ...........................................   (16,651,245)    (7,321,998)    (8,809,097)
                                                                          ------------   ------------   ------------
                                                                            (3,180,636)     1,237,643       (699,413)
                                                                          ------------   ------------   ------------
    Net realized gains (losses) on investments .........................    (3,180,636)     2,371,462       (699,413)
                                                                          ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .     8,178,901     24,364,116     12,224,651
                                                                          ------------   ------------   ------------
    Net gains (losses) on investments ..................................     4,998,265     26,735,578     11,525,238
                                                                          ------------   ------------   ------------
    Net increase (decrease) in net assets resulting from operations ....     4,617,755     27,508,615     11,102,969
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                             Statements of Operations
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                           Waddell &      Waddell &
                                                                            Waddell &        Reed           Reed         Waddell &
                                                                              Reed         Micro-Cap      Small Cap         Reed
                                                                              Value         Growth          Value       Core Equity
                                                                          ------------   ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........  $    710,138              -              -         64,018
  Mortality, expense charges and administrative charges (note 3) .......      (333,468)       (86,350)      (157,303)       (48,938)
                                                                          ------------   ------------   ------------   ------------
    Investment income (loss) - net .....................................       376,670        (86,350)      (157,303)        15,080
                                                                          ------------   ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............             -              -      1,826,341              -
                                                                          ------------   ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
    Proceeds from sales ................................................     5,758,322      3,382,137      2,142,640      1,738,678
    Cost of investments sold ...........................................    (5,361,800)    (3,648,240)    (1,668,264)    (1,876,513)
                                                                          ------------   ------------   ------------   ------------
                                                                               396,522       (266,103)       474,376       (137,835)
                                                                          ------------   ------------   ------------   ------------
    Net realized gains (losses) on investments .........................       396,522       (266,103)     2,300,717       (137,835)
                                                                          ------------   ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .     8,214,821      1,846,334      2,413,155        961,258
                                                                          ------------   ------------   ------------   ------------
    Net gains (losses) on investments ..................................     8,611,343      1,580,231      4,713,872        823,423
                                                                          ------------   ------------   ------------   ------------
    Net increase (decrease) in net assets resulting from operations ....  $  8,988,013      1,493,881      4,556,569        838,503
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                           Waddell &                      Waddell &
                                                                              Reed        Waddell &         Reed
                                                                              Asset          Reed         Science &
                                                                            Strategy    International    Technology
                                                                          ------------   ------------   ------------
Investment income (loss):
  Investment income distributions from underlying mutual fund ..........  $      7,952          5,482              -
  Mortality, expense charges and administrative charges (note 3) .......        (1,447)        (2,555)        (1,792)
                                                                          ------------   ------------   ------------
    Investment income (loss) - net .....................................         6,505          2,927         (1,792)
                                                                          ------------   ------------   ------------
Realized and unrealized gains (losses) on investments - net:
  Realized gain distributions from underlying mutual fund ..............         4,242              -              -
                                                                          ------------   ------------   ------------
  Realized gains (losses) on sales of investments:
    Proceeds from sales ................................................        61,266        534,105        387,912
    Cost of investments sold ...........................................       (60,612)      (520,590)      (392,732)
                                                                          ------------   ------------   ------------
                                                                                   654         13,515         (4,820)
                                                                          ------------   ------------   ------------
    Net realized gains (losses) on investments .........................         4,896         13,515         (4,820)
                                                                          ------------   ------------   ------------
  Net change in unrealized appreciation or depreciation of investments .        41,715         81,267         70,463
                                                                          ------------   ------------   ------------
    Net gains (losses) on investments ..................................        46,611         94,782         65,643
                                                                          ------------   ------------   ------------
    Net increase (decrease) in net assets resulting from operations ....  $     53,116         97,709         63,851
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statement of Changes in Net Assets
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                           Advantus       Advantus       Advantus
                                                                            Advantus         Money         Index         Mortgage
                                                                              Bond          Market          500         Securities
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $   (335,759)        41,244     (1,216,414)      (258,584)
  Net realized gains (losses) on investments ...........................       476,112              -        595,787        351,730
  Net change in unrealized appreciation or depreciation of
    investments ........................................................     2,788,573              -     24,447,826      2,086,600
                                                                          ------------   ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........     2,928,926         41,244     23,827,199      2,179,746
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................     7,912,396      9,504,325     19,449,648      6,311,864
  Policy terminations, withdrawal payments and charges .................    (3,997,944)   (11,141,549)   (10,347,830)    (3,217,063)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............     3,914,452     (1,637,224)     9,101,818      3,094,801
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................     6,843,378     (1,595,980)    32,929,017      5,274,547
Net assets at the beginning of year ....................................    64,912,460     18,328,561    233,704,567     49,223,053
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $ 71,755,838     16,732,581    266,633,584     54,497,600
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                            Advantus       Advantus       Advantus
                                                                         International     Index 400    Real Estate
                                                                              Bond          Mid-Cap      Securities
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................       (51,130)      (131,887)      (101,728)
  Net realized gains (losses) on investments ...........................       214,822        382,732        341,887
  Net change in unrealized appreciation or depreciation of
    investments ........................................................       994,833      3,709,918      6,528,702
                                                                          ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........     1,158,525      3,960,763      6,768,861
                                                                          ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................     2,263,340      6,049,293      8,489,305
  Policy terminations, withdrawal payments and charges .................      (924,421)    (2,247,598)    (1,066,492)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............     1,338,919      3,801,695      7,422,813
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................     2,497,444      7,762,458     14,191,674
Net assets at the beginning of year ....................................     9,639,586     23,447,795     15,304,774
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................    12,137,030     31,210,253     29,496,448
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statement of Changes in Net Assets
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                                          AIM V.I.
                                                                            AIM V.I.                        Dent          AIM V.I.
                                                                           Aggressive      AIM V.I.     Demographic       Premier
                                                                             Growth        Balanced        Trends          Equity
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $     (7,420)         3,242           (919)          (186)
  Net realized gains (losses) on investments ...........................        27,380          7,064          1,095          2,541
  Net change in unrealized appreciation or depreciation of
    investments ........................................................       169,196          8,208         11,049         23,544
                                                                          ------------   ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........       189,156         18,514         11,225         25,899
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................       880,305        288,154        183,147        235,436
  Policy withdrawals and charges .......................................      (171,240)      (120,220)       (80,745)       (22,570)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............       709,065        167,934        102,402        212,866
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................       898,221        186,448        113,627        238,765
Net assets at the beginning of year ....................................     1,083,101        165,008        115,564        279,528
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $  1,981,322        351,456        229,191        518,293
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                            American
                                                                            Century        American       American
                                                                             Income         Century        Century
                                                                           and Growth        Ultra          Value
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................         1,793        (26,911)           333
  Net realized gains (losses) on investments ...........................        23,449         27,652         52,465
  Net change in unrealized appreciation or depreciation of
    investments ........................................................        54,666        728,592        211,539
                                                                          ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........        79,908        729,333        264,337
                                                                          ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................       715,658      6,562,662      2,562,395
  Policy withdrawals and charges .......................................      (191,040)      (159,574)      (264,194)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............       524,618      6,403,088      2,298,201
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................       604,526      7,132,421      2,562,538
Net assets at the beginning of year ....................................       326,036      2,464,606        671,196
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................       930,562      9,597,027      3,233,734
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statement of Changes in Net Assets
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                             Credit
                                                                             Suisse
                                                                             Global                     Fidelity VIP
                                                                          Post-Venture   Fidelity VIP      Equity-     Fidelity VIP
                                                                             Capital      Contrafund       Income         Mid-Cap
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $     (8,108)       (92,064)       216,162       (119,155)
  Net realized gains (losses) on investments ...........................        12,860        115,239        216,012        228,029
  Net change in unrealized appreciation or depreciation of
    investments ........................................................       261,234      4,368,947      2,917,348      5,531,819
                                                                          ------------   ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........       265,986      4,392,122      3,349,522      5,640,693
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................       699,809      8,424,224     11,360,594      6,885,856
  Policy withdrawals and charges .......................................      (485,146)      (733,470)    (1,366,573)      (858,100)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............       214,663      7,690,754      9,994,021      6,027,756
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................       480,649     12,082,876     13,343,543     11,668,449
Net assets at the beginning of year ....................................     1,407,038     24,931,097     24,188,307     19,837,629
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $  1,887,687     37,013,973     37,531,850     31,506,078
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                            Franklin
                                                                           Large Cap       Franklin
                                                                             Growth     Mutual Shares     Franklin
                                                                           Securities     Securities      Small Cap
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................          (466)         5,433        (70,822)
  Net realized gains (losses) on investments ...........................        40,970         19,701        146,784
  Net change in unrealized appreciation or depreciation of
    investments ........................................................        59,152        385,842      1,522,935
                                                                          ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........        99,656        410,976      1,598,897
                                                                          ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................     1,187,933      3,237,623      4,071,084
  Policy withdrawals and charges .......................................      (294,779)      (116,671)      (987,570)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............       893,154      3,120,952      3,083,514
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................       992,810      3,531,928      4,682,411
Net assets at the beginning of year ....................................       648,889      1,303,765     12,446,579
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................     1,641,699      4,835,693     17,128,990
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statement of Changes in Net Assets
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                           Templeton
                                                                           Developing     Templeton         Janus          Janus
                                                                             Markets     Global Asset       Aspen     Aspen Capital
                                                                           Securities     Allocation      Balanced     Appreciation
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $    160,472         95,987          5,934       (103,159)
  Net realized gains (losses) on investments ...........................       450,717         38,475          5,424       (187,317)
  Net change in unrealized appreciation or depreciation of
    investments ........................................................     2,185,193        564,427         15,231      3,914,933
                                                                          ------------   ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........     2,796,382        698,889         26,589      3,624,457
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................     2,663,774      2,934,104        174,184      2,735,330
  Policy withdrawals and charges .......................................    (1,728,077)      (338,347)       (62,197)    (2,519,011)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............       935,697      2,595,757        111,987        216,319
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................     3,732,079      3,294,646        138,576      3,840,776
Net assets at the beginning of year ....................................    10,880,089      2,708,730        227,257     20,661,447
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $ 14,612,168      6,003,376        365,833     24,502,223
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                              Janus           MFS            MFS
                                                                         International     Investors       Mid Cap
                                                                             Growth      Growth Stock      Growth
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................        66,350         (2,733)        (3,307)
  Net realized gains (losses) on investments ...........................      (104,233)        16,834         19,919
  Net change in unrealized appreciation or depreciation of
    investments ........................................................     3,255,464         32,436         49,904
                                                                          ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........     3,217,581         46,537         66,516
                                                                          ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................     2,602,100        382,620      1,239,708
  Policy withdrawals and charges .......................................    (1,867,303)      (218,462)      (719,302)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............       734,797        164,158        520,406
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................     3,952,378        210,695        586,922
Net assets at the beginning of year ....................................    17,221,128        446,233        307,921
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................    21,173,506        656,928        894,843
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statement of Changes in Net Assets
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                               MFS                      Oppenheimer
                                                                               New            MFS         Capital      Oppenheimer
                                                                            Discovery        Value      Appreciation   High Income
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $    (14,662)        35,860         (6,679)       103,560
  Net realized gains (losses) on investments ...........................        52,635         21,735         31,213         19,012
  Net change in unrealized appreciation or depreciation of
    investments ........................................................       205,742        454,834        149,841         69,810
                                                                          ------------   ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........       243,715        512,429        174,375        192,382
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................     3,094,198      2,662,262      2,202,753      2,377,623
  Policy withdrawals and charges .......................................      (580,436)      (148,487)      (223,917)      (623,161)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............     2,513,762      2,513,775      1,978,836      1,754,462
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................     2,757,477      3,026,204      2,153,211      1,946,844
Net assets at the beginning of year ....................................     1,587,693      1,759,604      1,077,516      1,418,164
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $  4,345,170      4,785,808      3,230,727      3,365,008
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                          Oppenheimer     Putnam VT      Putnam VT
                                                                         International    Growth and   International
                                                                             Growth         Income         Growth
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................        11,078          2,751         18,221

  Net realized gains (losses) on investments ...........................        73,512          6,486         84,028
  Net change in unrealized appreciation or depreciation of
    investments ........................................................       335,037         18,021        363,845
                                                                          ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........       419,627         27,258        466,094
                                                                          ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................     1,839,798        198,259      1,991,654
  Policy withdrawals and charges .......................................      (362,675)       (45,596)      (430,015)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............     1,477,123        152,663      1,561,639
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................     1,896,750        179,921      2,027,733
Net assets at the beginning of year ....................................     1,203,305        149,378      1,568,774
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................     3,100,055        329,299      3,596,507
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statement of Changes in Net Assets
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                           Putnam VT      Putnam VT                      Waddell &
                                                                              New            New         Putnam VT         Reed
                                                                         Opportunities      Value         Voyager        Balanced
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $       (508)         1,332         (6,831)     1,376,626
  Net realized gains (losses) on investments ...........................         8,756         46,254         21,098       (889,249)
  Net change in unrealized appreciation or depreciation of
    investments ........................................................         2,986        121,994        132,113     11,159,598
                                                                          ------------   ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........        11,234        169,580        146,380     11,646,975
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................       120,821      1,264,423      1,719,665      5,613,980
  Policy withdrawals and charges .......................................      (131,446)      (251,358)      (213,064)   (12,595,690)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............       (10,625)     1,013,065      1,506,601     (6,981,710)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................           609      1,182,645      1,652,981      4,665,265
Net assets at the beginning of year ....................................        60,367        584,940      1,579,833    143,728,924
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $     60,976      1,767,585      3,232,814    148,394,189
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                                          Waddell &      Waddell &
                                                                           Waddell &         Reed           Reed
                                                                              Reed      International    Small Cap
                                                                             Growth           II           Growth
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................      (380,510)       773,037       (422,269)
  Net realized gains (losses) on investments ...........................    (3,180,636)     2,371,462       (699,413)
  Net change in unrealized appreciation or depreciation of investments .     8,178,901     24,364,116     12,224,651
                                                                          ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........     4,617,755     27,508,615     11,102,969
                                                                          ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................     7,396,050      6,543,983      4,799,032
  Policy withdrawals and charges .......................................   (13,005,530)    (8,235,744)    (7,860,955)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............    (5,609,480)    (1,691,761)    (3,061,923)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................      (991,725)    25,816,854      8,041,046
Net assets at the beginning of year ....................................   174,753,707    125,660,408     83,797,756
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................   173,761,982    151,477,262     91,838,802
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statement of Changes in Net Assets
                          Year ended December 31, 2004

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                          Waddell &      Waddell &
                                                                           Waddell &         Reed           Reed        Waddell &
                                                                              Reed        Micro-Cap      Small Cap         Reed
                                                                             Value          Growth         Value       Core Equity
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $    376,670        (86,350)      (157,303)        15,080
  Net realized gains (losses) on investments ...........................       396,522       (266,103)     2,300,717       (137,835)
  Net change in unrealized appreciation or depreciation of
    investments ........................................................     8,214,821      1,846,334      2,413,155        961,258
                                                                          ------------   ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........     8,988,013      1,493,881      4,556,569        838,503
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................     3,851,312      2,459,860      6,096,816      1,350,790
  Policy withdrawals and charges .......................................    (5,596,208)    (3,343,632)    (2,106,195)    (1,717,749)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............    (1,744,896)      (883,772)     3,990,621       (366,959)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................     7,243,117        610,109      8,547,190        471,544
Net assets at the beginning of year ....................................    64,685,031     17,671,342     29,004,455     10,131,512
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $ 71,928,148     18,281,451     37,551,645     10,603,056
                                                                          ============   ============   ============   ============


                                                                                      Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                           Waddell &                     Waddell &
                                                                              Reed        Waddell &         Reed
                                                                             Asset           Reed        Science &
                                                                            Strategy    International    Technology
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................         6,505          2,927         (1,792)
  Net realized gains (losses) on investments ...........................         4,896         13,515         (4,820)
  Net change in unrealized appreciation or depreciation of
    investments ........................................................        41,715         81,267         70,463
                                                                          ------------   ------------   ------------
Net increase (decrease) in net assets resulting from operations ........        53,116         97,709         63,851
                                                                          ------------   ------------   ------------
Policy transactions (notes 2, 3, 4 and 5):
  Policy purchase payments .............................................       579,960      1,100,787        843,340
  Policy withdrawals and charges .......................................       (60,548)      (533,466)      (387,494)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from Policy transactions .............       519,412        567,321        455,846
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................       572,528        665,030        519,697
Net assets at the beginning of year ....................................        64,781        237,965        103,437
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................       637,309        902,995        623,134
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statements of Changes in Net Assets
                          Year ended December 31, 2003

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                           Advantus       Advantus       Advantus
                                                                            Advantus        Money         Mortgage        Index
                                                                              Bond          Market       Securities        500
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $   (315,508)        27,459       (235,609)      (945,814)
  Net realized gains (losses) on investments ...........................       401,690              -        263,208     (4,089,002)
  Net change in unrealized appreciation or depreciation on investments .     2,842,718              -      1,632,816     52,663,675
                                                                          ------------   ------------   ------------   ------------
Net increase in net assets resulting from operations ...................     2,928,900         27,459      1,660,415     47,628,859
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     7,065,350     11,758,903      6,930,611     38,825,815
  Policy withdrawals and charges .......................................    (4,237,948)   (18,587,936)    (3,246,805)   (17,081,633)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............     2,827,402     (6,829,033)     3,683,806     21,744,182
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................     5,756,302     (6,801,574)     5,344,221     69,373,041
Net assets at the beginning of year (note 1) ...........................    59,156,158     25,130,135     43,878,832    164,331,526
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $ 64,912,460     18,328,561     49,223,053    233,704,567
                                                                          ============   ============   ============   ============


                                                                                   Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                                                         Advantus
                                                                            Advantus       Advantus        Real
                                                                          International   Index 400       Estate
                                                                             Bond          Mid-Cap      Securities
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................       (41,367)       (86,236)       (54,111)
  Net realized gains (losses) on investments ...........................       216,412       (203,119)        97,004
  Net change in unrealized appreciation or depreciation on investments .     1,319,870      5,562,260      3,879,591
                                                                          ------------   ------------   ------------
Net increase in net assets resulting from operations ...................     1,494,915      5,272,905      3,922,484
                                                                          ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     2,972,502      6,245,191      3,974,290
  Policy withdrawals and charges .......................................    (1,226,232)    (2,214,601)      (491,437)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............     1,746,270      4,030,590      3,482,853
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................     3,241,185      9,303,495      7,405,337
Net assets at the beginning of year (note 1) ...........................     6,398,401     14,144,300      7,899,437
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................     9,639,586     23,447,795     15,304,774
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statements of Changes in Net Assets
                          Year ended December 31, 2003

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                            Templeton
                                                                           Developing      Templeton
                                                                             Markets     Global Asset    Franklin      Fidelity VIP
                                                                           Securities     Allocation     Small Cap        Mid Cap
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $     51,731         26,095        (45,310)       (37,533)
  Net realized gains (losses) on investments ...........................       (20,607)         4,541        (13,800)        19,860
  Net change in unrealized appreciation or depreciation on investments .     3,499,117        422,929      3,106,671      5,014,456
                                                                          ------------   ------------   ------------   ------------
Net increase in net assets resulting from operations ...................     3,530,241        453,565      3,047,561      4,996,783
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     1,908,746      1,558,991      4,149,341      4,284,987
  Policy withdrawals and charges .......................................      (916,948)      (131,016)      (488,246)      (932,758)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............       991,798      1,427,975      3,661,095      3,352,229
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................     4,522,039      1,881,540      6,708,656      8,349,012
Net assets at the beginning of year (note 1) ...........................     6,358,050        827,190      5,737,923     11,488,617
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $ 10,880,089      2,708,730     12,446,579     19,837,629
                                                                          ============   ============   ============   ============


                                                                                   Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                                                           Janus
                                                                          Fidelity VIP   Fidelity VIP   Aspen Capital
                                                                           Contrafund   Equity Income   Appreciation
                                                                          ------------  -------------   ------------
Operations:
  Investment income (loss) - net .......................................       (41,545)       149,006        (45,154)
  Net realized gains (losses) on investments ...........................      (100,171)       (37,188)      (460,647)
  Net change in unrealized appreciation or depreciation on investments .     5,795,617      4,884,022      3,844,731
                                                                          ------------   ------------   ------------
Net increase in net assets resulting from operations ...................     5,653,901      4,995,840      3,338,930
                                                                          ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     6,919,144      7,493,147      3,479,774
  Policy withdrawals and charges .......................................    (7,568,494)      (668,462)    (1,560,902)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............      (649,350)     6,824,685      1,918,872
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................     5,004,551     11,820,525      5,257,802
Net assets at the beginning of year (note 1) ...........................    19,926,546     12,367,782     15,403,645
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................    24,931,097     24,188,307     20,661,447
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statements of Changes in Net Assets
                          Year ended December 31, 2003

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                                       Credit Suisse
                                                                           Janus Aspen      Janus         Global         AIM V.I.
                                                                          International     Aspen       Post-Venture    Aggressive
                                                                             Growth        Balanced       Capital        Growth
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $     67,481          1,943         (4,867)        (1,573)
  Net realized gains (losses) on investments ...........................      (523,116)           199        (79,068)         1,372
  Net change in unrealized appreciation or depreciation on investments .     4,804,775         10,790        465,928         87,349
                                                                          ------------   ------------   ------------   ------------
Net increase in net assets resulting from operations ...................     4,349,140         12,932        381,993         87,148
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     2,462,136        219,390        502,231      1,011,070
  Policy withdrawals and charges .......................................    (1,343,844)        (5,065)      (218,159)       (15,117)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............     1,118,292        214,325        284,072        995,953
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................     5,467,432        227,257        666,065      1,083,101
Net assets at the beginning of year (note 1) ...........................    11,753,696              -        740,973              -
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $ 17,221,128        227,257      1,407,038      1,083,101
                                                                          ============   ============   ============   ============


                                                                                   Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                                                         AIM V.I.
                                                                                           AIM V.I.        Dent
                                                                            AIM V.I.       Premier      Demographic
                                                                            Balanced       Equity         Trends
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................         2,799             97           (153)
  Net realized gains (losses) on investments ...........................           986            571          2,387
  Net change in unrealized appreciation or depreciation on investments .         6,426         24,038          4,148
                                                                          ------------   ------------   ------------
Net increase in net assets resulting from operations ...................        10,211         24,706          6,382
                                                                          ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................       169,356        262,909        181,932
  Policy withdrawals and charges .......................................       (14,559)        (8,087)       (72,750)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............       154,797        254,822        109,182
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................       165,008        279,528        115,564
Net assets at the beginning of year (note 1) ...........................             -              -              -
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................       165,008        279,528        115,564
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statements of Changes in Net Assets
                          Year ended December 31, 2003

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                           American
                                                                            American        Century       American       Franklin
                                                                             Century        Income        Century      Mutual Shares
                                                                              Value       and Growth       Ultra        Securities
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $       (967)          (396)        (2,703)         1,151
  Net realized gains (losses) on investments ...........................         1,046          1,536            987            119
  Net change in unrealized appreciation or depreciation on investments .        73,632         27,250        122,738        106,430
                                                                          ------------   ------------   ------------   ------------
Net increase in net assets resulting from operations ...................        73,711         28,390        121,022        107,700
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................       608,982        314,931      2,352,785      1,196,069
  Policy withdrawals and charges .......................................       (11,497)       (17,285)        (9,201)        (2,800)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............       597,485        297,646      2,343,584      1,196,065
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................       671,196        326,036      2,464,606      1,303,765
Net assets at the beginning of year (note 1) ...........................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $    671,196        326,036      2,464,606      1,303,765
                                                                          ============   ============   ============   ============


                                                                                   Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                            Franklin
                                                                           Large Cap         MFS             MFS
                                                                            Growth        Investors        Mid Cap
                                                                           Securities    Growth Stock      Growth
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................           (26)          (610)          (375)
  Net realized gains (losses) on investments ...........................           825            288          3,666
  Net change in unrealized appreciation or depreciation on investments .        54,156         21,527         14,920
                                                                          ------------   ------------   ------------
Net increase in net assets resulting from operations ...................        54,955         21,205         18,211
                                                                          ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................       603,616        428,448        337,481
  Policy withdrawals and charges .......................................       (10,539)        (3,420)       (47,771)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............       593,934        425,028        289,710
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................       648,889        446,233        307,921
Net assets at the beginning of year (note 1) ...........................             -              -              -
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................       648,889        446,233        307,921
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statements of Changes in Net Assets
                          Year ended December 31, 2003

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                              MFS                        Oppenheimer
                                                                              New            MFS           Capital     Oppenheimer
                                                                           Discovery        Value       Appreciation   High Income
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $     (1,724)        (2,326)        (1,307)        (1,678)
  Net realized gains (losses) on investments ...........................         8,935          2,353          8,111          9,503
  Net change in unrealized appreciation or depreciation on investments .        65,750        171,775         80,447         57,609
                                                                          ------------   ------------   ------------   ------------
Net increase in net assets resulting from operations ...................        72,961        171,802         87,251         65,434
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     1,568,875      1,607,676      1,069,925      1,541,243
  Policy withdrawals and charges .......................................       (54,143)       (19,874)       (79,660)      (188,513)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............     1,514,732      1,587,802        990,265      1,352,730
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................     1,587,693      1,759,604      1,077,516      1,418,164
Net assets at the beginning of year (note 1) ...........................             -              -              -              -
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $  1,587,693      1,759,604      1,077,516      1,418,164
                                                                          ============   ============   ============   ============


                                                                                   Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                          Oppenheimer     Putnam VT      Putnam VT
                                                                         International    Growth and   International
                                                                            Growth          Income         Equity
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................        (1,272)          (232)        (2,258)
  Net realized gains (losses) on investments ...........................        35,508            927         21,365
  Net change in unrealized appreciation or depreciation on investments .       116,919         15,836        177,673
                                                                          ------------   ------------   ------------
Net increase in net assets resulting from operations ...................       151,155         16,531        196,780
                                                                          ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     1,901,858        141,028      1,685,212
  Policy withdrawals and charges .......................................      (849,708)        (8,181)      (313,218)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............     1,052,150        132,847      1,371,994
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................     1,203,305        149,378      1,568,774
Net assets at the beginning of year (note 1) ...........................             -              -              -
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................     1,203,305        149,378      1,568,774
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statements of Changes in Net Assets
                          Year ended December 31, 2003

                                                                                          Segregated Sub-Accounts
                                                                          ----------------------------------------------------------
                                                                           Putnam VT      Putnam VT                      Waddell
                                                                              New            New         Putnam VT        & Reed
                                                                         Opportunities      Value         Voyager         Growth
                                                                         -------------   ------------   ------------  --------------
Operations:
  Investment income (loss) - net .......................................  $        (50)          (824)        (2,213)      (772,787)
  Net realized gains (losses) on investments ...........................           452          5,200          7,038    (54,647,919)
  Net change in unrealized appreciation or depreciation on investments .         2,448         72,007         85,798     89,142,818
                                                                          ------------   ------------   ------------   ------------
Net increase in net assets resulting from operations ...................         2,850         76,383         90,623     33,722,112
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................        61,325        537,158      1,553,585     91,798,638
  Policy withdrawals and charges .......................................        (3,808)       (28,601)       (64,375)   (90,791,365)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............        57,517        508,557      1,489,210      1,007,273
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................        60,367        584,940      1,579,833     34,729,385
Net assets at the beginning of year (note 1) ...........................             -              -              -    140,024,322
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $     60,367        584,940      1,579,833    174,753,707
                                                                          ============   ============   ============   ============


                                                                                   Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                                                          Waddell
                                                                            Waddell        Waddell        & Reed
                                                                             & Reed        & Reed        Small Cap
                                                                          Core Equity   International      Growth
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................        25,502          3,074       (342,106)
  Net realized gains (losses) on investments ...........................      (278,228)         2,420     (2,437,395)
  Net change in unrealized appreciation or depreciation on investments .     2,008,731         16,434     29,785,725
                                                                          ------------   ------------   ------------
Net increase in net assets resulting from operations ...................     1,756,005         21,928     27,006,224
                                                                          ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     1,407,170        256,996      6,257,981
  Policy withdrawals and charges .......................................    (1,223,827)       (44,220)    (6,192,288)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............       183,343        216,037         65,693
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................     1,939,348        237,965     27,071,917
Net assets at the beginning of year (note 1) ...........................     8,192,164              -     56,725,839
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................    10,131,512        237,965     83,797,756
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                       Statements of Changes in Net Assets
                          Year ended December 31, 2003

                                                                                          Segregated Sub-Accounts
                                                                          ---------------------------------------------------------
                                                                                           Waddell        Waddell        Waddell
                                                                            Waddell         & Reed         & Reed         & Reed
                                                                             & Reed     International     Micro-Cap      Small Cap
                                                                            Balanced          II            Growth         Value
                                                                          ------------   ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................  $    270,942      1,402,893        (66,619)      (102,302)
  Net realized gains (losses) on investments ...........................    (2,693,962)    (1,023,226)      (569,086)      (122,898)
  Net change in unrealized appreciation or depreciation on investments .    27,378,029     39,507,264      6,472,780      9,055,985
                                                                          ------------   ------------   ------------   ------------
Net increase in net assets resulting from operations ...................    24,955,009     39,886,931      5,837,075      8,830,785
                                                                          ------------   ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     6,589,108      7,390,769      3,202,932      5,218,710
  Policy withdrawals and charges .......................................   (12,253,582)    (7,355,298)    (1,525,612)    (1,189,477)
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............    (5,664,474)        35,471      1,677,320      4,029,233
                                                                          ------------   ------------   ------------   ------------
Increase (decrease) in net assets ......................................    19,290,535     39,922,402      7,514,395     12,860,018
Net assets at the beginning of year (note 1) ...........................   124,438,389     85,738,006     10,156,947     16,144,437
                                                                          ------------   ------------   ------------   ------------
Net assets at the end of year ..........................................  $143,728,924    125,660,408     17,671,342     29,004,455
                                                                          ============   ============   ============   ============


                                                                                   Segregated Sub-Accounts
                                                                          ------------------------------------------
                                                                                           Waddell         Waddell
                                                                            Waddell         & Reed         & Reed
                                                                            & Reed         Science &        Asset
                                                                             Value        Technology      Strategy
                                                                          ------------   ------------   ------------
Operations:
  Investment income (loss) - net .......................................        49,184            (86)           666
  Net realized gains (losses) on investments ...........................      (549,381)         2,844              -
  Net change in unrealized appreciation or depreciation on investments .    13,984,996          2,947          1,105
                                                                          ------------   ------------   ------------
Net increase in net assets resulting from operations ...................    13,484,799          5,705          2,057
                                                                          ------------   ------------   ------------
Policy transactions (notes 3,4 and 5):
  Policy purchase payments .............................................     4,760,183        221,914         79,236
  Policy withdrawals and charges .......................................    (3,789,028)      (124,182)       (16,512)
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets from policy transactions .............       971,154         97,732         62,724
                                                                          ------------   ------------   ------------
Increase (decrease) in net assets ......................................    14,455,953        103,437         64,781
Net assets at the beginning of year (note 1) ...........................    50,229,078              -              -
                                                                          ------------   ------------   ------------
Net assets at the end of year ..........................................    64,685,031        103,437         64,781
                                                                          ============   ============   ============

See accompanying notes to financial statements

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(1)     Organization

The Minnesota Life Variable Life Account (the Account) was established on October 21, 1985 as a segregated asset account of Minnesota Life Insurance Company (Minnesota Life) under Minnesota law and is registered as a unit investment trust under the Investment Company Act of 1940 (as amended). There are currently four types of variable life policies each consisting of forty-nine segregated sub-accounts to which policy owners may allocate their purchase payments. The financial statements presented herein include four types of variable life policies, Variable Adjustable Life, Variable Adjustable Life Second Death, Variable Adjustable Life Horizon and Variable Adjustable Life Summit offered by the Account.

The assets of each segregated sub-account are held for the exclusive benefit of the variable life policy owners and are not chargeable with liabilities arising out of the business conducted by any other account or by Minnesota Life.

Variable Life policy owners allocate their purchase payments to one or more of the forty-nine segregated sub-accounts. Such payments are then invested in shares of the Advantus Series Fund, Inc., AIM Variable Insurance Funds, American Century Variable Portfolios, Credit Suisse Trust, Fidelity Variable Insurance Products Fund, Franklin Templeton Variable Insurance Products Trust, Janus Aspen Series, MFS Variable Insurance Trust, Oppenheimer Variable Account Funds, Panorama Series Fund, Inc., Putnam Variable Trust, and Waddell & Reed Target Funds, Inc., (collectively, the Underlying Funds). The Advantus Series Fund, Inc. was organized by Minnesota Life as the investment vehicle for its variable life insurance policies and variable annuity contracts. Each of the Underlying Funds is registered under the Investment Company Act of 1940 (as amended) as a diversified (except Advantus International Bond Portfolio which is non-diversified), open-end management investment company.

On September 22, 2003, the Advantus Series Fund, Inc. and Waddell & Reed Target Funds, Inc. completed a tax free exchange where the shares of the Advantus Growth and Advantus Capital Appreciation Portfolios were combined into Waddell & Reed Growth, and the Advantus Asset Allocation, Advantus International Stock, Advantus Value Stock, Advantus Small Company Value, Advantus Macro-Cap Value and Advantus Micro-Cap Growth were exchanged for shares of Waddell & Reed Balanced, Waddell & Reed International II, Waddell & Reed Value, Waddell & Reed Small-Cap Growth, Waddell & Reed Core Equity and Waddell & Reed Micro-Cap Growth, respectively.

Payments allocated to the Advantus Bond, Advantus Money Market, Advantus Index 500, Advantus Mortgage Securities, Advantus International Bond, Advantus Index 400 Mid-Cap, Advantus Real Estate Securities, AIM V.I. Aggressive Growth, AIM V.I. Balanced, AIM V.I. Dent Demographics Trends, AIM V.I. Premier Equity, American Century Income and Growth, American Century Ultra, American Century Value, Credit Suisse Global Post-Venture Capital, Fidelity VIP Contrafund, Fidelity VIP Equity-Income, Fidelity VIP Mid Cap, Franklin Large Cap Growth Securities, Franklin Mutual Shares Securities, Franklin Small Cap, Templeton Developing Markets Securities, Templeton Global Asset Allocation, Janus Aspen Balanced, Janus Aspen Capital Appreciation, Janus Aspen International Growth, MFS Investors Growth Stock, MFS Mid Cap Growth, MFS New Discovery, MFS Value, Oppenheimer Capital Appreciation, Oppenheimer High Income, Oppenheimer International Growth, Putnam VT Growth and Income, Putnam VT International Growth, Putnam VT New Opportunities, Putnam VT New Value, Putnam VT Voyager, Waddell & Reed Balanced, Waddell & Reed Growth, Waddell & Reed International II, Waddell & Reed Small Cap Growth, Waddell & Reed Value, Waddell & Reed Micro-Cap Growth, Waddell & Reed Small Cap Value, Waddell & Reed Core Equity, Waddell & Reed Asset Strategy, Waddell & Reed International,

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(1)     Organization - Continued

and Waddell & Reed Science and Technology segregated sub-accounts are invested in shares of the Bond, Money Market, Index 500, Mortgage Securities, International Bond, Index 400 Mid-Cap, and Real Estate Securities Portfolios of the Advantus Series Fund, Inc.; Series II shares of AIM V.I. Aggressive Growth, AIM V.I. Balanced, AIM V.I. Dent Demographic Trends Fund, and AIM V.I. Premier Equity Funds of the AIM Variable Insurance Funds; Class II shares of American Century Income and Growth, American Century Ultra, and American Century Value Funds of the American Century Variable Portfolios, Inc.; Credit Suisse Global Post-Venture Capital Portfolio of Credit Suisse Trust; Service Class 2 shares of VIP Contrafund, VIP Equity-Income, and VIP Mid Cap Portfolios of Fidelity Variable Insurance Products Funds; Class 2 shares of Franklin Large Cap Growth Securities, Franklin Mutual Shares Securities, Franklin Small Cap, Templeton Developing Markets Securities, and Templeton Global Asset Allocation Funds of Franklin Templeton Variable Insurance Products Trust; Service shares of Janus Aspen Balanced, Janus Aspen Capital Appreciation, and Janus Aspen International Growth Portfolios of Janus Aspen Series; Service shares of MFS Investors Growth Stock, MFS Mid Cap Growth, MFS New Discovery, and MFS Value Series of MFS Variable Insurance Trust; Service shares of Oppenheimer Capital Appreciation and Oppenheimer High Income Funds of Oppenheimer Variable Account Funds; Service shares of Oppenheimer International Growth Fund of Panorama Series Fund, Inc.; IB shares of Putnam VT Growth and Income, Putnam VT International Growth, Putnam VT New Opportunities, Putnam VT New Value, and Putnam VT Voyager Funds of Putnam Variable Trust; Waddell & Reed Balanced, Waddell & Reed Growth, Waddell & Reed International II, Waddell & Reed Small Cap Growth, Waddell & Reed Value, Waddell & Reed Micro-Cap Growth, Waddell & Reed Small Cap Value, Waddell & Reed Core Equity, Waddell & Reed Asset Strategy, Waddell & Reed International, and Waddell & Reed Science and Technology Portfolios of the Waddell & Reed Target Funds, Inc., respectively.

Securian Financial Services, Inc. (Securian) acts as the underwriter for the Account. Advantus Capital Management, Inc. (Advantus) acts as the investment adviser for the Advantus Series Fund, Inc. Both Securian and Advantus are affiliate companies of Minnesota Life.

(2)     Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investments in Underlying Funds

Investments in shares of the Underlying Funds are stated at market value which is the net asset value per share as determined daily by each Underlying Fund. Investment transactions are recorded on a trade date basis.

Effective January 1, 2003, the cost of investments sold is determined on the FIFO basis. Prior to January 1, 2003, the cost of investments sold was determined on the average cost method. The financial statement

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(2)     Summary of Significant Accounting Policies - continued

impact of this change in determining the cost of investments sold does not change the net assets of the sub-account and is limited to classification changes between realized and unrealized gains and losses. Management has determined that the reclassification amounts were not material.

All dividend distributions received from the Underlying Funds are reinvested in additional shares of the Underlying Funds and are recorded by the sub-accounts on the ex-dividend date. The Advantus Series Fund, Inc. Portfolios, and other non-affiliated funds, may utilize consent dividends to effectively distribute income for income tax purposes. The Account "consents" to treat these amounts as dividend income for tax purposes although they are not paid by the Underlying Funds. Therefore, no dividend income is recorded in the statements of operations related to such consent dividends.

Federal Income Taxes

The Account is treated as part of Minnesota Life for federal income tax purposes. Under current interpretation of existing federal income tax law, no income taxes are payable on investment income or capital gain distributions received by the Account from the Underlying Funds. Any applicable taxes will be the responsibility of the contract holders or beneficiaries upon termination or withdrawal.

(3)     Expenses and Related Party Transactions

The mortality and expense charge paid to Minnesota Life is computed daily and is equal, on an annual basis, to 0.50 percent of the average daily net assets of the Account. This charge is an expense of the Account and is deducted daily from net assets of the Account. This is charged through the daily unit value calculation.

Policy purchase payments are reflected net of the following charges paid to Minnesota Life:

A basic sales load of up to 7 percent is deducted from each premium payment for Variable Adjustable Life and Variable Adjustable Life Second Death policies. A first year sales load not to exceed 44 percent may also be deducted. Total sales charges deducted from premium payments for the years ended December 31, 2004 and 2003 amounted to $31,016,224 and $29,006,038, respectively.

An underwriting charge is deducted from first year purchase payments in an amount not to exceed $5 per $1,000 face amount of insurance for Variable Adjustable Life policies and $10 per $1,000 face amount of insurance for Variable Adjustable Life Second Death policies. The amount may vary by the age of the insured and the premium level for a given amount of insurance. The underwriting charge is paid for administrative costs associated with issuance or adjustment of policies. Total underwriting charges deducted from premium payments for the years ended December 31, 2004 and 2003 amounted to $6,944,713 and $6,088,393, respectively.

A premium tax charge in the amount of 2.5 percent is deducted from each premium payment for Variable Adjustable Life and Variable Adjustable Life Second Death policies. Premium taxes are paid to state and local governments. Total premium tax charges for the years ended December 31, 2004 and 2003 amounted to $6,268,331 and $6,496,072, respectively.

A face amount guarantee charge of 1.5 percent is deducted from each Variable Adjustable Life policy premium payment. The charge is paid for the guarantee that the death benefit will always be at least equal to the current face amount of insurance regardless of the investment performance. Total face amount guarantee charges deducted from premium payments for the years ended December 31, 2004 and 2003 amounted to $2,978,788 and $3,116,949, respectively.

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(3)     Expenses and Related Party Transactions - Continued

A federal tax charge of 1.25 percent is deducted from each Variable Adjustable Life Second Death policy premium payment. The federal tax charge is paid to offset additional corporate federal income taxes incurred by Minnesota Life under the Omnibus Budget Reconciliation Act of 1990. Total federal tax charges for the years ended December 31, 2004 and 2003 amounted to $468,983 and $433,822, respectively.

In addition to deductions from premium payments, cash value charges (which may include an administration charge, certain transaction charges, a cost of insurance charge and a charge for sub-standard risks), if any, are assessed from the actual cash value of each policy. These charges are paid by redeeming units of the Account held by the individual policy owner. The administration charge is $60 for each policy year for Variable Adjustable Life policies and $120 for each policy year for Variable Adjustable Life Second Death policies. The transaction charges are for expenses incurred by Minnesota Life for processing certain transactions. A charge of $25 to $95 is assessed for each policy adjustment. A charge not to exceed $25 may be assessed for each transfer of actual cash value among the segregated sub-accounts. In addition, a face amount guarantee charge is assessed from the actual cash value of each Variable Adjustable Life Second Death policy. The face amount guarantee charge is guaranteed not to exceed 3 cents per thousand dollars of face amount per month.

The following charges are associated with Variable Adjustable Life Horizon. An additional face amount charge not to exceed $5 per thousand is charged for first-year base premiums. A premium charge of 6 percent is charged on all non-repeating premiums. In addition, against the cash value of a Policy, Minnesota Life deducts a monthly policy charge of $8 plus 2 cents per thousand of the face amount. The monthly policy charge cannot exceed $10 plus 3 cents per thousand of the face amount.

The following charges are associated with Variable Adjustable Life Summit. An additional face amount charge not to exceed 5.75 percent is charged for base and non-repeating premiums. In addition, against the cash value of a Policy, Minnesota Life deducts a monthly policy charge of $5 plus $0.0125 per thousand of the face amount. The monthly policy charge cannot exceed $12 plus $0.0125 per thousand of the face amount.

See the table on the following page for these charges.

The cost of insurance charge varies with the amount of insurance, the insured's age, sex, risk class, level of scheduled premium and duration of the policy. The charge for substandard risks is for providing death benefits for policies which have mortality risks in excess of the standard.

To the extent the Account invests in the Advantus Series Fund, Inc., the Account indirectly incurs management fees that are payable to Advantus. The advisory fee agreement provides for payments ranging from 0.15% to 0.60% of average daily net assets. In addition, the Advantus Series Fund, Inc. has adopted a Rule 12b-1 distribution plan covering all of the portfolios except the Maturing Government Bond Portfolios. Under the plan, the Advantus Series Fund, Inc. pays distribution fees equal to 0.25% of average daily net assets to Securian. Each Portfolio pays an annual fee equal to 0.02 % of net assets to State Street, Inc. for daily fund accounting services. Advantus Series Fund, Inc. also pays an administrative services fee to Minnesota Life.

To the extent the Account invests in non-affiliated funds, the Account will also indirectly incur fees.

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(3)     Expenses and Related Party Transactions - Continued

The total of cash value charges for the years ended December 31, 2004 and 2003 for each segregated sub-account are as follows:

                                                     2004             2003
                                                --------------   -------------
Advantus Bond................................   $    4,459,500   $   4,821,497
Advantus Money Market........................        1,741,741       2,524,951
Advantus Index 500...........................       14,408,176      14,637,158
Advantus Mortgage Securities.................        3,841,798       3,992,836
Advantus International Bond..................          831,533         872,975
Advantus Index 400 Mid-Cap...................        1,687,991       1,384,516
Advantus Real Estate Securities..............        1,383,273         863,449
AIM V.I. Aggressive Growth...................          132,976          26,769
AIM V.I. Balanced............................           49,902          12,227
AIM V.I. Dent Demographics Trends............           15,370           3,066
AIM V.I. Premier Equity......................           29,020           9,283
American Century Income & Growth.............           61,619           9,473
American Century Ultra.......................          625,472          49,879
American Century Value.......................          124,026          14,644
Credit Suisse Global Post-Venture Capital....          130,421         118,633
Fidelity VIP Contrafund......................        2,215,821       1,933,098
Fidelity VIP Equity-Income...................        2,591,839       1,733,764
Fidelity VIP Mid-Cap.........................        1,736,560       1,377,611
Franklin Large Cap Growth Securities.........           81,741          14,777
Franklin Mutual Shares Securities............          207,462          29,431
Franklin Small Cap...........................        1,207,380       1,051,128
Templeton Developing Markets Securities......          829,514         695,492
Templeton Global Asset Allocation............          358,322         150,164
Janus Aspen Balanced.........................           37,420          10,704
Janus Aspen Capital Appreciation.............        1,755,784       1,912,206
Janus International Growth...................        1,559,663       1,573,926
MFS Investors Growth Stock...................           53,360          11,695
MFS Mid Cap Growth...........................           57,212           8,729
MFS New Discovery............................          327,539          32,069
MFS Value....................................          253,875          54,807
Oppenheimer Capital Appreciation.............          166,784          22,241
Oppenheimer High Income......................          179,718          24,260
Oppenheimer International Growth.............          144,529          18,377
Putnam VT Growth and Income..................           28,355           7,780
Putnam VT International Growth...............          288,618          42,808
Putnam VT New Opportunities..................           11,344           2,637
Putnam VT New Value..........................           52,412           9,261
Putnam VT Voyager............................          291,709          93,761
Waddell & Reed Balanced......................        8,302,095       9,618,193
Waddell & Reed Growth........................       10,818,869      12,284,376
Waddell & Reed International II..............        7,483,504       7,156,561
Waddell & Reed Small Cap Growth..............        5,207,285       5,590,778
Waddell & Reed Value.........................        4,296,206       4,648,694
Waddell & Reed Micro-Cap Growth..............        1,274,590       1,298,035
Waddell & Reed Small Cap Value...............        2,039,270       1,724,213
Waddell & Reed Core Equity...................          659,997         794,503
Waddell & Reed Asset Strategy................           27,117           1,520
Waddell & Reed International.................           42,363           3,192
Waddell & Reed Science & Technology..........           28,948           1,415

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(4)  Investment Transactions

The Account's purchases of Underlying Funds shares, including reinvestment of dividend distributions, were as follows during the year ended December 31, 2004:

Advantus Bond                                            $    7,675,625
Advantus Money Market                                         9,582,477
Advantus Index 500                                           18,662,249
Advantus Mortgage Securities                                  6,143,359
Advantus International Bond                                   2,226,895
Advantus Index 400 Mid-Cap                                    5,948,853
Advantus Real Estate Securities                               8,403,135
AIM V.I. Aggressive Growth                                      874,580
AIM V.I. Balanced                                               291,927
AIM V.I. Dent Demographic Trends                                182,600
AIM V.I. Premier Equity                                         235,863
American Century Income and Growth                              718,322
American Century Ultra                                        6,537,721
American Century Value                                        2,571,330
Credit Suisse Global Post-Venture Capital                       694,205
Fidelity VIP Contrafund                                       8,355,988
Fidelity VIP Equity-Income                                   11,692,444
Fidelity VIP Mid-Cap                                          6,791,337
Franklin Large Cap Growth Securities                          1,188,808
Franklin Mutual Shares Securities                             3,244,792
Franklin Small Cap                                            4,017,692
Templeton Developing Markets Securities                       2,842,212
Templeton Global Asset Allocation                             3,033,822
Janus Aspen Balanced                                            180,561
Janus Aspen Capital Appreciation                              2,676,935
Janus International Growth                                    2,699,781
MFS Investors Growth Stock                                      380,682
MFS Mid Cap Growth                                            1,237,545
MFS New Discovery                                             3,082,199
MFS Value                                                     2,701,034
Oppenheimer Capital Appreciation                              2,197,617
Oppenheimer High Income                                       2,482,986
Oppenheimer International Growth                              1,852,983
Putnam VT Growth and Income                                     201,368
Putnam VT International Growth                                2,012,568
Putnam VT New Opportunities                                     120,540
Putnam VT New Value                                           1,266,883
Putnam VT Voyager                                             1,715,667
Waddell & Reed Balanced                                       7,385,880
Waddell & Reed Growth                                         7,480,619
Waddell & Reed International II                               8,774,736
Waddell & Reed Small Cap Growth                               4,625,492
Waddell & Reed Value                                          4,390,096
Waddell & Reed Micro-Cap Growth                               2,412,015
Waddell & Reed Small Cap Value                                7,802,299
Waddell & Reed Core Equity                                    1,386,799
Waddell & Reed Asset Strategy                                   591,425
Waddell & Reed International                                  1,104,353
Waddell & Reed Science & Technology                             841,966

                         Minnesota Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(5) Unit Activity from Contract Transactions

Transactions in units for each segregated sub-account for the years ended December 31, 2004 and 2003 were as follows:

                                                                                    Segregated Sub-Accounts
                                                             --------------------------------------------------------------------
                                                                             Advantus      Advantus      Advantus      Advantus
                                                               Advantus       Money         Index        Mortgage   International
                                                                 Bond         Market         500        Securities       Bond
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................   20,565,466    12,693,008    45,940,654    13,407,079     5,388,668
    Contract purchase  payments ............................    2,453,240     5,969,505    10,158,348     2,117,830     2,374,100
    Contract terminations, withdrawal  payments and charges    (1,492,109)   (9,415,376)   (4,819,470)   (1,013,485)     (977,927)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................   21,526,597     9,247,137    51,279,532    14,511,424     6,784,841
    Contract purchase  payments ............................    2,561,725     4,793,719     4,194,370     1,819,792     1,579,404
    Contract terminations, withdrawal  payments and charges    (1,306,919)   (5,619,715)   (2,212,057)     (925,220)     (659,538)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2004 .....................   22,781,403     8,421,141    53,261,845    15,405,996     7,704,707
                                                             ============  ============  ============  ============  ============


                                                                                    Segregated Sub-Accounts
                                                             --------------------------------------------------------------------
                                                                                                                       AIM V.I.
                                                               Advantus      Advantus      AIM V.I.                      Dent
                                                               Index 400    Real Estate   Aggressive     AIM V.I.    Demographic
                                                                Mid-Cap     Securities      Growth       Balanced       Trends
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................   12,100,332     6,543,375             -             -             -
    Contract purchase  payments ............................    4,724,911     2,792,845       883,482       159,169       154,120
    Contract terminations, withdrawal  payments and charges    (1,846,370)     (377,358)      (14,580)      (13,283)      (62,348)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................   14,978,873     8,958,862       868,902       145,886        91,772
    Contract purchase  payments ............................    3,722,356     4,448,831       698,175       250,444       143,699
    Contract terminations, withdrawal  payments and charges    (1,387,081)     (603,473)     (133,980)     (105,135)      (65,944)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at
    December 31, 2004 ......................................   17,314,148    12,804,220     1,433,097       291,195       169,527
                                                             ============  ============  ============  ============  ============

                         Minnesota Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(5) Unit Activity from Contract Transactions - continued

                                                                                    Segregated Sub-Accounts
                                                             --------------------------------------------------------------------
                                                                             American                               Credit Suisse
                                                               AIM V.I.      Century       American      American       Global
                                                               Premier        Income       Century       Century     Post-Venture
                                                                Equity      and Growth      Ultra         Value        Capital
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................            -             -             -             -     2,099,443
    Contract purchase payments .............................      243,363       277,590     2,088,173       547,546     1,168,654
    Contract terminations, withdrawal  payments and charges        (7,565)      (15,436)      (10,616)      (11,176)     (554,704)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................      235,798       262,154     2,077,557       536,370     2,713,393
    Contract purchase payments .............................      199,898       556,020     5,403,193     1,941,455     1,299,719
    Contract terminations, withdrawal payments and charges .      (19,168)     (150,181)     (128,801)     (203,066)     (912,381)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2004 .....................      416,528       667,993     7,351,949     2,274,759     3,100,731
                                                             ============  ============  ============  ============  ============


                                                                                    Segregated Sub-Accounts
                                                             --------------------------------------------------------------------
                                                                                                         Franklin
                                                                                                        Large Cap      Franklin
                                                             Fidelity VIP  Fidelity VIP  Fidelity VIP     Growth     Mutual Shares
                                                              Contrafund   Equity-Income    Mid-Cap     Securities    Securities
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................   26,787,135    14,130,074    10,480,433             -             -
    Contract purchase payments .............................    8,727,725     7,986,592     3,506,521       545,270     1,081,793
    Contract terminations, withdrawal payments and charges .   (9,240,888)     (757,427)     (831,765)       (9,397)       (1,480)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................   26,273,972    21,359,239    13,155,189       535,873     1,080,313
    Contract purchase payments .............................    8,506,667     9,782,777     4,223,154       962,366     2,590,307
    Contract terminations, withdrawal payments and charges .     (738,190)   (1,197,574)     (533,876)     (235,807)      (95,198)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2004 .....................   34,042,449    29,944,442    16,844,467     1,262,432     3,575,422
                                                             ============  ============  ============  ============  ============

                         Minnesota Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(5) Unit Activity from Contract Transactions - continued

                                                                                    Segregated Sub-Accounts
                                                             --------------------------------------------------------------------
                                                                           Templeton
                                                                           Developing     Templeton       Janus          Janus
                                                               Franklin      Markets     Global Asset     Aspen      Aspen Capital
                                                               Small Cap   Securities     Allocation     Balanced    Appreciation
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................   11,455,017     7,896,110       965,472             -    28,666,591
    Contract purchase payments .............................    7,612,837     1,993,809     1,584,196       211,648     6,271,223
    Contract terminations, withdrawal payments and charges .     (872,542)   (1,013,873)     (141,748)       (5,050)   (2,797,245)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................   18,195,312     8,876,046     2,407,920       206,598    32,140,569
    Contract purchase payments .............................    5,773,416     2,025,417     2,518,888       156,361     4,092,453
    Contract terminations, withdrawal payments and charges .   (1,393,344)   (1,294,926)     (291,921)      (54,312)   (3,761,220)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2004 .....................   22,575,384     9,606,537     4,634,887       308,647    32,471,802
                                                             ============  ============  ============  ============  ============


                                                                                    Segregated Sub-Accounts
                                                             --------------------------------------------------------------------
                                                                 Janus         MFS            MFS          MFS
                                                             International  Investors       Mid Cap        New           MFS
                                                                Growth     Growth Stock     Growth      Discovery       Value
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................   25,080,452             -             -             -             -
    Contract purchase payments .............................    5,074,818       390,012       280,530     1,282,031     1,448,427
    Contract terminations, withdrawal payments and charges .   (2,703,944)       (3,629)      (40,367)      (43,962)      (19,382)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................   27,451,326       386,383       240,163     1,238,069     1,429,045
    Contract purchase payments .............................    3,997,885       326,161       915,139     2,422,407     2,090,315
    Contract terminations, withdrawal payments and charges .   (2,869,087)     (188,000)     (542,049)     (454,244)     (117,433)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2004 .....................   28,580,124       524,544       613,253     3,206,232     3,401,927
                                                             ============  ============  ============  ============  ============

                         Minnesota Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(5) Unit Activity from Contract Transactions - continued

                                                                                    Segregated Sub-Accounts
                                                             --------------------------------------------------------------------
                                                              Oppenheimer                 Oppenheimer   Putnam VT      Putnam VT
                                                                Capital     Oppenheimer  International  Growth and   International
                                                             Appreciation   High Income     Growth        Income        Growth
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................            -             -             -             -             -
    Contract purchase payments .............................      940,144     1,453,385     1,537,925       127,880     1,508,680
    Contract terminations, withdrawal payments and charges .      (70,848)     (180,436)     (726,559)       (7,325)     (279,545)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................      869,296     1,272,949       811,366       120,555     1,229,135
    Contract purchase payments .............................    1,765,828     2,066,482     1,217,869       155,695     1,527,854
    Contract terminations, withdrawal payments and charges .     (178,155)     (547,590)     (235,924)      (35,867)     (319,696)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2004 .....................    2,456,969     2,791,841     1,793,311       240,383     2,437,293
                                                             ============  ============  ============  ============  ============


                                                                                    Segregated Sub-Accounts
                                                             --------------------------------------------------------------------
                                                               Putnam VT    Putnam VT                    Waddell       Waddell
                                                                  New          New        Putnam VT      & Reed        & Reed
                                                             Opportunities    Value        Voyager       Balanced       Growth
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................            -             -             -    43,396,953    53,681,235
    Contract purchase payments .............................       51,999       474,003     1,394,309     2,242,574     4,467,026
    Contract terminations, withdrawal payments and charges .       (3,307)      (23,495)      (57,851)   (4,026,414)   (1,782,723)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................       48,692       450,508     1,336,458    41,613,113    56,365,538
    Contract purchase payments .............................       95,071       921,743     1,460,940     1,600,959     2,417,027
    Contract terminations, withdrawal payments and charges .      (98,956)     (186,930)     (180,570)   (3,576,421)   (4,259,235)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2004 .....................       44,807     1,185,321     2,616,828    39,637,651    54,523,330
                                                             ============  ============  ============  ============  ============

                         Minnesota Variable Life Account
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(5) Unit Activity from Contract Transactions - continued

                                                                                    Segregated Sub-Accounts
                                                            ---------------------------------------------------------------------
                                                               Waddell        Waddell                    Waddell        Waddell
                                                               & Reed         & Reed       Waddell        & Reed        & Reed
                                                            International    Small Cap      & Reed       Micro-Cap     Small Cap
                                                                II            Growth         Value        Growth         Value
                                                            -------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................   46,305,966    42,200,879    31,449,334    10,236,599    16,594,749
    Contract purchase payments .............................    3,622,384     4,026,258     2,844,698     2,615,949     4,685,722
    Contract terminations, withdrawal payments and charges .   (3,481,359)   (3,887,964)   (2,258,205)   (1,259,328)   (1,236,112)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................   46,446,991    42,339,173    32,035,827    11,593,220    20,044,359
    Contract purchase payments .............................    2,259,821     2,352,823     1,820,889     1,616,767     4,081,350
    Contract terminations, withdrawal payments and charges .   (2,838,308)   (3,889,570)   (2,644,092)   (2,257,222)   (1,450,497)
                                                             ------------  ------------  ------------  ------------  ------------
Units outstanding at December 31, 2004 .....................   45,868,504    40,802,426    31,212,624    10,952,765    22,675,212
                                                             ============  ============  ============  ============  ============


                                                                             Segregated Sub-Accounts
                                                             ------------------------------------------------------
                                                                             Waddell                     Waddell
                                                               Waddell       & Reed        Waddell       & Reed
                                                               & Reed         Asset         & Reed      Science &
                                                             Core Equity     Strategy    International  Technology
                                                             ------------  ------------  ------------  ------------
Units outstanding at December 31, 2002 .....................   11,911,619             -             -             -
    Contract purchase payments .............................    1,978,693        77,351       249,556       213,225
    Contract terminations, withdrawal payments and charges .   (1,688,066)      (16,213)      (38,949)     (119,362)
                                                             ------------  ------------  ------------  ------------
Units outstanding at December 31, 2003 .....................   12,202,246        61,138       210,607        93,863
    Contract purchase payments .............................    1,589,475       530,164       962,695       737,998
    Contract terminations, withdrawal payments and charges .   (2,078,404)      (57,767)     (468,740)     (343,010)
                                                             ------------  ------------  ------------  ------------
Units outstanding at December 31, 2004 .....................   11,713,317       533,535       704,562       488,851
                                                             ============  ============  ============  ============

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements

(6) Financial Highlights
A summary of units outstanding, unit values, net assets, ratios, and total return for variable life policies for the periods ended December 31, 2004, 2003, 2002, and 2001 is as follows:

                                                         At December 31                        For the years ended December 31
                                            -----------------------------------------      -----------------------------------------
                                               Units           Unit                         Investment     Expense           Total
                                            Outstanding     Fair Value    Net Assets       Income Ratio*   Ratio**         Return***
                                            -----------------------------------------      -----------------------------------------
Advantus Bond
  2004                                       22,781,403           3.15     71,755,838            0.00%        0.50%            4.45%
  2003                                       21,526,597           3.02     64,912,460            0.00%        0.50%            4.83%
  2002                                       20,565,466           2.88     59,156,158            0.00%        0.50%            9.95%
  2001                                       18,422,198           2.62     48,199,915           11.15%        0.50%            7.36%
Advantus Money Market
  2004                                        8,421,141           1.99     16,732,581            0.75%        0.50%            0.25%
  2003                                        9,247,137           1.98     18,328,561            0.62%        0.50%            0.11%
  2002                                       12,693,008           1.98     25,130,135            1.26%        0.50%            0.78%
  2001                                        9,674,106           1.96     19,005,982            3.72%        0.50%            3.27%
Advantus Index 500
  2004                                       53,261,845           5.01    266,633,584            0.00%        0.50%            9.84%
  2003                                       51,279,532           4.56    233,704,567            0.00%        0.50%           27.41%
  2002                                       45,940,654           3.58    164,331,526            0.00%        0.50%          -22.75%
  2001                                       42,856,025           4.63    198,433,249            1.01%        0.50%          -12.69%
Advantus Mortgage Securities
  2004                                       15,405,996           3.54     54,497,600            0.00%        0.50%            4.29%
  2003                                       14,511,424           3.39     49,223,053            0.00%        0.50%            3.64%
  2002                                       13,407,079           3.27     43,878,832            0.06%        0.50%            9.11%
  2001                                       10,233,221           3.00     30,708,062           12.24%        0.50%            8.43%
Advantus International Bond
  2004                                        7,704,707           1.58     12,137,030            0.00%        0.50%           10.88%
  2003                                        6,784,841           1.42      9,639,586            0.00%        0.50%           19.65%
  2002                                        5,388,668           1.19      6,398,401            0.25%        0.50%           17.35%
  2001                                        3,763,791           1.01      3,812,011            1.28%        0.50%           -2.00%
Advantus Index 400 Mid-Cap
  2004                                       17,314,148           1.80     31,210,253            0.00%        0.50%           15.15%
  2003                                       14,978,873           1.57     23,447,795            0.00%        0.50%           33.92%
  2002                                       12,100,332           1.17     14,144,300            0.00%        0.50%          -15.46%
  2001                                        9,183,344           1.38     12,697,653            1.07%        0.50%           -1.56%
Advantus Real Estate Securities
  2004                                       12,804,220           2.30     29,496,448            0.00%        0.50%           34.85%
  2003                                        8,958,862           1.71     15,304,774            0.00%        0.50%           41.50%
  2002                                        6,543,375           1.21      7,899,437            0.02%        0.50%            6.43%
  2001                                        2,873,626           1.13      3,259,285            4.28%        0.50%            9.49%
AIM V.I. Aggressive Growth
  2004                                        1,433,097           1.38      1,981,322            0.00%        0.50%           10.91%
  2003 (a)                                      868,902           1.25      1,083,101            0.00%        0.50%           24.65%
AIM V.I. Balanced
  2004                                          291,195           1.21        351,456            1.74%        0.50%            6.71%
  2003 (a)                                      145,886           1.13        165,008            3.84%        0.50%           13.10%
AIM V.I. Dent Demographic Trends
  2004                                          169,527           1.35        229,191            0.00%        0.50%            7.36%
  2003 (a)                                       91,772           1.26        115,564            0.00%        0.50%           25.92%
AIM V.I. Premier Equity
  2004                                          416,528           1.24        518,293            0.45%        0.50%            4.97%
  2003 (a)                                      235,798           1.19        279,528            0.38%        0.50%           18.54%

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements

(6) Financial Highlights - continued

                                                          At December 31                       For the years ended December 31
                                            -----------------------------------------      -----------------------------------------
                                               Units           Unit                        Investment      Expense          Total
                                            Outstanding     Fair Value    Net Assets       Income Ratio*   Ratio**         Return***
                                            -----------------------------------------      -----------------------------------------
American Century Income and Growth
  2004                                          667,993           1.39        930,562            0.81%        0.50%           12.01%
  2003 (a)                                      262,154           1.24        326,036            0.00%        0.50%           24.36%
American Century Ultra
  2004                                        7,351,949           1.31      9,597,027            0.00%        0.50%           10.04%
  2003 (a)                                    2,077,557           1.19      2,464,606            0.00%        0.50%           18.63%
American Century Value
  2004                                        2,274,759           1.42      3,233,734            0.52%        0.50%           13.60%
  2003 (a)                                      536,370           1.25        671,196            0.00%        0.50%           25.13%
Credit Suisse Global Post-Venture Capital
  2004                                        3,100,731           0.61      1,887,687            0.00%        0.50%           17.40%
  2003                                        2,713,393           0.52      1,407,038            0.00%        0.50%           46.92%
  2002                                        2,099,443           0.35        740,973            0.00%        0.50%          -34.49%
  2001                                        1,646,164           0.54        886,810            0.00%        0.50%          -28.99%
Fidelity VIP Contrafund
  2004                                       34,042,449           1.09     37,013,973            0.19%        0.50%           14.59%
  2003                                       26,273,972           0.95     24,931,097            0.31%        0.50%           27.56%
  2002                                       26,787,135           0.74     19,926,546            0.55%        0.50%          -10.06%
  2001                                       14,805,889           0.83     12,245,077            0.57%        0.50%          -12.91%
Fidelity VIP Equity-Income
  2004                                       29,944,442           1.25     37,531,850            1.22%        0.50%           10.68%
  2003                                       21,359,239           1.13     24,188,307            1.36%        0.50%           29.38%
  2002                                       14,130,074           0.88     12,367,782            3.29%        0.50%          -17.57%
  2001                                        8,892,303           1.06      9,441,794            0.89%        0.50%           -5.70%
Fidelity VIP Mid-Cap
  2004                                       16,844,467           1.87     31,506,078            0.00%        0.50%           24.03%
  2003                                       13,155,189           1.51     19,837,629            0.24%        0.50%           37.56%
  2002                                       10,480,433           1.10     11,488,617            0.00%        0.50%          -10.47%
  2001                                        7,981,235           1.22      9,772,447            0.00%        0.50%           -4.00%
Franklin Large Cap Growth Securities
  2004                                        1,262,432           1.30      1,641,699            0.45%        0.50%            7.40%
  2003 (a)                                      535,873           1.21        648,889            0.30%        0.50%           21.08%
Franklin Mutual Shares Securities
  2004                                        3,575,422           1.35      4,835,693            0.70%        0.50%           12.07%
  2003 (a)                                    1,080,313           1.21      1,303,765            0.52%        0.50%           20.68%
Franklin Small Cap
  2004                                       22,575,384           0.76     17,128,990            0.00%        0.50%           10.92%
  2003                                       18,195,312           0.68     12,446,579            0.00%        0.50%           36.56%
  2002                                       11,455,017           0.50      5,737,923            0.24%        0.50%          -29.04%
  2001                                        5,985,912           0.71      4,225,431            0.37%        0.50%          -15.67%
Templeton Developing Markets Securities
  2004                                        9,606,537           1.52     14,612,168            1.81%        0.50%           24.09%
  2003                                        8,876,046           1.23     10,880,089            1.16%        0.50%           52.23%
  2002                                        7,896,110           0.81      6,358,050            1.43%        0.50%           -0.64%
  2001                                        6,558,923           0.81      5,315,587            0.84%        0.50%           -8.54%
Templeton Global Asset Allocation
  2004                                        4,634,887           1.30      6,003,376            2.78%        0.50%           15.14%
  2003                                        2,407,920           1.12      2,708,730            2.34%        0.50%           31.30%
  2002                                          965,472           0.86        827,190            1.79%        0.50%           -4.87%
  2001                                          455,500           0.90        410,214            1.39%        0.50%          -10.40%
Janus Aspen Balanced
  2004                                          308,647           1.19        365,833            2.50%        0.50%            7.75%
  2003 (a)                                      206,598           1.10        227,257            2.03%        0.50%           10.00%

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements

(6) Financial Highlights - continued

                                                         At December 31                         For the years ended December 31
                                            -----------------------------------------      -----------------------------------------
                                               Units           Unit                         Investment     Expense           Total
                                            Outstanding     Fair Value    Net Assets       Income Ratio*   Ratio**         Return***
                                            -----------------------------------------      -----------------------------------------
Janus Aspen Capital Appreciation
  2004                                       32,471,802           0.75     24,502,223            0.03%        0.50%           17.38%
  2003                                       32,140,569           0.64     20,661,447            0.25%        0.50%           19.63%
  2002                                       28,666,591           0.54     15,403,645            0.32%        0.50%          -16.35%
  2001                                       22,458,144           0.64     14,425,719            0.87%        0.50%          -22.22%
Janus International Growth
  2004                                       28,580,124           0.74     21,173,506            0.87%        0.50%           18.09%
  2003                                       27,451,326           0.63     17,221,128            0.99%        0.50%           33.87%
  2002                                       25,080,452           0.47     11,753,696            0.69%        0.50%          -26.13%
  2001                                       21,590,583           0.63     13,697,066            0.75%        0.50%          -23.81%
MFS Investors Growth Stock
  2004                                          524,544           1.25        656,928            0.00%        0.50%            8.44%
  2003 (a)                                      386,383           1.15        446,233            0.00%        0.50%           15.49%
MFS Mid Cap Growth
  2004                                          613,253           1.46        894,843            0.00%        0.50%           13.81%
  2003 (a)                                      240,163           1.28        307,921            0.00%        0.50%           28.21%
MFS New Discovery
  2004                                        3,206,232           1.36      4,345,170            0.00%        0.50%            5.68%
  2003 (a)                                    1,238,069           1.28      1,587,693            0.00%        0.50%           28.24%
MFS Value
  2004                                        3,401,927           1.41      4,785,808            1.67%        0.50%           14.25%
  2003 (a)                                    1,429,045           1.23      1,759,604            0.00%        0.50%           23.13%
Oppenheimer Capital Appreciation
  2004                                        2,456,969           1.31      3,230,727            0.18%        0.50%            6.08%
  2003 (a)                                      869,296           1.24      1,077,516            0.00%        0.50%           23.95%
Oppenheimer High Income
  2004                                        2,791,841           1.21      3,365,008            5.27%        0.50%            8.19%
  2003 (a)                                    1,272,949           1.11      1,418,164            0.00%        0.50%           11.40%
Oppenheimer International Growth
  2004                                        1,793,311           1.73      3,100,055            1.03%        0.50%           16.56%
  2003 (a)                                      811,366           1.48      1,203,305            0.00%        0.50%           48.30%
Putnam VT Growth and Income
  2004                                          240,383           1.37        329,299            1.56%        0.50%           10.56%
  2003 (a)                                      120,555           1.24        149,378            0.00%        0.50%           23.90%
Putnam VT International Growth
  2004                                        2,437,293           1.48      3,596,507            1.22%        0.50%           15.62%
  2003 (a)                                    1,229,135           1.28      1,568,774            0.00%        0.50%           27.63%
Putnam VT New Opportunities
  2004                                           44,807           1.36         60,976            0.00%        0.50%            9.76%
  2003 (a)                                       48,692           1.24         60,367            0.00%        0.50%           23.98%
Putnam VT New Value
  2004                                        1,185,321           1.49      1,767,585            0.64%        0.50%           14.85%
  2003 (a)                                      450,508           1.30        584,940            0.00%        0.50%           29.83%

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements

(6) Financial Highlights - continued

                                                          At December 31                        For the years ended December 31
                                            -----------------------------------------      -----------------------------------------
                                               Units           Unit                         Investment     Expense          Total
                                            Outstanding     Fair Value    Net Assets       Income Ratio*   Ratio**         Return***
                                            -----------------------------------------      -----------------------------------------
Putnam VT Voyager
  2004                                        2,616,828           1.24      3,232,814            0.21%        0.50%            4.51%
  2003 (a)                                    1,336,458           1.18      1,579,833            0.00%        0.50%           18.21%
Waddell & Reed Balanced (b)
  2004                                       39,637,651           3.74    148,394,189            1.47%        0.50%            8.39%
  2003                                       41,613,113           3.45    143,728,924            0.70%        0.50%           20.45%
  2002                                       43,396,953           2.87    124,438,389            0.00%        0.50%           -9.44%
  2001                                       44,034,423           3.17    139,433,091            2.12%        0.50%          -14.79%
Waddell & Reed Growth
  2004                                       54,523,330           3.19    173,761,982            0.28%        0.50%            2.79%
  2003                                       56,365,538           3.10    174,753,707            0.00%        0.50%           24.83%
  2002                                       53,681,235           2.48     70,296,942            0.00%        0.50%          -25.81%
  2001                                       27,973,687           3.35     93,654,792            0.00%        0.50%          -25.18%
Waddell & Reed International II
  2004                                       45,868,504           3.30    151,477,262            1.08%        0.50%           22.07%
  2003                                       46,446,991           2.71    125,660,408            1.90%        0.50%           46.12%
  2002                                       46,305,966           1.85     85,738,006            0.00%        0.50%          -18.23%
  2001                                       45,809,624           2.26    103,736,638            4.23%        0.50%          -11.65%
Waddell & Reed Small Cap Growth
  2004                                       40,802,426           2.25     91,838,802            0.00%        0.50%           13.72%
  2003                                       42,339,173           1.98     83,797,756            0.00%        0.50%           47.24%
  2002                                       42,200,879           1.34     56,725,839            0.00%        0.50%          -32.14%
  2001                                       40,649,586           1.98     80,522,027            0.00%        0.50%          -15.12%
Waddell & Reed Value
  2004                                       31,212,624           2.30     71,928,148            1.06%        0.50%           14.13%
  2003                                       32,035,827           2.02     64,685,031            0.59%        0.50%           26.42%
  2002                                       31,449,334           1.60     50,229,078            0.00%        0.50%          -15.74%
  2001                                       29,568,022           1.90     56,049,664            1.17%        0.50%          -10.90%
Waddell & Reed Micro-Cap Growth
  2004                                       10,952,765           1.67     18,281,451            0.00%        0.50%            9.50%
  2003                                       11,593,220           1.52     17,671,342            0.00%        0.50%           53.64%
  2002                                       10,236,599           0.99     10,156,947            0.00%        0.50%          -43.93%
  2001                                        8,554,102           1.77     15,138,052            0.00%        0.50%          -11.77%
Waddell & Reed Small Cap Value
  2004                                       22,675,212           1.66     37,551,645            0.00%        0.50%           14.45%
  2003                                       20,044,359           1.45     29,004,455            0.00%        0.50%           48.73%
  2002                                       16,594,748           0.97     16,144,437            0.00%        0.50%          -20.38%
  2001                                       11,588,912           1.22     14,159,859            0.00%        0.50%          -15.01%
Waddell & Reed Core Equity
  2004                                       11,713,317           0.91     10,603,056            0.65%        0.50%            9.02%
  2003                                       12,202,246           0.83     10,131,512            0.78%        0.50%           20.73%
  2002                                       11,911,619           0.69      8,192,164            0.00%        0.50%          -28.50%
  2001                                        9,107,021           0.96      8,759,999            0.32%        0.50%           -8.20%
Waddell & Reed Asset Strategy
  2004                                          533,535           1.19        637,309            2.73%        0.50%           12.73%
  2003 (a)                                       61,138           1.06         64,781            2.28%        0.50%            5.96%
Waddell & Reed International
  2004                                          704,562           1.28        902,995            1.07%        0.50%           13.43%
  2003 (a)                                      210,607           1.13        237,965            2.37%        0.50%           12.99%
Waddell & Reed Science & Technology
  2004                                          488,851           1.27        623,134            0.00%        0.50%           15.67%
  2003 (a)                                       93,863           1.10        103,437            0.00%        0.50%           10.20%

                      Minnesota Life Variable Life Account
                          Notes to Financial Statements

(6) Financial Highlights - continued

*These amounts represent the dividends, excluding distributions of capital gains, received by the sub-account from the underlying mutual fund, net of expenses assessed by the fund, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying fund in which the sub-account invests and, to the extent the underlying fund utilizes consent dividends rather than paying dividends in cash or reinvested shares, the Account does not record investment income.

**This ratio represents the annualized contract expenses of the separate account, consisting of mortality and expense charges. The ratio includes only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.

***These amounts represent the total return for the period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units. Inclusion of these expenses in the calculation would result in a reduction in the total return presented. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period.

(a) Period from September 22, 2003, commencement of operations, to December 31, 2003.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Minnesota Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Minnesota Life Insurance Company and subsidiaries (collectively, the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Minnesota Life Insurance Company and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, effective January 1, 2004, the Company adopted Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long- Duration Contracts and for Separate Accounts.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary information included in the accompanying schedules is presented for purpose of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

Minneapolis, Minnesota
March 10, 2005

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2004 and 2003
                                 (In thousands)

                                                                                         2004          2003
                                                                                     -----------   -----------
Assets
   Fixed maturity securities:
      Available-for-sale, at fair value (amortized cost $5,213,338 and $4,647,433)   $ 5,472,948   $ 4,941,278
   Equity securities, at fair value (cost $606,225 and $580,495)                         747,277       676,398
   Mortgage loans, net                                                                   810,508       773,479
   Real estate, net                                                                        1,771         1,830
   Finance receivables, net                                                              140,425       127,716
   Policy loans                                                                          270,186       263,508
   Private equity investments (cost $228,338 and $236,197)                               226,631       222,200
   Fixed maturity securities on loan, at fair value
      (amortized cost $1,128,126 and $1,304,233)                                       1,152,143     1,361,128
   Equity securities on loan, at fair value (cost $63,396 and $52,100)                    84,121        68,771
   Other invested assets                                                                  23,306       169,720
                                                                                     -----------   -----------
      Total investments                                                                8,929,316     8,606,028

   Cash and cash equivalents                                                             196,508       222,529
   Securities held as collateral                                                       1,276,761     1,466,354
   Deferred policy acquisition costs                                                     721,055       636,475
   Accrued investment income                                                              85,553        83,461
   Premiums and fees receivable                                                          137,578       137,954
   Property and equipment, net                                                            80,033        82,856
   Reinsurance recoverables                                                              727,129       677,102
   Goodwill and intangible assets, net                                                    23,089            --
   Other assets                                                                           36,653        31,870
   Separate account assets                                                             9,563,176     8,854,022
                                                                                     -----------   -----------
         Total assets                                                                $21,776,851   $20,798,651
                                                                                     ===========   ===========

Liabilities and Stockholder's Equity

Liabilities:

   Policy and contract account balances                                              $ 4,853,594   $ 4,688,655
   Future policy and contract benefits                                                 2,090,802     2,052,276
   Pending policy and contract claims                                                    169,699       160,687
   Other policyholder funds                                                              578,621       557,525
   Policyholder dividends payable                                                         48,301        52,995
   Unearned premiums and fees                                                            212,057       199,767
   Federal income tax liability:
      Current                                                                             24,457        32,429
      Deferred                                                                           198,484       138,964
   Other liabilities                                                                     428,111       497,970
   Notes payable                                                                         125,000       125,000
   Securities lending collateral                                                       1,276,761     1,466,354
   Separate account liabilities                                                        9,563,176     8,809,077
                                                                                     -----------   -----------
      Total liabilities                                                               19,569,063    18,781,699
                                                                                     -----------   -----------

Stockholder's equity:
   Common stock, $1 par value, 5,000,000 shares authorized,
      issued and outstanding                                                               5,000         5,000
   Additional paid in capital                                                             61,164         3,000
   Retained earnings                                                                   1,918,603     1,795,285
   Accumulated other comprehensive income                                                223,021       213,667
                                                                                     -----------   -----------
      Total stockholder's equity                                                       2,207,788     2,016,952
                                                                                     -----------   -----------
         Total liabilities and stockholder's equity                                  $21,776,851   $20,798,651
                                                                                     ===========   ===========

See accompanying notes to consolidated financial statements.

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES
         Consolidated Statements of Operations and Comprehensive Income
                  Years ended December 31, 2004, 2003 and 2002
                                 (In thousands)

                                                            2004         2003          2002
                                                         ----------   ----------    ----------
Revenues:

   Premiums                                              $1,078,586   $1,005,277    $  900,074
   Policy and contract fees                                 382,048      351,669       355,890
   Net investment income                                    459,612      465,858       499,103
   Net realized investment gains (losses)                    73,862      (48,641)     (137,097)
   Finance charge income                                     37,694       34,148        33,125
   Commission income                                         40,589           --            --
   Other income                                              21,273       18,820        22,777
                                                         ----------   ----------    ----------
      Total revenues                                      2,093,664    1,827,131     1,673,872
                                                         ----------   ----------    ----------

Benefits and expenses:

   Policyholder benefits                                  1,027,760      975,604       849,342
   Interest credited to policies and contracts              280,618      287,018       289,606
   General operating expenses                               389,924      341,552       328,421
   Commissions                                              143,633      108,293       100,912
   Administrative and sponsorship fees                       63,057       68,773        71,166
   Dividends to policyholders                                15,331       17,817        19,162
   Interest on notes payable                                 10,391       11,258        12,758
   Amortization of deferred policy acquisition costs        169,888      166,138       188,662
   Capitalization of policy acquisition costs              (206,061)    (208,620)     (169,437)
                                                         ----------   ----------    ----------
      Total benefits and expenses                         1,894,541    1,767,833     1,690,592
                                                         ----------   ----------    ----------
         Income (loss) from operations before taxes         199,123       59,298       (16,720)

   Federal income tax expense (benefit):
      Current                                                17,445       19,121         3,048
      Deferred                                               42,821       (4,268)      (23,524)
                                                         ----------   ----------    ----------
         Total federal income tax expense (benefit)          60,266       14,853       (20,476)
                                                         ----------   ----------    ----------
            Net income                                   $  138,857   $   44,445    $    3,756
                                                         ==========   ==========    ==========
   Other comprehensive income (loss), net of tax:
      Unrealized gains (losses) on securities, net       $    9,354   $  155,276    $  (44,898)
                                                         ----------   ----------    ----------
      Other comprehensive income (loss), net of tax           9,354      155,276       (44,898)
                                                         ----------   ----------    ----------
            Comprehensive income (loss)                  $  148,211   $  199,721    $  (41,142)
                                                         ==========   ==========    ==========

See accompanying notes to consolidated financial statements.

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES
           Consolidated Statements of Changes in Stockholder's Equity
                  Years ended December 31, 2004, 2003 and 2002
                                 (In thousands)

                                                           2004         2003         2002
                                                        ----------   ----------   ----------
Common stock:
   Total common stock                                   $    5,000   $    5,000   $    5,000
                                                        ==========   ==========   ==========
Additional paid in capital:
   Beginning balance                                    $    3,000   $    3,000   $    3,000
   Contributions                                            58,164           --           --
                                                        ----------   ----------   ----------
      Total additional paid in capital                  $   61,164   $    3,000   $    3,000
                                                        ==========   ==========   ==========
Retained earnings:
   Beginning balance                                    $1,795,285   $1,786,873   $1,821,015
   Net income                                              138,857       44,445        3,756
   Dividends to stockholder                                (15,539)     (36,033)     (37,898)
                                                        ----------   ----------   ----------
      Total retained earnings                           $1,918,603   $1,795,285   $1,786,873
                                                        ==========   ==========   ==========

Accumulated other comprehensive income:
   Beginning balance                                    $  213,667   $   58,391   $  103,289
   Change in unrealized appreciation (depreciation)
      of securities, net                                     9,354      155,276      (44,898)
                                                        ----------   ----------   ----------
      Total accumulated other comprehensive income      $  223,021   $  213,667   $   58,391
                                                        ==========   ==========   ==========

         Total stockholder's equity                     $2,207,788   $2,016,952   $1,853,264
                                                        ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 2004, 2003 and 2002
                                 (In thousands)

                                                                 2004          2003          2002
                                                             -----------   -----------   -----------
Cash Flows from Operating Activities
Net income                                                   $   138,857   $    44,445   $     3,756
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Interest credited to annuity and insurance contracts       248,103       249,128       251,828
      Fees deducted from policy and contract balances           (352,028)     (327,631)     (319,227)
      Change in future policy benefits                            41,572        30,013       153,061
      Change in other policyholder liabilities, net                9,006        35,834       (35,323)
      Amortization of deferred policy acquisition costs          169,888       166,138       188,662
      Capitalization of policy acquisition costs                (206,061)     (208,620)     (169,437)
      Change in premiums and fees receivable                         375       (12,530)       (6,689)
      Deferred tax provision                                      42,821        (4,268)      (23,524)
      Change in federal income tax liabilities - current          (7,972)       16,009       (16,929)
      Net realized investment losses (gains)                     (73,862)       48,641       137,097
      Change in reinsurance recoverables                         (50,027)      (30,147)      (22,515)
      Other, net                                                  90,532       137,729        14,973
                                                             -----------   -----------   -----------
         Net cash provided by operating activities                51,204       144,741       155,733
                                                             -----------   -----------   -----------
Cash Flows from Investing Activities
Proceeds from sales of:
   Fixed maturity securities, available-for-sale               1,538,904     1,658,859     2,046,691
   Equity securities                                             537,399       429,470       378,452
   Mortgage loans                                                  3,239            --            --
   Real estate                                                     1,276        11,255         3,301
   Private equity investments                                     63,623        23,703        11,583
   Other invested assets                                          23,619         1,729        12,343
Proceeds from maturities and repayments of:
   Fixed maturity securities, available-for-sale               1,262,636     1,170,516       601,211
   Mortgage loans                                                 79,356        81,056        50,370
Purchases and originations of:
   Fixed maturity securities, available-for-sale              (3,077,269)   (3,281,851)   (2,898,144)
   Equity securities                                            (477,434)     (462,070)     (377,641)
   Mortgage loans                                               (119,806)      (86,931)      (78,011)
   Real estate                                                    (1,324)         (737)           --
   Private equity investments                                    (51,265)      (31,519)      (42,639)
   Other invested assets                                         (21,779)       (4,319)       (2,866)
Finance receivable originations or purchases                    (109,989)      (91,674)      (82,141)
Finance receivable principal payments                             89,283        77,154        78,266
Securities in transit                                           (109,734)       95,821       (39,632)
Other, net                                                       (23,196)      (22,760)      (14,346)
                                                             -----------   -----------   -----------
         Net cash used for investing activities                 (392,461)     (432,298)     (353,203)
                                                             -----------   -----------   -----------
Cash Flows from Financing Activities
Deposits credited to annuity and insurance contracts           1,814,146     1,626,707     1,434,456
Withdrawals from annuity and insurance contracts              (1,546,611)   (1,263,337)   (1,188,125)
Payments on debt                                                      --       (12,000)      (22,000)
Contributed capital                                               55,000            --            --
Dividends paid to stockholder                                         --       (22,000)      (78,586)
Other, net                                                        (7,299)        2,714          (363)
                                                             -----------   -----------   -----------
         Net cash provided by financing activities               315,236       332,084       145,382
                                                             -----------   -----------   -----------
Net (decrease) increase in cash and cash equivalents             (26,021)       44,527       (52,088)
Cash and cash equivalents, beginning of year                     222,529       178,002       230,090
                                                             -----------   -----------   -----------
Cash and cash equivalents, end of year                       $   196,508   $   222,529   $   178,002
                                                             ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                        December 31, 2004, 2003 and 2002

(1)  Nature of Operations

     Organization and Description of Business

     The accompanying consolidated financial statements include the accounts of Minnesota Life Insurance Company (a wholly-owned subsidiary of Securian Financial Group, Inc.) and its wholly-owned subsidiaries, Personal Finance Company LLC, Enterprise Holding Corporation, Northstar Life Insurance Company, and Allied Solutions, LLC. Minnesota Life Insurance Company, both directly and through its subsidiaries (collectively, the Company), provides a diversified array of insurance and financial products and services designed principally to protect and enhance the long-term financial well-being of individuals and families.

     The Company's strategy is to be successful in carefully selected niche markets, primarily in the United States, while focusing on the retention of existing business and the maintenance of profitability. To achieve this objective, the Company has divided its businesses into four strategic business units, which focus on various markets: Individual Financial Security, Financial Services, Group Insurance, and Retirement Services. Revenues, including net realized investment gains and losses, in 2004 for these business units were $598,650,000, $270,687,000, $888,030,000 and
     $197,468,000, respectively. Revenues in 2003 for these strategic business units were $589,782,000, $258,798,000, $805,084,000, and $187,440,000,
     respectively. Revenues in 2002 for these strategic business units were $620,370,000, $287,073,000, $672,316,000, and $188,626,000, respectively.
     Additional revenues, including the majority of net realized investment gains and losses, reported by the Company's subsidiaries and corporate product line for the years ended December 31, 2004, 2003 and 2002, were $138,829,000, ($13,973,000) and ($94,513,000), respectively.

     The Company serves over eight million people through more than 5,000 home office associates and field representatives located at its St. Paul, Minnesota headquarters and in sales offices nationwide.

     During 2004, the Company's majority-owned subsidiary, MIMLIC Life Insurance Company, was dissolved.

     On June 1, 2004, the Company purchased Allied Solutions, LLC and Subsidiary (Allied). See note 13 for further explanation of this transaction.

     Effective July 1, 2003, Personal Finance Company converted from a C corporation into a limited liability company and its name was changed to Personal Finance Company LLC.

     On April 1, 2003, ownership of Securian Life Insurance Company was transferred from the Company to Securian Financial Group, Inc., in the form of a dividend.

     On January 2, 2003, ownership of Securian Casualty Company was transferred from the Company to Securian Financial Group, Inc., in the form of a dividend.

(2)  Summary of Significant Accounting Policies

     Basis of Presentation

     The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of the Minnesota Life Insurance Company and its subsidiaries. The results of Allied are reported on a month lag, which is not considered to be material to the consolidated results of operations or financial position of the Company. All material intercompany transactions and balances have been eliminated.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Basis of Presentation (Continued)

     The Company's insurance operations, domiciled in the states of Minnesota and New York, prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the insurance departments of the states of domicile. Prescribed statutory accounting practices are those practices that are incorporated directly or by reference in state laws, regulations and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the domiciliary state, but allowed by the domiciliary state regulatory authority. The Company's insurance operations have no material statutory accounting practices that differ from those of the state of domicile or the National Association of Insurance Commissioners accounting practices. See note 19 for discussion of statutory dividend limitations.

     The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect reported assets and liabilities, including reporting or disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Future events, including changes in mortality, morbidity, interest rates and asset valuations, could cause actual results to differ from the estimates used in the consolidated financial statements.

     The most significant estimates include those used in determining the balance and amortization of deferred policy acquisition costs for traditional and nontraditional insurance products, policyholder liabilities, impairment losses on investments, valuation allowances for mortgage loans on real estate, federal income taxes, goodwill, intangible assets, and pension and other postretirement employee benefits. Although some variability is inherent in these estimates, the recorded amounts reflect management's best estimates based on facts and circumstances as of the balance sheet date. Management believes the amounts provided are appropriate.

     Insurance Revenues and Expenses

     Premiums on traditional life products, which include individual whole life and term insurance and immediate annuities, are credited to revenue when due. For accident and health and group life products, premiums are credited to revenue over the contract period as earned. To the extent that this revenue is unearned, it is reported as part of unearned premiums and fees on the consolidated balance sheets. Benefits and expenses are recognized in relation to premiums over the contract period via a provision for future policy benefits and the amortization of deferred policy acquisition costs.

     Nontraditional life products include individual adjustable and variable life insurance and group universal and variable life insurance. Revenue from nontraditional life products and deferred annuities is comprised of policy and contract fees charged for the cost of insurance, policy administration and surrenders and is assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Expenses include both the portion of claims not covered by and the interest credited to the related policy and contract account balances. Deferred policy acquisition costs are amortized relative to estimated gross profits or margins.

     Any premiums on both traditional and nontraditional products due as of the date of the consolidated financial statements that are not yet paid are included in premiums and fees receivables on the consolidated balance sheets.

     Certain nontraditional life products, specifically individual adjustable and variable life insurance policies, require payment of fees in advance for services that will be rendered over the estimated lives of the policies. These payments are established as unearned revenue reserves upon receipt and are included in unearned premiums and fees on the consolidated balance sheets. These unearned revenue reserves are amortized to operations over the estimated lives of these policies and contracts in relation to the emergence of estimated gross profit margins.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Commission Revenue

     Commission income on insurance products is recognized as earned, net of the amount required to be remitted to the various underwriters responsible for providing the policy.

     Deferred Policy Acquisition Costs

     The costs of acquiring new and renewal business, which vary with and are primarily related to the production of new and renewal business, are generally deferred to the extent recoverable from future premiums or expected gross profits. Deferrable costs include commissions, underwriting expenses and certain other selling and issue costs. Deferred policy acquisition costs (DAC) are subject to loss recognition testing at least annually.

     For traditional life, accident and health and group life products, DAC are amortized with interest over the premium paying period in proportion to the ratio of annual premium revenues to ultimate anticipated premium revenues. The ultimate premium revenues are estimated based upon the same assumptions used to calculate the future policy benefits.

     For nontraditional life products and deferred annuities, DAC are amortized with interest over the expected lives of the contracts in relation to the present value of estimated gross profits from investment, mortality and expense, and lapse margins. The Company reviews actuarial assumptions used to project estimated gross profits, such as mortality, persistency, expenses, investment returns and separate account performance, periodically throughout the year. These assumptions reflect the Company's best estimate of future experience. For future separate account performance, the Company utilizes a mean reversion process. The Company's future long-term yield assumption changed from 9% to 8% at December 31, 2004. This change was a result of a change in management's best estimate regarding future long-term separate account performance. Factors regarding economic outlook as reviewed by a third party and internal investment experts, and management's current view of the capital markets were considered in developing management's best estimate of the long-term assumption. The Company's policy regarding the reversion to the mean process assumes a five-year reversion period during which a modified yield assumption is projected for the next five years after the valuation date. This modified yield assumption is calculated such that, when combined with the actual yields from January 1, 2001 through the valuation date, the total yield from January 1, 2001 through the end of the five-year reversion period is equal to the long-term assumption. This modified yield assumption is not permitted to be negative or in excess of 15% during the five-year reversion period.

     Changes in actuarial assumptions can have a significant impact on the amount of DAC reported for nontraditional life and deferred annuities, and the related amortization patterns. In the event actual experience differs from assumptions or assumptions are revised to reflect management's best estimate, the Company records an increase or decrease in DAC amortization expense, which could be significant.

     Any resulting impact to financial results from a change in actuarial assumption is included in amortization of deferred policy acquisition costs in the consolidated statements of operations. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 17.

     Software Capitalization

     Computer software costs incurred for internal use are capitalized and amortized over a three or five-year period. Computer software costs include application software, purchased software packages and significant upgrades to software. The Company had unamortized cost of $26,183,000 and $26,032,000 as of December 31, 2004 and 2003, respectively, and amortized software expense of $8,356,000, $7,838,000 and $8,227,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Finance Charge Income and Receivables

     Finance charge income, arising from the Company's consumer finance operations, includes earned finance charges, interest, and fees on finance receivables. Accrued and uncollected finance charges, interest, and fees are included in finance receivables in the consolidated balance sheets. The Company uses the interest (actuarial) method of accounting for finance charges and interest on finance receivables. Finance receivables are reported net of unearned finance charges. Accrual of finance charges and interest on smaller balance homogeneous finance receivables is suspended when a loan is contractually delinquent for more than 60 days and is subsequently recognized when received. Accrual is resumed when the loan is contractually less than 60 days past due. Late charges are accrued only if two or less late charges are due and unpaid. Accrual of finance charges and interest is suspended on other receivables at the earlier of when they are contractually past due for more than 60 days or they are considered by management to be impaired.

     A loan is treated as impaired when based upon current information and events it is probable that the Company will be unable to collect all amounts due according to all of the contractual terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. When a loan is identified as impaired, interest accrued in the current year is reversed. Interest payments received on impaired loans are generally applied to principal unless the remaining principal balance has been determined to be fully collectible.

     An allowance for losses is maintained by direct charges to operations at an amount which in management's judgment, based on a specific review of larger individual loans, the overall risk characteristics of the portfolio, changes in the character or size of the portfolio, the level of non-performing assets, historical losses and economic conditions, is adequate to absorb probable losses on existing receivables. It is the Company's general policy to charge-off accounts (net of unearned finance charges) when they are deemed uncollectible and in any event on which no collections were received during the preceding six months, except for certain accounts which have been individually reviewed by management and are deemed to warrant further collection effort.

     The adequacy of the allowance for losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

     Valuation of Investments and Net Investment Income

     Fixed maturity securities, which may be sold prior to maturity, including fixed maturities on loan, are classified as available-for-sale and are carried at fair value. Premiums and discounts are amortized or accreted over the estimated lives of the securities based on the interest yield method. The Company recognizes the excess of all cash flows attributable to its beneficial interest in asset-backed securities, including all interest only strips and asset-backed securities not of high credit quality, estimated at the acquisition/transaction date over the initial investment as interest income over the life of the Company's beneficial interest using the effective yield method.

     The Company uses book value as cost for applying the retrospective adjustment method to fixed maturity securities purchased. Prepayment assumptions for single class and multi-class mortgage-backed securities were obtained from broker dealer survey values or internal estimates.

     Marketable equity securities (common stocks, preferred stocks and equity securities on loan) are classified as available-for-sale and are carried at fair value. Mutual funds in select asset classes that are sub-advised are carried at the fair value of the underlying net assets of the funds.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Valuation of Investments and Net Investment Income (Continued)

     Mortgage loans are carried at amortized cost less any valuation allowances. Premiums and discounts are amortized or accreted over the terms of the mortgage loans based on the interest yield method. Impairments are determined by specific identification. A mortgage loan is considered impaired if it is probable that contractual amounts due will not be collected. Impaired mortgage loans are valued at the fair value of the underlying collateral.

     Private equity investments in limited partnerships are carried on the consolidated balance sheets at the amount invested, adjusted to recognize the Company's ownership share of the earnings or losses of the investee after the date of the acquisition, adjusted for any distributions received. In-kind distributions are recorded as a return of capital for the cost basis of the stock received. Any adjustments recorded directly to stockholders' equity of the investee are recorded, based on the Company's ownership share, as an adjustment to the amount invested and as unrealized gains or losses. The valuation of private equity investments is recorded based on the partnership financial statements from the previous quarter. The Company believes this valuation represents the best available estimate, however, to the extent that market conditions fluctuate significantly, any change in the following quarter partnership financial statements could be material to the Company's unrealized gains or losses included in stockholder's equity.

     Fair values of fixed maturity securities are based on quoted market prices where available. Fair values of marketable equity securities and embedded derivatives are based on quoted market prices. Fair values of private equity investments are obtained from the financial statement valuations of the underlying fund or independent broker bids. For fixed maturity securities not based on quoted market prices (generally private placement securities and securities that do not trade regularly) an internally developed pricing model using a commercial software application is most often used. The internally developed pricing model is developed by obtaining spreads versus the U.S. Treasury yield for corporate securities with varying weighted average lives and bond ratings. The weighted average life and bond rating of a particular fixed maturity security to be priced are important inputs into the model and are used to determine a corresponding spread that is added to the U.S. Treasury yield to create an estimated market yield for that security. The estimated market yield, liquidity premium, any adjustments for known credit risk, and other relevant factors are then used to estimate the fair value of the particular fixed maturity security. For securities for which quoted market prices are not available and the internally developed pricing model is not suitable for estimating fair values, qualified company representatives determine the fair value using discounted cash flows and pricing information obtained from the trustee of the related security. As of December 31, 2004, 79.3% of the fair values of fixed maturity securities were obtained from quoted market prices, 19.8% from the internal methods described above and .9% from other sources, primarily broker bids.

     Real estate is carried at cost less accumulated depreciation and an allowance for estimated losses.

     The Company recognizes interest income as earned and recognizes dividend income on equity securities upon the declaration of the dividend.

     For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions obtained from an outside service provider or upon analyst review of the underlying collateral and the estimated economic life of the securities. When estimated prepayments differ from the anticipated prepayments, the effective yield is recalculated to reflect actual prepayments to date and anticipated future payments. Any resulting adjustment is included in net investment income. All other investment income is recorded using the interest method without anticipating the impact of prepayments.

     Policy loans are carried at the unpaid principal balance.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Valuation of Investments and Net Investment Income (Continued)

     Cash and cash equivalents are carried at cost, which approximates fair value. The Company considers all money market funds and commercial paper with original maturity dates of less than three months to be cash equivalents. The Company places its cash and cash equivalents with high quality financial institutions and, at times, these balances may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

     A portion of the funds collected by the Company from its financial institution customers is restricted in its use because the Company is acting as an agent on behalf of certain insurance underwriters. As an agent, the Company has a fiduciary responsibility to remit the appropriate percentage of monies collected to the corresponding insurance underwriters. This sum of money is defined as unremitted premiums payable, is recorded in other liabilities on the consolidated balance sheets, and is discussed in detail in note 12. The use of the restricted funds is limited to the satisfaction of the unremitted premiums payable owed to the underwriter. The amount of restricted cash reported in cash and cash equivalents on the consolidated balance sheets is $13,008,000 and $0 at December 31, 2004 and 2003, respectively.

     Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs, reserves and deferred federal income tax, reported as a separate component of accumulated other comprehensive income in stockholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The adjustment to reserves represents the increase in policy reserves from using a discount rate that would have been required if such unrealized gains had been realized and the proceeds reinvested at then current market interest rates, which were lower than the current effective portfolio rate.

     Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding unpaid principal balances reduced by any charge-off. The interest rates on the receivables outstanding at December 31, 2004 and 2003 are consistent with the rates at which loans would currently be made to borrowers of similar credit quality and for the same maturities and security; as such, the carrying value of the receivables outstanding at December 31, 2004 and 2003 approximate the fair value at that date.

     Credit Risk

     Certain financial instruments, consisting primarily of cash and cash equivalents, potentially subject the Company to concentration of credit risk. The Company places its cash and cash equivalents with high quality financial institutions and limits the amount of credit exposure with any one institution. Concentration of credit risk with respect to mortgages, fixed maturity securities, and other invested assets are limited because of the diverse geographic base and industries of the underlying issuers. This diversity is an integral component of the portfolio management process.

     Equity security diversification is obtained through the use of style diversification and through limiting exposure to a single issuer. Private equity investment diversification is achieved by dividing the portfolio between direct venture company funds, mezzanine debt funds and hedge and other types of private equity instruments. In addition, this portfolio is managed by diversifying industry sectors to limit exposure to any one type of fund.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Credit Risk (Continued)

     During 2003, the Company exchanged its affiliated investment advisor's mutual funds for shares of Waddell and Reed Ivy Investment Co. funds due to the sale of the equity advisory business by its affiliated investment advisor. For 2003, the investments continued to be invested across the same eight well-diversified investment strategies employed by the former affiliated funds. The fair value of these funds at December 31, 2003 was $172,424,000. During 2004, four of these funds were liquidated while the remaining four funds continue to be managed using the same diversification strategy and had a fair value at December 31, 2004 of $93,297,000.

     Derivative Financial Instruments

     The Company holds derivative financial instruments for the purpose of hedging the risks of certain identifiable and anticipated transactions. In general, the types of risks hedged are those relating to the variability of future earnings and cash flows caused by movements in foreign currency exchange rates and changes in interest rates. The Company documents its risk management strategy and hedge effectiveness at the inception of and during the term of each hedge.

     In the normal course of business, the Company held one derivative in the form of an equity swap which matured in August 2003. The purpose of this swap was to hedge the fair value of equity-linked instruments to equity market movements. This swap was a customized derivative that was embedded directly with the underlying equity-linked fixed maturity security and could not be unwound separately from the fixed maturity security. Equity swaps are considered to be fair value hedges and were entered into only for the purpose of hedging such risks, not for speculation. The change in fair value of this swap was offset to net realized capital losses by changes in the fair value of the item being hedged. As of December 31, 2004 and 2003, the Company had no equity swap positions.

     The Company uses short-duration spot contracts to manage the foreign exchange risk inherent in the elapsed time between trade processing and trade settlement in its international equity portfolio. The contracts had an immaterial impact on the Company's current year consolidated operating results.

     The Company reclassified certain mortgage dollar roll securities from fixed maturity and equity securities classified as available-for-sale as of December 31, 2004 and 2003, in the amount of $2,926,000 and $114,809,000, respectively, to other invested assets. As of December 31, 2004 and 2003, the change in fair value of these securities included in realized capital gains (losses) was $1,013,000 and ($1,007,000), respectively.

     Realized and Unrealized Gains and Losses

     The Company regularly reviews each investment in its various asset classes to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of the investments.

     Under the Company's accounting policy for debt and equity securities that can be contractually prepaid or otherwise settled in a way that may limit the Company's ability to fully recover cost, an impairment is deemed to be other-than-temporary unless the Company has both the ability and intent to hold the investment for a reasonable period of time. For debt securities, the Company estimates cash flows over the life of purchased beneficial interests in securitized financial assets. If the Company estimates that the fair value of its beneficial interests is not greater than or equal to its carrying value based on current information and events, and if there has been an adverse change in estimated cash flows since the last revised estimate, considering both timing and amount, then the Company recognizes an other-than-temporary impairment and writes down the purchased benefit interest to fair value.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Realized and Unrealized Gains and Losses (Continued)

     For other debt and equity securities, an other-than-temporary charge is taken when the Company does not have the ability and intent to hold the security until the forecasted recovery or if it is no longer probable that the Company will recover all amounts due under the contractual terms of the security. Many criteria are considered during this process including but not limited to, the current fair value as compared to the amortized cost of the security, specific credit issues such as collateral, and financial prospects related to the issuer, the Company's intent to hold or dispose of the security, and current economic conditions.

     Available-for-sale equity securities which have been in an unrealized loss position of greater than 20% for longer than six months are reviewed specifically using available third party information and the manager's intent to hold the stock. Mutual funds are reviewed analyzing the characteristics of the underlying investments and the long-term outlook for the asset class along with the intent to hold the investment. All other available-for-sale equity securities with significant unrealized losses are also reviewed on the same basis for impairment. Private equity securities which have been in an unrealized loss position of greater than 20% for longer than two years are analyzed on a fund by fund basis using current and forecasted expectations for future fund performance, the age of the fund, general partner commentary and underlying investments within the fund. All other material unrealized losses are reviewed for any unusual event that may trigger an other-than-temporary charge.

     Other-than-temporary impairments are recorded to bring the cost of the investment down to the fair market value. Other-than-temporary impairment losses result in a permanent reduction to the cost basis of the underlying investment.

     The Company provides valuation allowances for impairments of mortgage loans on a specific identification basis. Mortgage loans are considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the Company determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if the loan is collateral dependent. Changes in the valuation allowance are recorded in net realized gains and losses on the consolidated statements of operations. No valuation allowances for mortgage loans were necessary as of December 31, 2004 and 2003.

     Impairment losses are recorded on investments in real estate and other long-lived assets used in operations when indicators of impairment are present, using undiscounted cash flows if available or independent market appraisals.

     Total other-than-temporary write-downs for fixed maturity securities for the years ended December 31, 2004, 2003 and 2002 respectively were $6,684,000, $34,632,000 and $53,299,000, respectively.

     Total other-than-temporary write-downs for marketable equity securities for the years ended December 31, 2004, 2003 and 2002 were $1,728,000, $13,157,000 and $5,314,000 respectively. An additional $23,427,000 and
     $40,300,000 of other than temporary write-downs for marketable equity securities were recorded on securities that were subsequently sold during 2003 and 2002, respectively.

     Total other-than-temporary write-downs for private equity investments for the years ended December 31, 2004, 2003 and 2002 were $13,863,000, $57,480,000 and $51,410,000, respectively.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Securities Lending

     The Company engages in securities lending whereby certain investments are loaned to other financial institutions for short periods of time. When these loan transactions occur, the lending broker provides cash collateral equivalent to 102% to 105% of the fair value of the loaned securities. This collateral is deposited with a lending agent who invests the collateral on behalf of the Company. The income from these investments is recorded in net investment income and was $1,762,000, $2,378,000, and $1,413,000 for the
     years ended December 31, 2004, 2003, and 2002, respectively. Securities, consisting of equity securities and fixed maturity securities, were loaned to other financial institutions. Amounts loaned as of December 31, 2004 and 2003 were $1,236,264,000 and $1,429,899,000, respectively. As of December
     31, 2004 and 2003, the collateral associated with securities lending was $1,276,761,000 and $1,466,354,000, respectively.

     The Company accounts for its securities lending transactions as secured borrowings, in which the collateral received and the related obligation to return the collateral are recorded in the consolidated balance sheets as securities held as collateral and securities lending collateral, respectively.

     Although the Company's securities lending program involves certain credit risk, the Company believes that the high quality of the collateral received (primarily commercial paper and money market instruments) and the Company's monitoring policies and procedures mitigate the likelihood of material losses under these arrangements.

     Property and Equipment

     Property and equipment are carried at cost, net of accumulated depreciation of $179,776,000 and $170,390,000 at December 31, 2004 and 2003,
     respectively. Buildings are depreciated over 40 years and equipment is generally depreciated over 5 to 10 years. Depreciation expense for the years ended December 31, 2004, 2003, and 2002, was $12,427,000,
     $11,855,000, and $12,085,000, respectively. Effective January 1, 2002, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 144 (FAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting standards for the impairment and disposal of long-lived assets for fiscal years beginning after December 15, 2001. The Company determined that there were no material impacts to the consolidated statements of operations or financial position due to the adoption and subsequent application of FAS 144.

     Goodwill and Other Intangible Assets

     In accordance with FASB Statement No. 142 (FAS 142), Goodwill and Other Intangible Assets, the Company does not amortize goodwill. The Company tests goodwill, at the reporting unit level, at least annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to:
     (1) a significant adverse change in legal factors or in business climate,
     (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit's carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies' data, when available. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Goodwill and Other Intangible Assets (Continued)

     The Company also evaluates the recoverability of other intangible assets with an indefinite useful life whenever events or changes in circumstances indicate that an intangible asset's carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. Intangible assets with a finite useful life are amortized over their useful lives on a straight-line basis.

     Separate Accounts

     Separate account assets and liabilities represent segregated funds administered by an unaffiliated asset management firm. These assets and liabilities are invested by both an unaffiliated asset management firm and an affiliate of the Company for the exclusive benefit of the Company's pension, variable annuity and variable life insurance policyholders and contractholders. Assets consist principally of marketable securities and both assets and liabilities are reported at fair value, based upon the fair value of the investments held in the segregated funds. The investment income and gains and losses of these accounts accrue directly to the policyholders and contractholders. The activity of the separate accounts is not reflected in the consolidated statements of operations except for the fees the Company received, which are assessed on a daily or monthly basis and recognized as revenue when assessed and earned.

     The Company periodically invests money in its separate accounts. The fair value of such investments, included with separate account assets at December 31, 2003 was $44,945,000. At December 31, 2004, the fair value of these investments was $49,445,000 and included with equity securities as required by Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts (SOP 03-1).

     Sales Inducements

     The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC. The Company's sales inducement credits the policyholder with a higher interest rate than the normal general account interest rate for the first policy year. Changes in deferred sales inducements for the period ended December 31 were as follows:

     in thousands                   2004
     ------------                   ----
     Balance at beginning of year   $ --
     Capitalization                  261
     Amortization                    (11)
                                    ----
     Balance at end of year         $250
                                    ====

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Reinsurance

     Insurance liabilities are reported before the effects of ceded reinsurance. Reinsurance recoverables represent amounts due from reinsurers for paid and unpaid benefits, expense reimbursements, prepaid premiums and future policy benefits. Reinsurance premiums ceded and recoveries on benefits and claims incurred are deducted from the respective income and expense accounts.

     Policyholder Liabilities

     Policy and contract account balances represent the net accumulation of funds associated with nontraditional life products and deferred annuities. Additions to the account balances include premiums, deposits and interest credited by the Company. Decreases in the account balances include surrenders, withdrawals, benefit payments and charges assessed for the cost of insurance, policy administration and surrenders.

     Future policy and contract benefits are comprised of reserves for traditional life, group life and accident and health products. The reserves were calculated using the net level premium method based upon assumptions regarding investment yield, mortality, morbidity and withdrawal rates determined at the date of issue, commensurate with the Company's experience. Provision has been made in certain cases for adverse deviations from these assumptions. Certain traditional life products are accounted for under AICPA Statement of Position 95-1, Accounting for Certain Insurance Activities of Mutual Life Insurance Entities. When estimating the expected gross margins for traditional life products as of December 31, 2004, the Company has assumed an average rate of investment yields ranging from 4.69% to 4.95%.

     Future policy and contract benefits are adjusted to reflect the impact of unrealized gains and losses on securities as described in note 17.

     Other policyholder funds are comprised of dividend accumulations, premium deposit funds and supplementary contracts without life contingencies.

     Participating Business

     Dividends on participating policies and other discretionary payments are declared by the Board of Directors based upon actuarial determinations, which take into consideration current mortality, interest earnings, expense factors and federal income taxes. Dividends are recognized as expenses consistent with the recognition of premiums. At December 31, 2004 and 2003, the total participating business in force was $1,310,550,000 and $1,199,752,000, respectively. As a percentage of total life insurance in force, participating business in force represents .3% at December 31, 2004 and 2003.

     Income Taxes

     The Company files a consolidated life/non-life federal income tax return with Minnesota Mutual Companies, Inc., the Company's ultimate parent. The method of allocation between companies is subject to written agreement, approved by an officer of the Company. Allocation is based upon separate return calculations with a credit for any currently used net losses and tax credits. Intercompany tax balances are settled annually when the tax return is filed with the Internal Revenue Service (IRS).

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Income Taxes (Continued)

     The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements. Any such change could significantly affect the amounts reported in the consolidated statements of operations. Management has used best estimates to establish reserves based on current facts and circumstances regarding tax exposure items where the ultimate deductibility is open to interpretation. Management evaluates the appropriateness of such reserves based on any new developments specific to their fact patterns. Information considered includes results of completed tax examinations, Technical Advice Memorandums and other rulings issued by the IRS or the tax courts.

     The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is determined that it is more likely than not that the deferred tax asset will not be fully realized. Current income taxes are charged to operations based upon amounts estimated to be payable as a result of taxable operations for the current year.

     New Pronouncements

     In December 2004, the FASB issued Statement No. 153, (FAS 153), Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29 (APB 29), which eliminates the exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This guidance is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company expects no material impact to its consolidated results of operations or financial position due to the adoption of FAS 153.

     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law on December 8, 2003. In accordance with FASB Staff Position (FSP) FAS 106-1, Accounting and Disclosure Requirements Related to The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP FAS 106-1), issued in January 2004, the Company elected to defer accounting for the effects of the Act until the FASB issued guidance on how to account for the provisions of the Act. In May 2004, the FASB issued FSP FAS 106-2, Accounting and Disclosure Requirements Related to The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP FAS 106-2), which superseded FSP FAS 106-1 and provided guidance on accounting and disclosures related to the Act.

     The Company has concluded that prescription drug benefits available under its postretirement plans to some or all participants for some or all future years are at least actuarially equivalent to Medicare Part D, and thus qualify for the subsidy under the Act. The Company has estimated the expected subsidy that will reduce the Company's share of the cost and has reflected that in its postretirement plan costs and obligations.

     The effect of the Act to the Company is a $7,750,000 reduction of the accumulated postretirement benefit obligation as of December 31, 2004 and a $1,151,000 reduction in the net periodic postretirement benefit cost for 2004.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     New Pronouncements (Continued)

     In March 2004, the Emerging Issues Task Force (EITF) reached consensus on further guidance concerning the identification of and accounting for other-than-temporary impairments and disclosures for cost method investments, as required by EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), which was issued on October 23, 2003. The Company revised its method of calculating the impairment of securities based on this additional guidance. Other-than-temporary impairments reduce the value of the investment to fair value.

     On September 8, 2004, the FASB exposed for comment FSP EITF Issue 03-1-a, which was intended to provide guidance related to the application of paragraph 16 of EITF 03-1, and proposed FSP EITF Issue 03-1-b, which proposed a delay in the effective date of EITF 03-1 for debt securities that are impaired because of interest rate and/or sector spread increases. Based on comments received on these proposals, on September 30, 2004 the FASB issued FSP EITF 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, which delayed the effectiveness of the related paragraphs in EITF 03-1, with the exception of certain disclosure requirements. The delay had no impact on the Company's consolidated financial position or results of operations.

     In June 2004, the FASB issued FSP 97-1, Situations in Which Paragraphs 17(b) and 20 of FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments (FAS 97), Permit or Require Accrual of an Unearned Revenue Liability (FSP FAS 97-1), to clarify the guidance related to unearned revenue reserves (URR). The primary purpose of FSP FAS 97-1 is to address the practice question of whether SOP 03-1 restricts the application of the URR guidance in FAS 97 to situations in which profits are expected to be followed by losses. Although SOP 03-1 requires URR in certain situations where profits are followed by losses, it does not restrict the calculation of URR to only those situations. The adoption of FSP FAS 97-1 had no material impact to the consolidated results of operations or financial position of the Company.

     Effective January 1, 2004, the Company adopted SOP 03-1. This statement provides guidance on the classification, valuation and accounting for nontraditional long-duration contract liabilities, the accounting for contracts with guaranteed minimum death benefits (GMDB), the accounting for sales inducements, and separate account presentation and valuation. SOP 03-1 requires companies to evaluate the significance of a GMDB to determine whether a contract should be accounted for as an investment or insurance contract. At adoption, the Company reclassified $44,945,000 of ownership in its own separate accounts from separate account assets to equity securities. The Company also has recorded certain market value adjusted ("MVA") fixed annuity products and investment options on variable annuities as separate account assets and liabilities through December 31, 2003. Notwithstanding the market value adjustment feature, all of the investment performance of the separate account assets is not being passed to the contractholder, and it therefore does not meet the conditions for separate account reporting under the SOP. On January 1, 2004, market value reserves included in separate account liabilities of $37,979,000 were revalued at current account value in the general account to $37,552,000. The related separate account assets of $38,912,000 were also reclassified to the general account. Since adoption of the SOP, the components of the spread on a book value basis are recorded in interest income and interest credited. Realized gains and losses on investments and market value adjustments on contract surrenders are recognized as incurred. The adoption of SOP 03-1 had no material impact to the consolidated results of operations or financial position of the Company.

     In December 2003, the FASB issued Statement No. 132, revised 2003, (FAS
     132), Employers' Disclosures about Pensions and Other Post Retirement Benefits, which amends disclosure requirements for pension plans and other post retirement benefit plans, effective for nonpublic entities for fiscal years ending after June 15, 2004. The adoption of FAS 132 on January 1, 2004, did not have a material impact on the consolidated results of operations or financial position of the Company.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Reclassification

     Certain 2003 and 2002 financial statement balances have been reclassified to conform to the 2004 presentation.

(3)  Investments

     Net investment income for the years ended December 31 was as follows:

     in thousands                                       2004       2003       2002
     ------------                                     --------   --------   --------
     Fixed maturity securities                        $367,978   $370,208   $398,491
     Equity securities                                  14,368     17,615     24,620
     Mortgage loans                                     62,182     61,404     58,791
     Real estate                                            29      1,543      1,285
     Policy loans                                       19,843     19,517     19,360
     Cash equivalents                                    2,233      2,216      3,384
     Private equity investments                          4,909      1,853      3,277
     Other invested assets                               3,305      5,357      3,019
                                                      --------   --------   --------
        Gross investment income                        474,847    479,713    512,227
     Investment expenses                               (15,235)   (13,855)   (13,124)
                                                      --------   --------   --------
        Total                                         $459,612   $465,858   $499,103
                                                      ========   ========   ========

     Net realized investment gains (losses) for the years ended December 31 were as follows:

     in thousands                                      2004       2003        2002
     ------------                                    --------   --------   ---------
     Fixed maturity securities                       $  9,712   $(19,499)  $ (26,162)
     Equity securities                                 64,029     25,572     (64,038)
     Mortgage loans                                      (242)      (376)      1,509
     Real estate                                          (33)     4,490          (1)
     Private equity investments                        11,571    (54,224)    (48,395)
     Other invested assets                            (11,175)    (4,604)        (10)
                                                     --------   --------   ---------
        Total                                        $ 73,862   $(48,641)  $(137,097)
                                                     ========   ========   =========

     Gross realized gains (losses) on the sales and impairments of fixed maturity securities, equity securities and private equity investments for the years ended December 31 were as follows:

     in thousands                                       2004       2003        2002
     ------------                                     --------   --------   ---------
     Fixed maturity securities, available-for-sale:
        Gross realized gains                          $ 24,167   $ 21,560   $  59,802
        Gross realized losses                          (14,455)   (41,059)    (85,964)
     Equity securities:
        Gross realized gains                            88,097     93,634      40,973
        Gross realized losses                          (24,068)   (68,062)   (105,011)
     Private equity investments:
        Gross realized gains                            26,852      3,823       3,525
        Gross realized losses                          (15,281)   (58,047)    (51,920)

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Net unrealized gains (losses) included in stockholder's equity at December 31 were as follows:

     in thousands                                                 2004        2003
     ------------                                              ---------   ---------
     Gross unrealized gains                                    $ 492,319   $ 514,469
     Gross unrealized losses                                     (50,025)    (54,769)
     Adjustment to deferred policy acquisition costs             (63,599)   (112,006)
     Adjustment to reserves                                      (44,280)    (47,221)
     Adjustment to unearned policy and contract fees              10,253      17,365
     Deferred federal income taxes                              (121,647)   (104,171)
                                                               ---------   ---------
        Net unrealized gains                                   $ 223,021   $ 213,667
                                                               =========   =========

     The amortized cost and fair value of investments in fixed maturity and marketable equity securities by type of investment were as follows:

                                                         Gross Unrealized
     in thousands                           Amortized   ------------------      Fair
     December 31, 2004                        Cost        Gains     Losses      Value
     -----------------------------------   ----------   --------   -------   ----------
     United States government              $   20,377   $    431   $    72   $   20,736
     Government agencies and authorities       44,517        550       125       44,942
     Foreign governments                        1,714         76        --        1,790
     Corporate securities                   3,207,961    197,974     7,162    3,398,773
     Asset-backed securities                  504,197     25,654     2,448      527,403
     Mortgage-backed securities             1,434,572     50,040     5,308    1,479,304
                                           ----------   --------   -------   ----------
        Total fixed maturities              5,213,338    274,725    15,115    5,472,948
     Equity securities-unaffiliated           606,225    144,589     3,537      747,277
                                           ----------   --------   -------   ----------
           Total                           $5,819,563   $419,314   $18,652   $6,220,225
                                           ==========   ========   =======   ==========

                                                         Gross Unrealized
     in thousands                           Amortized   ------------------      Fair
     December 31, 2003                        Cost        Gains     Losses      Value
     -----------------------------------   ----------   --------   -------   ----------
     United States government              $   54,092   $     --   $    66   $   54,026
     Government agencies and authorities        5,582         17         5        5,594
     Foreign governments                        1,467        127        --        1,594
     Corporate securities                   2,637,690    226,145     9,262    2,854,573
     Asset-backed securities                  661,465     16,702     5,404      672,763
     Mortgage-backed securities             1,287,137     68,816     3,225    1,352,728
                                           ----------   --------   -------   ----------
        Total fixed maturities              4,647,433    311,807    17,962    4,941,278
     Equity securities-unaffiliated           580,495     97,537     1,634      676,398
                                           ----------   --------   -------   ----------
           Total                           $5,227,928   $409,344   $19,596   $5,617,676
                                           ==========   ========   =======   ==========

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     The amortized cost and fair value of securities on loan by type of investment were as follows:

                                                        Gross Unrealized
     in thousands                           Amortized   ----------------      Fair
     December 31, 2004                        Cost       Gains    Losses      Value
     -----------------------------------   ----------   -------   ------   ----------
     United States government              $  219,852   $10,294   $  714   $  229,432
     Government agencies and authorities      168,952     4,203      832      172,323
     Corporate securities                     101,224     3,119       94      104,249
     Asset-backed securities                    8,170       304       --        8,474
     Mortgage-backed securities               629,928    10,381    2,644      637,665
                                           ----------   -------   ------   ----------
        Total fixed maturities              1,128,126    28,301    4,284    1,152,143
     Equity securities-unaffiliated            63,396    21,579      854       84,121
                                           ----------   -------   ------   ----------
           Total                           $1,191,522   $49,880   $5,138   $1,236,264
                                           ==========   =======   ======   ==========

                                                        Gross Unrealized
     in thousands                           Amortized   ----------------      Fair
     December 31, 2003                        Cost       Gains    Losses      Value
     -----------------------------------   ----------   -------   ------   ----------
     United States government              $  205,495   $10,883   $   47   $  216,331
     Government agencies and authorities      219,209     7,393       --      226,602
     Corporate securities                     323,481    29,123      226      352,378
     Asset-backed securities                   12,529       669       --       13,198
     Mortgage-backed securities               543,519    10,985    1,885      552,619
                                           ----------   -------   ------   ----------
        Total fixed maturities              1,304,233    59,053    2,158    1,361,128
     Equity securities-unaffiliated            52,100    16,920      249       68,771
                                           ----------   -------   ------   ----------
           Total                           $1,356,333   $75,973   $2,407   $1,429,899
                                           ==========   =======   ======   ==========

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                           Available-for-Sale
                                                 Available-for-Sale        Securities on Loan
                                              -----------------------   -----------------------
                                               Amortized      Fair       Amortized      Fair
     in thousands                                Cost         Value        Cost         Value
     ------------                             ----------   ----------   ----------   ----------
     Due in one year or less                  $  311,134   $  321,851   $   45,809   $   46,109
     Due after one year through five years       195,890      209,785      250,228      253,794
     Due after five years through ten years    2,343,390    2,446,881      138,459      143,854
     Due after ten years                         928,352    1,015,127       63,702       70,721
                                              ----------   ----------   ----------   ----------
                                               3,778,766    3,993,644      498,198      514,478
     Mortgage-backed securities                1,434,572    1,479,304      629,928      637,665
                                              ----------   ----------   ----------   ----------
        Total                                 $5,213,338   $5,472,948   $1,128,126   $1,152,143
                                              ==========   ==========   ==========   ==========

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     The Company had certain investments with a reported fair value lower than the cost of the investment as follows:

     in thousands                                                   Unrealized
     December 31, 2004                      Fair Value     Cost       Losses
     ------------------------------------   ----------   --------   ----------
     US government securities
        Less than 12 months                  $ 11,526    $ 11,598     $    72
        Greater than 12 months                     --          --          --
     Government agencies and authorities
        Less than 12 months                    25,883      26,008         125
        Greater than 12 months                     --          --          --
     Corporate securities
        Less than 12 months                   562,396     569,337       6,941
        Greater than 12 months                 23,947      24,168         221
     Mortgage and asset-backed securities
        Less than 12 months                   541,614     549,370       7,756
        Greater than 12 months                     --          --          --
     Equity securities - unaffiliated
        Less than 12 months                    41,894      45,431       3,537
        Greater than 12 months                     --          --          --
     Private equity investments
        Less than 12 months                    14,732      16,177       1,445
        Greater than 12 months                 76,048      99,435      23,387

     in thousands                                                   Unrealized
     December 31, 2003                      Fair Value     Cost       Losses
     ------------------------------------   ----------   --------   ----------
     US government securities
        Less than 12 months                  $ 18,579    $ 18,645     $    66
        Greater than 12 months                     --          --          --
     Government agencies and authorities
        Less than 12 months                     8,251       8,256           5
        Greater than 12 months                     --          --          --
     Corporate securities
        Less than 12 months                   248,946     252,829       3,883
        Greater than 12 months                 71,276      76,655       5,379
     Mortgage and asset-backed securities
        Less than 12 months                   371,769     376,996       5,227
        Greater than 12 months                 30,697      34,099       3,402
     Equity securities - unaffiliated
        Less than 12 months                    13,817      14,534         717
        Greater than 12 months                 15,350      16,267         917
     Private equity investments
        Less than 12 months                    95,778     124,813      29,035
        Greater than 12 months                  6,905       9,271       2,366

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     The Company had certain investments on loan with a reported fair value lower than the cost of the investment as follows:

     in thousands                                                   Unrealized
     December 31, 2004                      Fair Value     Cost       Losses
     ------------------------------------   ----------   --------   ----------
     US government securities
        Less than 12 months                  $ 85,483    $ 86,197     $  714
        Greater than 12 months                     --          --         --
     Government agencies and authorities
        Less than 12 months                    95,646      96,478        832
        Greater than 12 months                     --          --         --
     Corporate securities
        Less than 12 months                    20,363      20,457         94
        Greater than 12 months                     --          --         --
     Mortgage and asset-backed securities
        Less than 12 months                   221,959     224,603      2,644
        Greater than 12 months                     --          --         --
     Equity securities - unaffiliated
        Less than 12 months                     7,439       8,293        854
        Greater than 12 months                     --          --         --

     in thousands                                                   Unrealized
     December 31, 2003                      Fair Value     Cost       Losses
     ------------------------------------   ----------   --------   ----------
     US government securities
        Less than 12 months                  $  1,814    $  1,861     $   47
        Greater than 12 months                     --          --         --
     Government agencies and authorities
        Less than 12 months                        --          --         --
        Greater than 12 months                     --          --         --
     Corporate securities
        Less than 12 months                    24,081      24,307        226
        Greater than 12 months                     --          --         --
     Mortgage and asset-backed securities
        Less than 12 months                   173,292     175,177      1,885
        Greater than 12 months                     --          --         --
     Equity securities - unaffiliated
        Less than 12 months                     3,460       3,709        249
        Greater than 12 months                     --          --         --

Unrealized losses on fixed maturity securities are generally interest related rather than credit related. For equity securities, outside research supports target prices for the holdings that will return the securities to original cost or higher. For private equity securities, unrealized losses are generally due to heavy initial expenses and capital calls typical of newly developed funds.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     At December 31, 2004, no specific mortgage loans were considered impaired. At December 31, 2003, one mortgage loan was considered impaired. An allowance of $400,000 was recorded in 2003 on the impaired mortgage loan. The loan was sold in 2004, resulting in an additional realized loss of $242,000. As of December 31, 2004 and 2003, there was no general allowance for credit losses for potential impairments in the mortgage loan portfolio. There were no provisions for credit losses or charge-offs in 2004, 2003 or 2002.

     Below is a summary of interest income on impaired mortgage loans.

     in thousands                                               2004   2003   2002
     ------------                                               ----   ----   ----
     Impaired mortgage loans                                     $--   $ --   $  1
     Interest income on impaired mortgage loans - contractual     --    442    166
     Interest income on impaired mortgage loans - collected       --     --     --

     At December 31, 2004 and 2003, fixed maturity securities and cash equivalents with a carrying value of $9,522,000 and $9,568,000, respectively, were on deposit with various regulatory authorities as required by law.

(4)  Variable Interest Entities

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities - an interpretation of ARB No. 51, subsequently revised in December of 2003 (FIN 46-R). The provisions of FIN 46-R for non-public entities apply immediately to variable interest entities (VIEs) created after December 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. For VIEs created prior to December 31, 2003 the effective date of FIN 46-R is the beginning of the first period beginning after December 15, 2004. FIN 46-R changes the method of determining whether certain entities should be included in the Company's consolidated financial statements. An entity subject to FIN 46-R is called a VIE if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that absorbs a majority of the expected losses, receives a majority of the expected residual returns or both.

     The Company has reviewed all investments and relationships for potential VIEs. The Company has identified two VIEs for which it is the primary beneficiary. The Company has invested debt with the holding company of a former related party. Management of the holding company are not under agreement or regulation required to produce consolidated financial statement information. Data available for the Company to consolidate is considered incomplete, particularly in regard to revenue, capital transactions and minority interest information, and immaterial to the financial results of the Company. The Company estimates its maximum remaining exposure in this VIE to be $300,000. The Company estimates the revenue of this VIE to be approximately $1,000,000. The Company additionally holds an investment in a trust for which it is the primary beneficiary and where results are consolidated in the Company's financial results. The assets held under this VIE are approximately $5,000,000. The Company has identified VIE arrangements in which it holds significant variable interests, but is not the primary beneficiary and for which results have not been consolidated as detailed below:

                                                                Maximum Exposure
     in thousands                                Total Assets        to Loss
     ------------                                ------------   ----------------
     Collateralized debt obligations               $ 12,870         $ 13,000
     Non-registered mutual funds                    125,436          113,592
     Private equity investments                      33,625           30,977
     Other invested assets                            3,141            3,141

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

(5)  Notes Receivable

     The Company entered into a loan contingency agreement with the Housing and Redevelopment Authority of the City of St. Paul, Minnesota (HRA) in November 1997 in connection with the Company's construction of an additional home office facility in St. Paul, Minnesota. The interest rate on the note was 8.625%, with principal payments to the Company commencing February 2004 and a maturity date of August 2025. Interest payments to the Company were payable February and August of each year commencing February 2001. All principal and interest payments were due only to the extent of available tax increments. In 2002, the loan reached its maximum principal balance of $15,000,000. In 2003, the Company took a write-down on the loan of $5,200,000, consisting of $4,959,000 of accrued interest and $241,000 of principal. The loan continued to accrue interest on the new balance, with payments applied first to accrued interest and then to principal. As of December 31, 2003, the loan balance was $13,791,000 and the accrued interest was $496,000. For the years ended December 31, 2004 and 2003, the Company received principal payments of $0 and $968,000, respectively, and interest payments of $346,000 and $755,000, respectively. During 2004, the note was refinanced into two new notes: a $17,800,000 note and a $2,976,000 note. An immediate write down at the time of refinancing of $4,808,000 and $428,000, respectively was taken on each of these notes. The two new notes were subsequently transferred from the Company to its parent in the form of a dividend. The loan balance was included in other invested assets, accrued interest was included in accrued investment income, and investment income is included in net investment income.

(6)  Net Finance Receivables

     Finance receivables as of December 31 were as follows:

     in thousands                                             2004        2003
     ------------                                           --------   --------
     Direct installment loans                               $163,348   $154,155
     Retail installment notes                                 24,971     17,286
     Retail revolving credit                                      51        108
     Accrued interest                                          2,915      2,632
                                                            --------   --------
        Gross receivables                                    191,285    174,181
     Unearned finance charges                                (42,982)   (39,233)
     Allowance for uncollectible amounts                      (7,878)    (7,232)
                                                            --------   --------
        Finance receivables, net                            $140,425   $127,716
                                                            ========   ========

     Direct installment loans, at December 31, 2004 and 2003, consisted of $111,100,000 and $103,349,000, respectively, of discount basis loans, net of unearned finance charges, and $13,762,000 and $14,552,000, respectively, of interest-bearing loans and generally have a maximum term of 84 months. The retail installment notes are principally discount basis, arise from borrowers purchasing household appliances, furniture, and sundry services, and generally have a maximum term of 48 months.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Total finance receivables, net of unearned finance charges, by date of final maturity at December 31, 2004 were as follows:

     in thousands
     ------------
     2005                                                            $ 20,726
     2006                                                              43,855
     2007                                                              66,758
     2008                                                              12,167
     2009                                                               1,585
     2010 and thereafter                                                3,212
                                                                     --------
        Total finance receivables, net of unearned finance charges    148,303
     Allowance for uncollectible amounts                               (7,878)
                                                                     --------
           Finance receivables, net                                  $140,425
                                                                     ========

     During the years ended December 31, 2004 and 2003, principal cash collections of direct installment loans were $57,523,000 and $52,705,000, respectively, and the percentages of these cash collections to average net balances were 49% and 48%, respectively. Retail installment notes' principal cash collections were $28,653,000 and $21,597,000, respectively, and the percentages of these cash collections to average net balances were 164% for both 2004 and 2003.

     The ratio for the allowance for losses to net outstanding receivables balances at December 31, 2004 and 2003 was 5.3% and 5.4%, respectively.

     Changes in the allowance for losses for the periods ended December 31 were as follows:

     in thousands                              2004       2003       2002
     ------------                            --------   --------   --------
     Balance at beginning of year            $  7,232   $  6,627   $  5,846
     Provision for credit losses                8,080      8,014      8,029
     Allowance applicable to bulk purchase         --         --          4
     Charge-offs                              (10,541)   (10,262)   (10,292)
     Recoveries                                 3,107      2,853      3,040
                                             --------   --------   --------
     Balance at end of year                  $  7,878   $  7,232   $  6,627
                                             ========   ========   ========

     At December 31, 2004 and 2003, the recorded investments in certain direct installment loans and direct revolving credit loans were considered to be impaired. The balances of such loans at December 31, 2004 and 2003 and the related allowance for losses was as follows:

                                           Installment   Revolving
     in thousands                             Loans       Credit     Total
     ------------                          -----------   ---------   -----
     Balances at December 31, 2004             $303          --       $303
     Related allowance for credit losses       $110          --       $110

     Balances at December 31, 2003             $374          54       $428
     Related allowance for credit losses       $122          54       $176

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     All loans deemed to be impaired are placed on non-accrual status. No accrued or unpaid interest was recognized on impaired loans during the years ended December 31, 2004, 2003 and 2002. The average quarterly balance of impaired loans during the years ended December 31, 2004 and 2003 was $348,000 and $515,000 for installment basis loans and $13,000 and $54,000 for revolving credit loans, respectively.

     There were no commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2004.

     The net investment in loans on which the accrual of finance charges and interest was suspended at December 31, 2004 and 2003 was $15,691,000 and $14,625,000, respectively. There was no investment in receivables past due more than 90 days that were accounted for on an accrual basis at December 31, 2004 and 2003.

(7)  Income Taxes

     Income tax expense (benefit) varies from the amount computed by applying the federal income tax rate of 35% to income (loss) from operations before taxes. The significant components of this difference were as follows:

     in thousands                                            2004      2003      2002
     ------------                                          -------   -------   --------
     Computed tax expense (benefit)                        $69,693   $20,754   $ (5,852)
     Difference between computed and actual tax expense:

        Dividends received deduction                        (8,751)   (5,032)    (8,539)
        Tax credits                                         (1,811)   (1,200)    (1,300)
        Expense adjustments and other                        1,135       331     (4,785)
                                                           -------   -------   --------
           Total tax expense (benefit)                     $60,266   $14,853   $(20,476)
                                                           =======   =======   ========

     The tax effects of temporary differences that give rise to the Company's net deferred federal tax liability were as follows:

     in thousands                                               2004       2003
     ------------                                             --------   --------
     Deferred tax assets:
        Policyholder liabilities                              $  4,108   $ 18,565
        Pension and post retirement benefits                    34,857     35,330
        Tax deferred policy acquisition costs                   95,386    103,556
        Deferred gain on individual disability coinsurance      16,449     17,874
        Net realized capital losses                             60,163     56,592
        Ceding commissions                                       7,363      8,611
        Other                                                    7,598     11,232
                                                              --------   --------
           Gross deferred tax assets                           225,924    251,760
                                                              --------   --------
     Deferred tax liabilities:
        Deferred policy acquisition costs                      198,437    173,739
        Premiums                                                20,003     19,246
        Real estate and property and equipment depreciation      9,383      9,056
        Basis difference on investments                         28,965     21,734
        Net unrealized capital gains                           155,817    154,633
        Other                                                   11,803     12,316
                                                              --------   --------
           Gross deferred tax liabilities                      424,408    390,724
                                                              --------   --------
              Net deferred tax liability                      $198,484   $138,964
                                                              ========   ========

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     A valuation allowance for deferred tax assets was not considered necessary as of December 31, 2004 and 2003 because the Company believes that it is more likely than not that the deferred tax assets will be realized through future reversals of existing taxable temporary differences and future taxable income.

     Income taxes paid for the years ended December 31, 2004, 2003, and 2002, were $23,747,000, $3,588,000 and $20,066,000, respectively.

     In December 2004, the IRS completed their audit of the Company's federal income tax returns for the years 2001 and 2002. The Company has accrued for the taxes assessed as a result of the audit. The Company's tax returns for 2003 and later are expected to be under examination by the IRS beginning in late 2005. The Company believes that any additional taxes refunded or assessed as a result of this future examination will not have a material effect on its consolidated financial position.

(8)  Employee Benefit Plans

     Pension Plans and Post Retirement Plans Other than Pensions

     The Company has noncontributory defined benefit retirement plans covering substantially all employees and certain agents. Benefits are based upon years of participation and the employee's average monthly compensation or the agent's adjusted annual compensation. The Company expects to contribute at least $7,000,000 to its noncontributory defined benefit retirement plans in 2005 and intends to contribute more if required to meet minimum funding standards. In addition, it may contribute additional tax deductible amounts.

     The Company also has an unfunded noncontributory defined benefit retirement plan, which provides certain employees with benefits in excess of limits for qualified retirement plans.

     The Company also has postretirement plans that provide certain health care and life insurance benefits to substantially all retired employees and agents. Eligibility is determined by age at retirement and years of service after age 30. Health care premiums are shared with retirees, and other cost-sharing features include deductibles and co-payments. The Company has set up a 401(h) account during 2004 through its noncontributory defined benefit plan to partially fund retiree medical costs for non-key employees. The Company expects to contribute additional tax deductible amounts during 2005.

     The measurement date of the majority of the Company's pension and postretirement plans other than pensions is December 1.

     The change in the benefit obligation and plan assets for the Company's plans as of December 31 was calculated as follows:

                                                 Pension Benefits      Other Benefits
                                               -------------------   -----------------
     in thousands                                2004       2003       2004      2003
     ------------                              --------   --------   -------   -------
     Change in benefit obligation:
     Benefit obligation at beginning of year   $330,876   $275,112   $56,754   $52,719
     Service cost                                14,674     12,871     2,510     2,589
     Interest cost                               19,624     18,718     3,155     3,516
     Actuarial (gain) loss                       (1,248)    30,707       728      (994)
     Benefits paid                               (7,005)              (1,275)   (1,076)
                                                            (6,532)
                                               --------   --------   -------   -------
     Benefit obligation at end of year         $356,921   $330,876   $61,872   $56,754
                                               ========   ========   =======   =======

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

Pension Plans and Post Retirement Plans Other than Pensions (Continued)

                                                                            Pension Benefits        Other Benefits
                                                                         ---------------------   -------------------
     in thousands                                                           2004        2003       2004       2003
     ------------                                                        ---------   ---------   --------   --------
     Change in plan assets:
     Fair value of plan assets at beginning
        of year                                                          $ 192,833   $ 160,852   $     --   $     --
     Actual return on plan assets                                           25,612      24,046         --         --
     Employer contribution                                                  25,556      14,467      4,175      1,076
     Benefits paid                                                          (7,005)     (6,532)    (1,275)    (1,076)
                                                                         ---------   ---------   --------   --------
     Fair value of plan assets at end of year                            $ 236,996   $ 192,833   $  2,900   $     --
                                                                         =========   =========   ========   ========
     Net amount recognized:
     Funded status                                                       $(119,924)  $(138,043)  $(58,972)  $(56,755)
     Unrecognized net actuarial loss                                        86,555     101,461      6,979      5,943
     Unrecognized transition obligation                                      1,631       2,167
     Unrecognized prior service cost (benefit)                               2,323       2,741         --       (526)
                                                                         ---------   ---------   --------   --------
     Net amount recognized                                               $ (29,415)  $ (31,674)  $(51,993)  $(51,338)
                                                                         =========   =========   ========   ========
     Amounts recognized in the consolidated balance sheets consist of:
     Accrued benefit cost                                                $ (30,711)  $ (35,586)  $(51,993)  $(51,338)
     Intangible asset                                                           68       3,892         --         --
     Accumulated other comprehensive income                                  1,228          20         --         --
                                                                         ---------   ---------   --------   --------
     Net amount recognized                                               $ (29,415)  $ (31,674)  $(51,993)  $(51,338)
                                                                         =========   =========   ========   ========
     Accumulated benefit obligation                                      $ 250,129   $ 225,079   $ 61,872   $ 56,755

     Plans with accumulated benefit obligation in excess of plan assets:
     Projected benefit obligation                                        $  72,497   $ 321,240
     Accumulated benefit obligation                                         59,880     217,525
     Fair value of plan assets                                              33,731     185,266
     Minimum pension liability                                              26,149      32,259
     Increase in minimum liability included in other comprehensive
        income                                                               1,208          20

     Weighted average assumptions used to determine benefit
        obligations:
     Discount rate                                                            5.99%       6.25%      6.00%      6.25%
     Rate of compensation increase                                            5.95%       5.95%        --         --

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Pension Plans and Post Retirement Plans Other than Pensions (Continued)

                                                   Pension Benefits     Other Benefits
                                                 -------------------   ----------------
     in thousands                                  2004       2003       2004     2003
     ------------                                --------   --------   -------   ------
     Components of net periodic benefit cost:
     Service cost                                $ 14,674   $ 12,871   $ 2,510   $2,589
     Interest cost                                 19,624     18,718     3,155    3,516
     Expected return on plan assets               (16,043)   (14,730)       --       --
     Transition obligation amortization               536        536        --       --
     Prior service cost (benefit) amortization        418        418      (526)    (526)
     Recognized net actuarial loss (gain)           4,088      2,283      (308)     101
                                                 --------   --------   -------   ------
     Net periodic benefit cost                   $ 23,297   $ 20,096   $ 4,831   $5,680
                                                 ========   ========   =======   ======
     Weighted average assumptions used to
        Determine net periodic benefit costs:
     Discount rate                                   6.24%      7.00%     6.25%    7.00%
     Expected long-term return on plan assets        7.81%      7.79%       --       --
     Rate of compensation increase                   5.95%      5.97%       --       --

     Estimated future benefit payments for pension and other postretirement benefits:

                     Pension     Other    Medicare
     in thousands   Benefits   Benefits    Subsidy
     ------------   --------   --------   --------
     2005            $ 7,642    $ 1,355    $   --
     2006              8,211      1,410       216
     2007              8,927      1,606       247
     2008              9,556      1,821       280
     2009             10,378      2,056       317
     2010 - 2014      69,404     14,480     2,179

     For measurement purposes, a 9.0% and 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004 and 2003, respectively. The rate was assumed to decrease gradually to 5.5% for 2012 and remain at that level thereafter.

     The Company recorded an additional minimum liability of $1,296,000 and $3,912,000 as of December 31, 2004, and 2003, respectively. This liability represents the amount by which the accumulated benefit obligation exceeded the sum of the fair value of plan assets and accrued amounts previously recorded. The additional liability may be offset by an intangible asset to the extent of previously unrecognized prior service cost. The intangible asset of $68,000 and $3,892,000 at December 31, 2004, and 2003,
     respectively, is included in other assets in the consolidated balance sheets.

     The assumptions presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Actual results could differ from those estimates and assumptions. For example, increasing the assumed health care cost trend rates by one percentage point would increase the postretirement benefit obligation as of December 31, 2004 by $22,084,000 and the estimated eligibility cost and interest cost components of net periodic benefit costs for 2004 by $2,565,000. Decreasing the assumed health care cost trend rates by one percentage point would decrease the postretirement benefit obligation as of December 31, 2004 by $17,259,000 and the estimated eligibility cost and interest cost components of net periodic postretirement benefit costs for 2004 by $1,929,000.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Pension Plans and Post Retirement Plans Other than Pensions (Continued)

     Historical rates of return for individual asset classes and future estimated returns are used to develop expected rates of return. These rates of return are applied to the plan's investment policy to determine a range of expected returns. The expected long-term rate of return on plan assets is selected from this range.

     The Company's non-contributory defined benefit plans weighted average asset allocations by asset category at December 31 are as follows:

                                                                     2004   2003
                                                                     ----   ----
     Equity securities                                                61%    57%
     Debt securities                                                  26%    28%
     Insurance company general account                                13%    15%

     At times, investments may be made in non-traditional asset classes with the approval of the Company's non-contributory defined benefit plan trustees. Current investments include private equity limited partnerships which are classified as equity investments for asset allocation purposes. A tactical asset allocation overlay investment is also employed which utilizes equity and debt futures positions to adjust overall exposure to these broad asset classes. The futures contracts owned control 10% positions in both equity securities and fixed income securities in one of the non-contributory defined benefit plans, and 9% when weighted across all non-contributory defined benefit plans.

     Generally, the investment objective of the non-contributory defined benefit plans is to pursue high returns but to limit the volatility of returns to a level which will keep the liquidation of depressed assets for benefit payments, the increase in contributions and pension expense due to investment losses, and the decline in the funded ratios due to investment losses to levels deemed tolerable.

     The target asset allocation as of December 31, 2004, for each of the broad investment categories, weighted for all plans combined is as follows:

     Equity securities                                                43% to 71%
     Debt securities                                                  16% to 42%
     Insurance company general account                                11% to 18%
     Other                                                             0% to  2%

     The primary investment goals of the postretirement plans are to preserve capital and provide sufficient liquidity to meet the annual expenses incurred by the Company. These plan assets are currently allocated to 100% debt securities, which are primarily high quality short-term fixed income securities. The target asset allocation as of December 31, 2004 is 100% to debt securities.

     Profit Sharing Plans

     The Company also has profit sharing plans covering substantially all employees and agents. The Company's contribution rate to the employee plan is determined annually by the directors of the Company and is applied to each participant's prior year earnings. The Company's contribution to the agent plan is made as a certain percentage, based upon years of service, applied to each agent's total annual compensation. The Company recognized contributions to the plans during 2004, 2003, and 2002 of $10,811,000, $6,924,000 and $3,899,000, respectively. Participants may elect to receive a portion of their contributions in cash.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

(9) Liability for Unpaid Accident and Health Claims, Reserve for Losses, and Claim and Loss Adjustment Expenses

     Activity in the liability for unpaid accident and health claims, reserve for losses and claim and loss adjustment expenses is summarized as follows:

     in thousands                                   2004       2003       2002
     ------------                                 --------   --------   --------
     Balance at January 1                         $554,160   $536,604   $518,209
        Less: reinsurance recoverable              471,425    449,212    433,323
                                                  --------   --------   --------
     Net balance at January 1                       82,735     87,392     84,886
                                                  --------   --------   --------
     Incurred related to:
        Current year                                55,546     60,927     65,692
        Prior years                                  3,388       (526)     4,839
                                                  --------   --------   --------
     Total incurred                                 58,934     60,401     70,531
                                                  --------   --------   --------
     Paid related to:
        Current year                                24,165     24,849     27,436
        Prior years                                 38,523     40,209     40,589
                                                  --------   --------   --------
     Total paid                                     62,688     65,058     68,025
                                                  --------   --------   --------
     Net balance at December 31                     78,981     82,735     87,392
        Plus: reinsurance recoverable              496,450    471,425    449,212
                                                  --------   --------   --------
     Balance at December 31                       $575,431   $554,160   $536,604
                                                  ========   ========   ========

     The liability for unpaid accident and health claims, reserve for losses and claim and loss adjustment expenses is included in future policy and contract benefits, pending policy and contract claims, and other liabilities on the consolidated balance sheets.

     As a result of changes in estimates of claims incurred in prior years, the accident and health claims, reserve for losses and claim and loss adjustment expenses incurred increased by $3,388,000 in 2004, decreased by $526,000 in 2003, and increased by $4,839,000 in 2002, which includes the amortization of discount on individual accident and health claim reserves of $75,000, $153,000, and $331,000 in 2004, 2003, and 2002, respectively.
     The remaining changes in amounts are the result of normal reserve development inherent in the uncertainty of establishing the liability for unpaid accident and health claims, reserve for losses and claim and loss adjustment expenses.

(10) Reinsurance

     In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance companies. To the extent that a reinsurer is unable to meet its obligation under the reinsurance agreement, the Company remains liable. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. Allowances are established for amounts deemed to be uncollectible.

     Reinsurance is accounted for over the lives of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     The effect of reinsurance on premiums for the years ended December 31 was as follows:

     in thousands                               2004         2003        2002
     ------------                            ----------   ----------   --------
     Direct premiums                         $  924,713   $  887,189   $807,116
     Reinsurance assumed                        276,104      225,288    181,473
     Reinsurance ceded                         (122,231)    (107,200)   (88,515)
                                             ----------   ----------   --------
        Net premiums                         $1,078,586   $1,005,277   $900,074
                                             ==========   ==========   ========

     Reinsurance recoveries on ceded reinsurance contracts were $105,589,000, $103,839,000 and $103,979,000 during 2004, 2003, and 2002, respectively.

     During September 2003, the Company entered into a written agreement with Pan-American Life Insurance Company whereby 401(k) accounts representing 865 contracts with associated fixed and variable assets of approximately $488,174,000 were transferred to separate accounts and approximately $85,366,000 were transferred to the general account, effective November 17, 2003. The amounts pertaining to reinsurance assumed and coinsurance agreements are $55,236,000 and $518,305,000, respectively.

(11) Certain Nontraditional Long-Duration Contracts and Separate Accounts

     The Company issues certain nontraditional long-duration contracts including universal life, variable universal life and deferred annuities that contain either certain guarantees or sales inducements.

     The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholder. The Company also issues variable annuity contracts through separate accounts where the Company contractually guarantees to the contractholder either (a) return of no less than total deposits made to the contract adjusted for partial withdrawals, (b) total deposits made to the contract adjusted for partial withdrawals plus a minimum return, (c) the highest contract value on a specified anniversary date adjusted for withdrawals following the contract anniversary, or (d) a minimum payment on a variable immediate annuity. These guarantees include benefits that are payable in the event of death or annuitization. The Company also issues universal life and variable universal life contracts where the Company provides to the contractholder a no-lapse guarantee.

     The assets supporting the variable portion of the traditional variable annuities, variable contracts with guarantees, universal life and variable universal life contracts are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for liabilities. For variable annuity contracts amounts assessed against the contractholders for mortality, administrative, and other services are included in revenue, changes in liabilities for minimum guarantees on deferred annuities are included in policyholder benefits, and changes in liabilities for the minimum guaranteed payments on variable immediate annuities are included in net realized investment losses in the consolidated statements of operations. For universal life contracts the amounts assessed against the contractholders for mortality, administrative, and other services are included in universal life policy fees and changes in liabilities for guaranteed benefits are included in policyholder benefits in the consolidated statements of operations. For both variable annuity and universal life contracts, separate account net investment income, net investment gains and losses, and the related liability changes are offset within the same line item in the consolidated statements of operations. There were no investment gains or losses on transfers of assets from the general account to the separate account during 2004.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

(11) Certain Nontraditional Long-Duration Contracts and Separate Accounts (Continued)

     The Company's variable annuity contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed are not mutually exclusive. For guarantees of amounts in the event of death, the net amount at risk is defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date. For guarantees of amounts at annuitization, the net amount at risk is defined as the present value of the minimum guaranteed annuity payments available to the contractholder determined in accordance with the terms of the contract in excess of the current account balance. For the guaranteed payout annuity floor, the net amount at risk is defined as the guaranteed benefit in excess of the current benefit payable measured as a monthly amount. For universal life and variable universal life contracts the net amount at risk is defined as the current death benefit in excess of the current balance, excluding reinsurance.

     At December 31 and January 1, 2004, the Company had the following variable annuity contracts with guarantees:

                                                        December 31    January 1
     in thousands                                           2004         2004
     ------------                                       -----------   ----------
     Return of net deposits:
        In the event of death
           Account value                                 $1,412,580   $1,316,042
           Net amount at risk                            $   14,272   $   27,997
           Average attained age of contractholders             52.4         52.7

     Return of net deposits plus a minimum return:
        In the event of death
           Account value                                 $   62,843   $   25,971
           Net amount at risk                            $       70   $       23
           Average attained age of contractholders             57.7         58.9
        At annuitization
           Account value                                 $   81,233   $    3,112
           Net amount at risk                                    --           --
           Weighted average period remaining until
              expected annuitization (in years)                 9.7          9.9

     Highest specified anniversary account value:
        In the event of death
           Account value                                 $  390,485   $  314,950
           Net amount at risk                            $    9,962   $   17,206
           Average attained age of contractholders             52.5         52.5

     Guaranteed payout annuity floor:
           Account value                                 $   78,809   $   52,271
           Net amount at risk                            $       14   $       19
           Average attained age of contractholders               66           67

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

(11) Certain Nontraditional Long-Duration Contracts and Separate Accounts (Continued)

     At December 31 and January 1, 2004, the Company had the following universal life and variable universal life contracts with guarantees:

                                                       December 31    January 1
     in thousands                                          2004          2004
     ------------                                      -----------   -----------
     Account value (general and separate accounts)     $ 1,656,229   $ 1,399,563
     Net amount at risk                                $32,902,249   $31,422,025
     Average attained age of policyholders                      46            45

     Liabilities for guarantees on variable contracts reflected in the general account for 2004 are:

                                       Minimum        Guaranteed    Universal Life
                                      Guaranteed        Payout       and Variable
     in thousands                   Death Benefit   Annuity Floor   Universal Life
     ------------                   -------------   -------------   --------------
     Balance at beginning of year       $  87          $7,493          $    --
     Incurred guarantee benefits          654             924            2,294
     Paid guaranteed benefits            (520)           (225)          (1,427)
                                        -----          ------          -------
     Balance at end of year             $ 221          $8,192          $   867
                                        =====          ======          =======

     The minimum guaranteed death benefit liability is determined each period end by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The guaranteed payout annuity floor benefits are considered to be derivatives under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and are recognized at fair value through earnings. The universal life and variable universal life liabilities are determined by estimating the expected value of death benefits in excess of projected account balances and recognizing the excess ratably over the accumulation period based on total expected assessments. For both variable annuity and universal life contracts with guarantees, the Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised.

     The following assumptions and methodology were used to determine the minimum guaranteed death benefit liability on variable annuities at December 31, 2004:

          .    Data compiled from 10,000 stochastically generated investment performance scenarios and ranked by wealth factors. Projections were run using a sampling of these scenarios.
          .    Mean investment performance was 10.35% and is consistent with DAC projections over a 10 year period.
          .    Annualized monthly standard deviation was 14.28%.
          .    Assumed mortality was 100% of the 1983a table.
          .    Lapse rates varied by contract type and policy duration, ranging form 1% to 25%, with an average of 9%.
          .    Discount rates varied by contract type and policy duration and were consistent with discount rates used in DAC models.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

(11) Certain Nontraditional Long-Duration Contracts and Separate Accounts (Continued)

     The following assumptions and methodology, which are consistent with those used for DAC models, were used to determine the universal life and variable universal life liability at December 31, 2004:

          .    Separate account investment performance assumption was 8%.
          .    Assumed mortality was 100% of pricing levels.
          .    Lapse rates varied by policy duration, ranging from 2% to 9%.
          .    General account discount rate was 5.5%.
          .    Separate account discount rate was 7.7%.

     Account balances for contracts with guarantees were invested in variable separate accounts by mutual fund grouping as follows at December 31 and January 1, 2004:

                           Variable Annuity Contracts   Universal Life Contracts
                           --------------------------   ------------------------
     in thousands           December 31    January 1    December 31    January 1
     ------------           -----------   ----------    -----------   ----------
     Equity                  $1,259,616   $1,040,199     $1,089,227   $  911,641
     Bond                       209,677      192,712         83,893       74,537
     Balanced                   238,106      248,114        157,382      147,868
     Money market                33,859       42,568         18,374       18,959
     Mortgage                   137,110      149,231         54,498       49,154
     Real estate                 66,349       36,410         29,496       15,296
                             ----------   ----------     ----------   ----------
        Total                $1,944,717   $1,709,234     $1,432,870   $1,217,455
                             ==========   ==========     ==========   ==========

(12) Unremitted Premiums Payable

     The Company acts as an agent of certain insurance underwriters and has a fiduciary responsibility to remit the appropriate percentage of monies collected from each financial institution customer to the corresponding insurance underwriters. The remittance is equal to the premiums collected from the financial institution customer, less any commissions earned by the Company. The Company recognizes a liability equal to the amount of the premiums that have not yet been remitted to the insurance underwriters. At December 31, 2004 and 2003, the liability associated with unremitted premiums payable was $13,008,000 and $0, respectively. As described in note 2, as of December 31, 2004 and 2003, the Company had restricted the use of $13,008,000 and $0, respectively, of its cash and cash equivalents to satisfy these premium remittance payables.

(13) Business Combinations

     Effective June 1, 2004, the Company completed the acquisition of Allied, a privately held independent distributor of credit union insurance and financial services products. The Company anticipates this acquisition will strengthen its leadership position in the credit union marketplace through the combination of each entity's respective strengths; manufacturing through Minnesota Life Insurance Company and distribution through Allied. The acquisition was accounted for under the purchase method of accounting as required by FAS 141, Business Combinations (FAS 141), which requires that assets purchased and liabilities assumed be valued at fair value. Goodwill represents the excess of the purchase price over the fair value of the acquired tangible assets, assumed liabilities and identifiable intangible assets.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     In accordance with the purchase method of accounting, the purchase price of $21,500,000 was allocated based on an estimate of the fair values of assets acquired and liabilities assumed as of June 1, 2004, as follows:

     in thousands
     ------------
     Cash                                                              $  8,504
     Property and equipment                                               1,250
     Intangible assets                                                   13,592
     Other assets                                                         3,388
     Other liabilities                                                  (16,012)
                                                                       --------
        Net assets acquired                                              10,722
     Excess of cost over fair value - goodwill                           10,778
                                                                       --------
        Allocated purchase price                                       $ 21,500
                                                                       ========

     Of the $13,592,000 of value assigned to intangible assets, $2,146,000 was assigned to non-compete covenants specified in the purchase agreement to be amortized over a three year period on a straight-line basis. The remaining assignment of intangible asset relates to the purchased customer/client relationships existing at the date of acquisition. The assigned value of $11,446,000 is supported through a discounted cash flow analysis that estimated the value and the useful life of the intangibles. The amortization of this intangible asset is three to ten years based on the estimated useful life of the underlying customer/client relationships on a straight-line basis. Amortization expense for 2004 in the amount of $1,281,000 is included in general operating expenses. Projected amortization expense for the next five years is as follows: 2005, $2,720,000; 2006, $2,720,000; 2007, $1,998,000; 2008, $1,705,000; 2009,
     $1,055,000.

     In connection with the acquisition of Allied, the Company has agreed to pay additional consideration in future periods, based on either the fulfillment of certain requirements or the attainment of defined operating objectives. In accordance with FAS 141, the Company does not accrue contingent consideration obligations prior to the attainment of the objectives. At December 31, 2004, the maximum potential future consideration pursuant to this agreement, to be resolved over the next three years, is $18,500,000. The Company anticipates that any such payments would result in increases in goodwill.

     The Company has also agreed to pay an additional $1,000,000 in the period where a contractual obligation was met by the sellers. Subsequent to December 31, 2004, the sellers have met this requirement and payment was made in January, 2005. The Company anticipates that this payment will result in an increase in goodwill.

(14) Fair Value of Financial Instruments

     The estimated fair value of the Company's financial instruments has been determined using available market information as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value, such amounts have not been comprehensively revalued since those dates. Therefore, estimates of fair value subsequent to the valuation dates may differ significantly from the amounts presented herein. Considerable judgment is required to interpret market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Please refer to note 2 for additional fair value disclosures concerning fixed maturity securities, equity securities, mortgages, private equity investments and derivatives. Fair values of mortgage loans are based upon discounted cash flows, quoted market prices and matrix pricing. The carrying amounts for policy loans, cash, cash equivalents, and finance receivables approximate the assets' fair values. The fair values of securities lending collateral assets and liabilities are based on quoted market prices.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     The interest rates on the finance receivables outstanding as of December 31, 2004 and 2003, are consistent with the rates at which loans would currently be made to borrowers of similar credit quality and for the same maturity; as such, the carrying value of the finance receivables outstanding as of December 31, 2004 and 2003, approximate the fair value for those respective dates.

     The fair values of deferred annuities and other fund deposits, which have guaranteed interest rates and surrender charges are estimated to be the amount payable on demand as of December 31, 2004 and 2003 as those investment contracts have no defined maturity, are similar to a deposit liability and are based on the current interest rate environment relative to the guaranteed interest rates. The amount payable on demand equates to the account balance less applicable surrender charges. Contracts without guaranteed interest rates and surrender charges have fair values equal to their accumulation values plus applicable market value adjustments.

     The fair values of supplementary contracts without life contingencies and annuity certain contracts are calculated using discounted cash flows, based on interest rates currently offered for similar products with maturities consistent with those remaining for the contracts being valued.

     Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of notes payable.

     The carrying amounts and fair values of the Company's financial instruments, which were classified as assets as of December 31, were as follows:

                                                    2004                        2003
                                         -------------------------   -------------------------
                                           Carrying        Fair        Carrying        Fair
     in thousands                           Amount        Value         Amount        Value
     ------------                        -----------   -----------   -----------   -----------
     Fixed maturity securities
        Available-for-sale               $ 5,472,948   $ 5,472,948   $ 4,941,278   $ 4,941,278
     Equity securities                       747,277       747,277       676,398       676,398
     Mortgage loans, net                     810,508       885,371       773,479       868,556
     Finance receivables, net                140,425       140,425       127,716       127,716
     Policy loans                            270,186       270,186       263,508       263,508
     Private equity investments              226,631       226,631       222,200       222,200
     Fixed maturity securities on loan     1,152,143     1,152,143     1,361,128     1,361,128
     Equity securities on loan                84,121        84,121        68,771        68,771
     Other invested assets                     2,926         2,926       114,809       114,809
     Cash and cash equivalents               196,508       196,508       222,529       222,529
     Securities held as collateral         1,276,761     1,276,761     1,466,354     1,466,354
     Separate account assets               9,563,176     9,563,176     8,854,022     8,854,022
                                         -----------   -----------   -----------   -----------
        Total financial assets           $19,943,610   $20,018,473   $19,092,192   $19,187,269
                                         ===========   ===========   ===========   ===========

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     The carrying amounts and fair values of the Company's financial instruments, which were classified as liabilities as of December 31, were as follows:

                                                  2004                        2003
                                       -------------------------   -------------------------
                                         Carrying        Fair        Carrying        Fair
     in thousands                         Amount        Value         Amount        Value
     ------------                      -----------   -----------   -----------   -----------
     Deferred annuities                $ 1,962,025   $ 1,967,527   $ 1,831,790   $ 1,835,924
     Annuity certain contracts              59,666        62,712        62,144        65,858
     Other fund deposits                 1,103,217     1,107,354     1,121,288     1,130,236
     Supplementary contracts without
        life contingencies                  43,538        43,538        42,068        42,068
     Notes payable                         125,000       126,983       125,000       126,935
     Securities lending collateral       1,276,761     1,276,761     1,466,354     1,466,354
     Separate account liabilities        9,563,176     9,563,176     8,809,077     8,809,077
                                       -----------   -----------   -----------   -----------
        Total financial liabilities    $14,133,383   $14,148,051   $13,457,721   $13,476,452
                                       ===========   ===========   ===========   ===========

(15) Related Party Transactions

     The Company has investment advisory agreements with an affiliate, Advantus Capital Management, Inc. (Advantus). Under these agreements, the Company pays quarterly investment management fees based on total assets managed. Investment management fees paid by the Company were $12,407,000, $11,379,000 and $10,866,000 during 2004, 2003 and 2002, respectively. As of
     December 31, 2004 and 2003, the amount due to Advantus under these agreements was $3,594,000 and $3,527,000, respectively.

     The Company also has an agreement with an affiliate, Securian Financial Services, Inc. (SFS). Under this agreement, SFS is the distributor of the Company's variable annuity and variable life products. Fees paid for performing compliance functions for these variable products by the Company totaled $3,813,000, $3,448,000 and $3,539,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

     The Company has agreements with its affiliates for expenses including allocations for occupancy costs, data processing, compensation, advertising and promotion, and other administrative expenses, in which the Company incurs on behalf of its affiliates. At December 31, 2004 and 2003, the amount payable to the Company was $9,310,000 and $9,219,000, respectively. The amount of expenses incurred for the years ended December 31, 2004, 2003, and 2002 were $42,322,000, $48,896,000 and $49,205,000, respectively.

     During 2002, the Company sold a group variable universal life policy to Securian Financial Group, Inc. The Company received premiums of $2,000,000 in 2004, 2003 and 2002. No claims were paid during 2004, 2003 and 2002. As of December 31, 2004 and 2003, reserves held under this policy were $9,516,000 and $6,841,000, respectively.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

(16) Notes Payable

     In September 1995, the Company issued surplus notes with a face value of $125,000,000, at 8.25%, due in 2025. The surplus notes are subordinate to all current and future policyholders interests, including claims, and indebtedness of the Company. All payments of interest and principal on the notes are subject to the approval of the Minnesota Department of Commerce (Department of Commerce). The approved accrued interest was $3,008,000 as of December 31, 2004 and 2003. The issuance costs of $1,421,000 are deferred and amortized over 30 years on straight-line basis. At December 31, 2004 and 2003, the balance of the surplus notes was $125,000,000.

     At December 31, 2004, the aggregate minimum annual notes payable maturities for the next five years are as follows: 2005, $0; 2006, $0; 2007, $0; 2008, $0; 2009, $0; thereafter $125,000,000.

     Prior to 2004, the Company maintained a line of credit, which was drawn down periodically throughout the year. As of December 31, 2003, the outstanding balance of this line of credit was zero.

     Interest paid on debt for the years ended December 31, 2004, 2003 and 2002, was $10,360,000, $11,180,000 and $12,579,000, respectively.

(17) Other Comprehensive Income

     Comprehensive income is defined as any change in stockholder's equity originating from non-owner transactions. The Company has identified those changes as being comprised of net income, unrealized appreciation (depreciation) on securities and related adjustments.

     The components of comprehensive income (loss), other than net income are illustrated below:

     in thousands                                            2004       2003       2002
     ------------                                          --------   --------   --------
     Other comprehensive income (loss), before tax:
        Unrealized gains (loss) on securities              $ 67,906   $154,508   $(74,150)
           Reclassification adjustment for
              (gains) losses included in net income         (85,312)    48,151    138,595
        Adjustment to unearned policy and contract fees      (7,112)    (2,142)    13,074
        Adjustment to reserves                                2,941      7,069    (54,290)
        Adjustment to deferred policy acquisition costs      48,407     23,362    (93,375)
                                                           --------   --------   --------
                                                             26,830    230,948    (70,146)
        Income tax expense (benefit) related to items of
           other comprehensive income                       (17,476)   (75,672)    25,248
                                                           --------   --------   --------
        Other comprehensive income (loss), net of tax      $  9,354   $155,276   $(44,898)
                                                           ========   ========   ========

(18) Stock Dividends and Capital Contributions

     During 2004, the Company declared and paid a dividend to Securian Financial Group, Inc. in the amount of $15,539,000. This dividend was in the form of tax increment financing note agreements with the City of St. Paul. During 2003, the Company declared and paid dividends to Securian Financial Group, Inc. totaling $22,000,000. These dividends were in the form of cash. Additionally, the Company declared and paid a dividend representing the affiliated stock of Securian Life Insurance Company in the amount of $14,033,000. During 2002, the Company declared and paid dividends to Securian Financial Group, Inc. totaling $29,500,000. These dividends were in the form of cash. Additionally, the Company declared and accrued a dividend representing the affiliated stock of Securian Casualty Company. The amount of the transfer, on January 2, 2003, of Securian Casualty Company was $8,398,000.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     Dividend payments by Minnesota Life Insurance Company to its parent cannot exceed the greater of 10% of statutory capital and surplus or the statutory net gain from operations as of the preceding year-end, as well as the timing and amount of dividends paid in the preceding 12 months, without prior approval from the Department of Commerce. Based on these limitations and 2004 statutory results, the maximum amount available for the payment of dividends during 2005 by Minnesota Life Insurance Company without prior regulatory approval is $141,945,000 after January 1, 2005.

     During 2004, Securian Financial Group, Inc. contributed capital to the Company in the amount of $55,000,000. This contribution was made in the form of cash and cash equivalents. Additionally, during 2004, Securian Financial Group, Inc. contributed capital to the Company in the amount of $3,164,000. This contribution was made in the form of real estate.

(19) Commitments and Contingencies

     The Company is involved in various pending or threatened legal proceedings arising out of the normal course of business. In the opinion of management, the ultimate resolution of such litigation will not have a material adverse effect on consolidated operations or the financial position of the Company.

     In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance companies. To the extent that a reinsurer is unable to meet its obligations under the reinsurance agreement, the Company remains liable. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. Allowances are established for amounts deemed uncollectible.

     The Company holds "To-Be-Announced" (TBA) Government National Mortgage Association forward contracts that require the Company to take delivery of a mortgage-backed security at a settlement date in the future. Most of these TBAs are settled at the first available period allowed under the contract. However, the deliveries of some of the Company's TBA securities happen at a later date, thus extending the forward contract date. These securities are reported at fair value as other invested assets. As of December 31, 2004 and 2003, these securities were reported at $2,926,000 and $110,894,000, respectively.

     The Company has long-term commitments to fund private equity investments and real estate investments totaling $140,685,000 as of December 31, 2004. The Company estimates that $46,000,000 of these commitments will be invested in 2005, with the remaining $94,685,000 invested over the next four years.

     As of December 31, 2004, the Company had committed to purchase mortgage loans totaling $45,950,000 and fixed maturity corporate securities totaling $31,187,000 but had not completed the purchase transactions.

     The Company has a long-term lease agreement with an affiliated company, Capitol City Property Management, Inc, for rental space in downtown St. Paul. Minimum gross rental commitments under the lease are as follows:
     2005, $11,267,000; 2006, $11,267,000; 2007, $11,267,000; 2008, $11,267,000;
     2009, $11,267,000. The Company sub-leases space in downtown St. Paul. Commitments to the Company from these agreements are as follows: 2005, $802,000; 2006, $718,000; 2007, $734,000; 2008, $704,000; 2009, $707,000.
     Lease expense net of sub-lease income for the years ended December 31, 2004, 2003 and 2002 was $8,561,000, $8,705,000 and $8,740,000,
     respectively. The Company also has long-term lease agreements with unaffiliated companies. Minimum gross rental commitments under these leases are as follows: 2005, $2,854,000; 2006, $2,409,000; 2007, $1,474,000; 2008,
     $886,000; 2009, $735,000.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

     At December 31, 2004, the Company had guaranteed the payment of $73,600,000 in policyholder dividends and discretionary amounts payable in 2005. The Company has pledged fixed maturity securities, valued at $87,178,000 to secure this guarantee. Pursuant to the Escrow Trust Account Agreement dated December 13, 1991 between Minnesota Life Insurance Company and Wells Fargo Bank, N.A., the Company pays irrevocable dividends to certain policyholders of the Company. Policyholders may choose the form in which the irrevocable dividend is applied, which include the cash payment of the dividend to the policyholder, using the dividend to purchase additional coverage or to increase the cash value of the policy. The policyholders covered by the Escrow Trust Agreement primarily includes owners of certain individual life insurance policies issued by the Company, but does not include all of the dividend-paying insurance policies issued by the Company.

     The Company has a 100% coinsurance agreement for its Individual Disability line. Under the terms of this agreement, assets supporting the reserves transferred to the reinsurer are held under a trust agreement for the benefit of the Company in the event that the reinsurer is unable to perform its obligations. At December 31, 2004 and 2003 the assets held in trust were $608,550,000 and $566,495,000, respectively.

     The Company in conjunction with Securian Holding Company, the parent company of Securian Financial Group, has guaranteed the payment of benefits under certain of its affiliates' non-qualified pension plans in the event that the affiliate is unable to make such payment. This guarantee is unfunded, unsecured and revocable by the parties to the agreement and under certain other conditions. Management does not consider an accrual necessary relating to these guarantees.

     The Company is contingently liable under state regulatory requirements for possible assessments pertaining to future insolvencies and impairments of unaffiliated insurance companies. The Company records a liability for future guaranty fund assessments based upon known insolvencies, according to data received from the National Organization of Life and Health Insurance Guaranty Association. At December 31, 2004 and 2003 the amount was immaterial to the consolidated financial statements. An asset is recorded for the amount of guaranty fund assessments paid, which can be recovered through future premium tax credits. This asset was $1,634,000 and $1,913,000 as of December 31, 2004 and 2003, respectively. These assets are being amortized over a five-year period.

     Occasionally, the Company will enter into arrangements where by certain lease obligations related to general agents' office space are guaranteed. Management does not consider an accrual necessary relating to these guarantees.

     In connection with the dissolution of MIMLIC Life Insurance Company, the Company has agreed to guarantee all obligations and liabilities of MIMLIC Life Insurance Company that arise in the normal course of business. Management does not consider an accrual necessary relating to this guarantee.

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES

(20) Statutory Financial Data

     The significant differences that exist between statutory and GAAP accounting, and their effects are illustrated below:

                                                             Year ended December 31
                                                            -----------------------
     in thousands                                              2004         2003
     ------------                                           ----------   ----------
     Statutory capital and surplus                          $1,419,449   $1,168,753
     Adjustments:
        Deferred policy acquisition costs                      719,598      636,179
        Net unrealized investment gains                        282,168      351,806
        Adjustment to reserves                                 (44,174)     (47,221)
        Statutory asset valuation reserve                      213,750      205,298
        Statutory interest maintenance reserve                  15,323       14,181

        Premiums and fees deferred or receivable               (37,583)     (35,687)
        Change in reserve basis                                134,848      124,117
        Deferred reinsurance gain                              (46,996)     (51,070)

        Separate accounts                                      (35,300)     (30,847)
        Unearned policy and contract fees                     (155,226)    (138,449)
        Surplus notes                                         (125,000)    (125,000)
        Net deferred income taxes                             (334,823)    (338,228)
        Pension benefit liabilities                            (39,597)     (30,907)
        Non-admitted assets                                    180,460      250,105
        Policyholder dividends                                  56,582       62,497
        Other                                                    4,309        1,425
                                                            ----------   ----------
     Stockholder's equity as reported in the accompanying
        consolidated financial statements                   $2,207,788   $2,016,952
                                                            ==========   ==========

     The significant differences that exist between statutory and GAAP accounting, and their effects are illustrated below:

                                                          As of December 31
                                                   ------------------------------
     in thousands                                    2004       2003       2002
     ------------                                  --------   --------   --------
     Statutory net income (loss)                   $155,796   $ 11,638   $ (9,814)
     Adjustments:
        Deferred policy acquisition costs            35,050     42,482    (19,156)
        Statutory interest maintenance reserve        1,373      1,450      5,470
        Premiums and fees deferred or receivable     (1,906)    13,817      1,611
        Change in reserve basis                      10,962       (746)    (2,797)
        Separate accounts                            (4,454)    (2,162)    10,913
        Deferred reinsurance gain                    (1,713)    (3,409)   (12,847)
        Unearned policy and contract fees            (9,665)    (7,617)     1,600
        Realized gains (losses)                       3,431     (5,642)   (10,012)
        Net deferred income taxes                   (42,821)     4,268     23,524
        Policyholder dividends                       (5,915)    (2,162)    (1,168)
        Pension benefits                               (498)      (682)     7,472
        Other                                          (783)    (6,790)     8,960
                                                   --------   --------   --------
     Net income as reported in the accompanying
         consolidated financial statements         $138,857   $ 44,445   $  3,756
                                                   ========   ========   ========

                                                                     (Continued)

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES
     Schedule I - Summary of Investments - Other than Investments in Related
                           Parties December 31, 2004
                                 (In thousands)

                                                                                  As shown
                                                                                   on the
                                                                  Market        consolidated
Type of investment                                  Cost (3)       Value     balance sheet (1)
------------------                                 ----------   ----------   -----------------
Fixed maturity securities
   United States government                        $   20,377   $   20,736       $   20,736
   Government agencies and authorities                 44,517       44,942           44,942
   Foreign governments                                  1,714        1,790            1,790
   Public utilities                                   441,420      472,789          472,789
   Asset-backed securities                            494,235      517,067          517,067
   Mortgage-backed securities                       1,434,572    1,479,304        1,479,304
   All other corporate fixed maturity securities    2,776,503    2,936,320        2,936,320
                                                   ----------   ----------       ----------
      Total fixed maturity securities               5,213,338    5,472,948        5,472,948
                                                   ----------   ----------       ----------

Equity securities:
   Common stocks:
      Public utilities                                  6,841        7,520            7,520
      Banks, trusts and insurance companies           129,863      163,587          163,587
      Industrial, miscellaneous and all other         466,071      572,747          572,747
   Nonredeemable preferred stocks                       3,450        3,423            3,423
                                                   ----------   ----------       ----------
      Total equity securities                         606,225      747,277          747,277
                                                   ----------   ----------       ----------

Mortgage loans on real estate                         810,508       xxxxxx          810,508
Real estate (2)                                         1,771       xxxxxx            1,771
Policy loans                                          270,186       xxxxxx          270,186
Other investments                                     163,731       xxxxxx          163,731
Private equity investments                            228,338       xxxxxx          226,631
Fixed maturity securities on loan                   1,128,126       xxxxxx        1,152,143
Equity securities on loan                              63,396       xxxxxx           84,121
                                                   ----------   ----------       ----------
      Total                                         2,666,056           --        2,709,091
                                                   ----------   ----------       ----------

Total investments                                  $8,485,619   $6,220,225       $8,929,316
                                                   ==========   ==========       ==========

(1) Fair value for common stocks and fixed maturity securities classified as available-for-sale.
(2) The carrying value of real estate acquired in satisfaction of indebtedness is $ -0-.
(3) Original cost reduced by impairment write-downs for equity securities and original cost reduced by repayments and impairment write-downs and adjusted for amortization of premiums and accrual of discounts for fixed maturity securities and other investments.

See accompanying report of independent registered public accounting firm.

               MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES
               Schedule III - Supplementary Insurance Information
                                 (In thousands)

                                                   As of December 31,
                              -----------------------------------------------------------
                                             Future policy
                                Deferred       benefits                     Other policy
                                 policy     losses, claims                    claims and
                              acquisition   and settlement     Unearned        benefits
          Segment                costs       expenses (1)    premiums (2)      payable
---------------------------   -----------   --------------   ------------   -------------
2004:
   Life insurance               $526,326      $2,758,334       $180,596        $148,057
   Accident and
      health insurance            66,502         695,620         31,443          21,315
   Annuity                       128,227       3,490,442             18             327
                                --------      ----------       --------        --------
                                $721,055      $6,944,396       $212,057        $169,699
                                ========      ==========       ========        ========

2003:
   Life insurance               $464,087      $2,690,654       $168,868        $140,799
   Accident and
      health insurance            70,299         663,495         30,871          19,775
   Annuity                       102,089       3,386,782             28             113
                                --------      ----------       --------        --------
                                $636,475      $6,740,931       $199,767        $160,687
                                ========      ==========       ========        ========

2002:
   Life insurance               $421,265      $2,605,553       $156,832        $111,576
   Accident and
      health insurance            78,588         638,288         34,418          19,349
   Annuity                        70,885       3,155,822             27             196
   Property and
      liability insurance             --              25             --              --
                                --------      ----------       --------        --------
                                $570,738      $6,399,688       $191,277        $131,121
                                ========      ==========       ========        ========

                                                        For the years ended December 31,
                              -----------------------------------------------------------------------------------
                                                                           Amortization
                                                             Benefits,      of deferred
                                                Net       claims, losses      policy        Other
                                Premium      investment   and settlement    acquisition   operating     Premiums
          Segment             revenue (3)      income      expenses (5)        costs       expenses   written (4)
---------------------------   -----------   -----------   --------------   ------------   ---------   -----------
2004:
   Life insurance              $1,204,119     $238,332      $1,061,659       $134,768      $408,460       $--
   Accident and
      health insurance            132,964       11,524          60,323         12,896        76,843        --
   Annuity                        123,551      209,756         201,727         22,224       121,702        --
                               ----------     --------      ----------       --------      --------       ---
                               $1,460,634     $459,612      $1,323,709       $169,888      $607,005       $--
                               ==========     ========      ==========       ========      ========       ===

2003:
   Life insurance              $1,122,503     $240,777      $1,024,443       $127,528      $341,177       $--
   Accident and
      health insurance            131,057       10,711          57,919         19,214        79,737        --
   Annuity                        103,386      214,370         198,077         19,396       108,962        --
                               ----------     --------      ----------       --------      --------       ---
                               $1,356,946     $465,858      $1,280,439       $166,138      $529,876       $--
                               ==========     ========      ==========       ========      ========       ===

2002:
   Life insurance              $1,012,901     $260,686      $  883,852       $147,235      $336,387       $--
   Accident and
      health insurance            131,835       12,494          60,459         20,511        88,290        --
   Annuity                        111,228      225,704         213,817         20,916        88,540        --
   Property and
      liability insurance              --          219             (18)            --            40        --
                               ----------     --------      ----------       --------      --------       ---
                               $1,255,964     $499,103      $1,158,110       $188,662      $513,257       $--
                               ==========     ========      ==========       ========      ========       ===

(1)  Includes policy and contract account balances
(2)  Includes unearned policy and contract fees
(3)  Includes policy and contract fees
(4)  Applies only to property and liability insurance
(5)  Includes policyholder dividends

See accompanying report of independent registered public accounting firm.

                MINNESOTA LIFE INSURANCE COMPANY AND SUBSIDIARIES
                            Schedule IV - Reinsurance
                  Years ended December 31, 2004, 2003 and 2002
                                 (In thousands)

                                                                                                 Percentage
                                                       Ceded to    Assumed from                   of amount
                                          Gross         other          other           Net         assumed
                                         amount       companies      companies       amount        to net
                                      ------------   -----------   ------------   ------------   ----------
2004: Life insurance in force         $329,081,364   $47,795,013   $104,062,955   $385,349,306      27.0%
                                      ============   ===========   ============   ============
   Premiums:
      Life insurance                  $    685,032   $    52,212   $    275,004   $    907,824      30.3%
      Accident and health insurance        202,435        70,019            548        132,964       0.4%
      Annuity                               37,246            --            552         37,798       1.5%
                                      ------------   -----------   ------------   ------------
         Total premiums               $    924,713   $   122,231   $    276,104   $  1,078,586      25.6%
                                      ============   ===========   ============   ============

2003: Life insurance in force         $302,107,783   $38,521,130   $ 90,958,405   $354,545,058      25.7%
                                      ============   ===========   ============   ============
   Premiums:
      Life insurance                  $    650,603   $    37,988   $    223,765   $    836,380      26.8%
      Accident and health insurance        204,829        69,212          1,469        137,086       1.1%
      Annuity                               31,757            --             54         31,811        --
                                      ------------   -----------   ------------   ------------
         Total premiums               $    887,189   $   107,200   $    225,288   $  1,005,277      22.4%
                                      ============   ===========   ============   ============

2002: Life insurance in force         $266,335,791   $35,836,486   $ 76,101,905   $306,601,210      24.8%
                                      ============   ===========   ============   ============
   Premiums:
      Life insurance                  $    566,342   $    13,677   $    180,539   $    733,204      24.6%
      Accident and health insurance        200,610        74,838            934        126,706       0.7%
      Annuity                               40,164            --             --         40,164        --
                                      ------------   -----------   ------------   ------------
         Total premiums               $    807,116   $    88,515   $    181,473   $    900,074      20.2%
                                      ============   ===========   ============   ============

See accompanying report of independent registered public accounting firm.

                            PART C: OTHER INFORMATION

Item Number   Caption in Part C

    26.       Exhibits

    27.       Directors and Officers of the Minnesota Life Insurance Company

    28. Persons Controlled by or Under Common Control with Minnesota Life Insurance Company or Minnesota Life Variable Life Account

    29.       Indemnification

    30.       Principal Underwriters

    31.       Location of Accounts and Records

    32.       Management Services

    33.       Fee Representation

                            PART C: OTHER INFORMATION

Item 26.  Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

Item 27.  Directors and Officers of the Minnesota Life Insurance Company

Name and Principal Business Address    Position and Offices with Minnesota Life


Mary K. Brainerd                       Director
HealthPartners
8100 34th Avenue South
Bloomington, MN 55440-1309



John F. Bruder                         Senior Vice President
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101

Thomas P. Burns                        Senior Vice President
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101

Keith M. Campbell                      Senior Vice President
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101

John W. Castro                         Director
Merrill Corporation
One Merrill Circle
St. Paul, MN 55108

John E. Gherty                         Director
Land O'Lakes, Inc.
P.O. Box 64101
St. Paul, MN 55164

John F. Grundhofer                     Director
U.S. Bancorp
800 Nicollet Mall
Suite 2300
Minneapolis, MN 55402


John H. Hooley                         Director
SUPER VALU INC.
11840 Valley View Road
Eden Praire, MN 55344-3691

Robert E. Hunstad                      Director and
Minnesota Life Insurance Company       Executive
400 Robert Street North                Vice President
St. Paul, MN 55101


James E. Johnson                       Senior Vice President
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101



Dianne M. Orbison                      Senior Vice President
Minnesota Life Insurance Company       and Treasurer
400 Robert Street North
St. Paul, MN 55101


Dennis E. Prohofsky                    Director and Secretary
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101


Robert L. Senkler                      Chairman, President and Chief
Minnesota Life Insurance Company       Executive Officer
400 Robert Street North
St. Paul, MN 55101

Bruce P. Shay                          Senior Vice President
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101

Gregory S. Strong                      Senior Vice President
Minnesota Life Insurance Company       and Chief Financial Officer
400 Robert Street North
St. Paul, MN 55101



Randy F. Wallake                       Director and Executive Vice President
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101


Warren J. Zaccaro                      Executive Vice President
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101


Item 28. Persons Controlled by or Under Common Control with Minnesota Life Insurance Company or Minnesota Life Variable Life Account

Wholly-owned subsidiary of Minnesota Mutual Companies, Inc.:

     Securian Holding Company (Delaware)

Wholly-owned subsidiaries of Securian Holding Company:

     Securian Financial Group, Inc. (Delaware)
     Capitol City Property Management, Inc.
     Robert Street Property Management, Inc.

Wholly-owned subsidiaries of Securian Financial Group, Inc.

     Minnesota Life Insurance Company
     Securian Financial Network, Inc.
     Securian Ventures, Inc.

     Advantus Capital Management, Inc.
     Securian Financial Services, Inc.

     Securian Casualty Company
     I.A. Systems, Inc. (New York)

     Securian Life Insurance Company

Wholly-owned subsidiaries of Minnesota Life Insurance Company:

     Northstar Life Insurance Company (New York)

     Personal Finance Company LLC (Delaware)

     Enterprise Holding Corporation

     Allied Solutions, L.L.C. (Indiana)

Wholly-owned subsidiaries of Securian Financial Services, Inc.:

     MIMLIC Insurance Agency of Massachusetts, Inc. (Massachusetts)

     Ascend Insurance Agency of Nevada, Inc. (Nevada)
     Ascend Insurance Agency of Oklahoma, Inc. (Oklahoma)


Wholly-owned subsidiaries of Enterprise Holding Corporation:

     Financial Ink Corporation
     Oakleaf Service Corporation
     Concepts in Marketing Research Corporation
     Lafayette Litho, Inc.

     MIMLIC Funding, Inc.
     MCM Funding 1997-1, Inc.
     MCM Funding 1998-1, Inc.

Wholly-owned subsidiaries of Securian Financial Network, Inc.:

     Securian Financial Network, Inc. (Alabama)
     Securian Financial Network, Inc. (Nevada)
     Securian Financial Network, Inc. (Oklahoma)

     Securian Financial Network Insurance Agency, Inc. (Massachusetts)


Open-end registered investment company offering shares solely to separate accounts of Minnesota Life Insurance Company:

     Advantus Series Fund, Inc.

Majority-owned subsidiary of Securian Financial Group, Inc.:

     Securian Trust Company, N.A.

Fifty percent-owned subsidiary of Enterprise Holding Corporation:

     CRI Securities, LLC

Unless indicated otherwise parenthetically, each of the above corporations is a Minnesota corporation.

Item 29.  Indemnification

The State of Minnesota has an indemnification statute (Minnesota Statutes 300.083), as amended, effective January 1, 1984, which requires indemnification of individuals only under the circumstances described by the statute. Expenses incurred in the defense of any action, including attorneys' fees, may be advanced to the individual after written request by the board of directors upon receiving an undertaking from the individual to repay any amount advanced unless it is ultimately determined that he or she is entitled to be indemnified by the corporation as authorized by the statute and after a determination that the facts then known to those making the determination would not preclude indemnification.

Indemnification is required for persons made a part to a proceeding by reason of their official capacity so long as they acted in good faith, received no improper personal benefit and have not been indemnified by another organization. In the case of a criminal proceeding, they must also have had no reasonable cause to believe the conduct was unlawful. In respect to other acts arising out of official capacity: (1) where the person is acting directly for the corporation there must be a reasonable belief by the person that his or her conduct was in the best interests of the corporation or, (2) where the person is serving another organization or plan at the request of the corporation, the person must have reasonably believed that his or her conduct was not opposed to the best interests of the corporation. In the case of persons not directors, officers or policy-making employees, determination of eligibility for indemnification may be made by a board-appointed committee of which a director is a member. For other employees, directors and officers, the determination of eligibility is made by the Board or a committee of the Board, special legal counsel, the shareholder of the corporation or pursuant to a judicial proceeding.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Minnesota Life Insurance Company and Minnesota Life Variable Life Account pursuant to the foregoing provisions, or otherwise, Minnesota Life Insurance Company and Minnesota Life Variable Life Account have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Minnesota Life Insurance Company and Minnesota Life Variable Life Account of expenses incurred or paid by a director, officer or controlling person of Minnesota Life Insurance Company and Minnesota Life Variable Life Account in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Minnesota Life Insurance Company and Minnesota Life Variable Life Account will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 30.  Principal Underwriters

          (a) Securian Financial Services, Inc. currently acts as a principal underwriter for the following investment companies:


               Variable Fund D
               Variable Annuity Account
               Minnesota Life Variable Life Account
               Minnesota Life Variable Universal Life Account
               Northstar Life Variable Universal Life Account

          (b)  Directors and Officers of Securian Financial Services, Inc.

Name and Principal Business Address       Positions and Offices with Underwriter
-----------------------------------       --------------------------------------

Kimberly K. Carpenter                     Assistant Secretary
Securian Financial Services, Inc.
400 Robert Street North
St. Paul, Minnesota 55101

George I. Connolly                        President, Chief Executive
Securian Financial Services, Inc.         Officer and Director
400 Robert Street North
St. Paul, Minnesota 55101

Lynda S. Czarnetzki                       Treasurer
Securian Financial Services, Inc.
400 Robert Street North
St. Paul, Minnesota 55101


Richard A. Diehl                          Vice President and
Securian Financial Services, Inc.         Chief Investment Officer
400 Robert Street North
St. Paul, Minnesota 55101


Robert E. Hunstad                         Director
Minnesota Life
 Insurance Company
400 Robert Street North
St. Paul, Minnesota 55101

Michael J. Jorgensen                      Vice President and
Securian Financial Services, Inc.         Chief Operations Officer
400 Robert Street North
St. Paul, Minnesota 55101

Allen L. Peterson                         Assistant Secretary
Securian Financial Services, Inc.
400 Robert Street North
St. Paul, Minnesota 55101

Dwayne C. Radel                           Director
Minnesota Life
 Insurance Company
400 Robert Street North
St. Paul, Minnesota 55101


Loyall E. Wilson                          Vice President, Chief
Securian Financial Services, Inc.         Compliance Officer and
400 Robert Street North                   Secretary
St. Paul, Minnesota 55101

          (c) All commissions and other compensation received by each principal underwriter, directly or indirectly, from the Registrant during the Registrant's last fiscal year:

     Name of        Net Underwriting  Compensation on
    Principal        Discounts and     Redemption or    Brokerage       Other
   Underwriter        Commissions      Annuitization   Commissions  Compensation
------------------  ----------------  ---------------  -----------  ------------
Securian Financial
 Services, Inc.     $     55,987,595               --           --            --

Item 31.  Location of Accounts and Records

The accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the physical possession of Minnesota Life Insurance Company, St. Paul, Minnesota 55101.

Item 32.  Management Services

None.

Item 33.  Fee Representation

Minnesota Life Insurance Company hereby represents that, as to the variable life insurance policies which are the subject of this Registration Statement, File No. 333-120704, the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by Minnesota Life Insurance Company.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Minnesota Life Variable Life Account, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, and State of Minnesota, on the 26th day of April, 2005.


                                      MINNESOTA LIFE VARIABLE LIFE ACCOUNT
                                      (Registrant)


                                  By: MINNESOTA LIFE INSURANCE COMPANY
                                      (Depositor)


                                      By:        /s/  Robert L. Senkler
                                         ---------------------------------------
                                                   Robert L. Senkler
                                                 Chairman of the Board,
                                          President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in their capacities with the Depositor and on the date indicated.

         Signature             Title                         Date
-----------------------------  ----------------------------  ----------------

                               Chairman, President and       April 26, 2005
/s/ Robert L. Senkler          Chief Executive Officer
-----------------------------
Robert L. Senkler


*
-----------------------------  Director
Mary K. Brainerd


*
-----------------------------  Director
John W. Castro


*
-----------------------------  Director
John E. Gherty


*
-----------------------------  Director
John F. Grundhofer


*
-----------------------------  Director
John H. Hooley




-----------------------------  Director
Robert E. Hunstad

         Signature              Title                                  Date
-----------------------------   -----------------------------------    ----------------

*
-----------------------------   Director
Dennis E. Prohofsky





*
-----------------------------   Director
Randy F. Wallake





/s/ Gregory S. Strong           Senior Vice President                  April 26, 2005
-----------------------------   (chief financial officer)
Gregory S. Strong


/s/ Gregory S. Strong           Senior Vice President                  April 26, 2005
-----------------------------   (chief accounting officer)
Gregory S. Strong


/s/ Dianne M. Orbison           Senior Vice President and Treasurer    April 26, 2005
-----------------------------   (treasurer)
Dianne M. Orbison


/s/ Dwayne C. Radel             Attorney-in-Fact                       April 26, 2005
-----------------------------
Dwayne C. Radel



* Pursuant to power of attorney dated April 4, 2005, a copy of which is filed herewith.

                                  EXHIBIT INDEX


Exhibit Number   Description of Exhibit
--------------   ----------------------
26(a)            Resolution of the Board of Trustees of The Minnesota Mutual
                 Life Insurance Company dated October 21, 1985, previously filed as exhibit 26(a) to Registrant's Form N-6, File Number
                 333-120704, Initial Registration Statement, on November 23,
                 2004, is hereby incorporated by reference.

26(b)            Not Applicable.

26(c)(1) Distribution Agreement, previously filed as exhibit 26(c)(1) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(c)(2)         Schedule A to the Distribution Agreement, previously filed as exhibit 26(c)(2) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(c)(3)         Agent and General Agent Sales Agreements, previously filed as exhibit 26(c)(3) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(c)(4)         Combined with the Exhibit listed under 27(c)(3) above.

26(d)(1) Variable Adjustable Life Insurance Policy 04-690, previously filed as exhibit 26(d)(1) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

27(d)(2)         Waiver of Premium Agreement, form 04-901, previously filed as exhibit 26(d)(2) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(d)(3) Enhanced Guarantee Choice Agreement, form 04-908, previously filed as exhibit 26(d)(3) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(d)(4)         Estate Preservation Agreement, form 04-943, previously filed as exhibit 26(d)(4) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(e)(1) New Issue Application - Part 1, form F. 59410 Rev. 5-2004, previously filed as exhibit 26(e)(1) to Registrant's Form N-6, File Number 333-120704, Pre-Effective Amendment Number 1, on February 16, 2005, is hereby incorporated by reference.

26(e)(2)         Application Part 2, form F. 59572 8-2003, previously filed as exhibit 26(e)(2) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(e)(3)         Application Part 2, form F. 59573 8-2003, previously filed as exhibit 26(e)(3) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(e)(4) Application - Part 3 - Authorization New Issue; form 59536 8-2003, previously filed as exhibit 26(e)(4) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(e)(5) Policy Change Application - Part 1, form F. 59538 Rev. 5-2004, previously filed as exhibit 26(e)(5) to Registrant's Form N-6, File Number 333-120704, Pre-Effective Amendment Number 1, on February 16, 2005, is hereby incorporated by reference.

26(e)(6) Policy Change Application - Part 3, form F. 59534 8-2003, previously filed as exhibit 26(e)(6) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(e)(7) Policy Change Application, form F. 59537 Rev. 5-2004, previously filed as exhibit 26(e)(7) to Registrant's Form N-6, File Number 333-120704, Pre-Effective Amendment Number 1, on February 16, 2005, is hereby incorporated by reference.


26(f)(1) Restated Certificate of Incorporation of the Depositor, previously filed as exhibit 26(f)(1) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(f)(2) Bylaws of the Depositor, previously filed as exhibit 26(f)(2) to Registrant's Form N-6, File Number 333-120704, Initial Registration Statement, on November 23, 2004, is hereby incorporated by reference.

26(g)             Reinsurance Contracts.


26(h)(1)(i)       Participation Agreement among Advantus Series Fund, Inc.,
                  Advantus Capital Management, Inc. and Minnesota Life Insurance
                  Company, previously filed as Exhibit 27(h)(1)(i) to Minnesota
                  Life Variable Universal Life Account's Form N-6, File Number
                  33-85496, Post-Effective Amendment Number 10, on February 27,
                  2003, is hereby incorporated by reference.

26(h)(1)(ii)      Amendment Number One to the Participation Agreement among
                  Advantus Series Fund, Inc., Advantus Capital Management, Inc.
                  and Minnesota Life Insurance Company, previously filed as
                  Exhibit 27(h)(1)(ii) to Minnesota Life Variable Universal Life
                  Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.

26(h)(1)(iii)     Amendment Number Two to the Participation Agreement among
                  Advantus Series Fund, Inc., Advantus Capital Management, Inc.
                  and Minnesota Life Insurance Company, previously filed as
                  Exhibit 27(h)(1)(iii) to Minnesota Life Variable Universal
                  Life Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.

26(h)(2)(i)       Fund Participation Agreement between Janus Aspen Series, Janus
                  Distributors, Inc. and Minnesota Life Insurance Company, previously filed as Exhibit 27(h)(2)(i) to Minnesota Life
                  Variable Universal Life Account's Form N-6, File Number
                  33-85496, Post-Effective Amendment Number 10, on February 27,
                  2003, is hereby incorporated by reference.

26(h)(2)(ii)      Addendum Dated May 1, 2000 to Fund Participation Agreement
                  between Janus Aspen Series, Janus Distributors, Inc. and
                  Minnesota Life Insurance Company, previously filed as Exhibit
                  27(h)(2)(ii) to Minnesota Life Variable Universal Life
                  Account's Form N-6, File Number 33-85496, Post-Effective

                  Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.

26(h)(2)(iii)     Amendment to Fund Participation Agreement between Janus Aspen
                  Series, Janus Distributors, Inc. and Minnesota Life Insurance
                  Company, previously filed as Exhibit 27(h)(2)(iii) to Minnesota Life Variable Universal Life Account's Form N-6,
                  File Number 33-85496, Post-Effective Amendment Number 10, on
                  February 27, 2003, is hereby incorporated by reference.

26(h)(2)(iv)      Amendment Dated December 1, 2002 to Fund Participation
                  Agreement between Janus Aspen Series, Janus Distributors, Inc.
                  and Minnesota Life Insurance Company, previously filed as
                  Exhibit 27(h)(2)(iv) to Minnesota Life Variable Universal Life
                  Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.


26(h)(2)(v)       Amendment Dated March 1, 2004 to Fund Participation Agreement
                  between Janus Aspen Series, Janus Distributors LLC and
                  Minnesota Life Insurance Company, filed on April 22, 2005 as
                  Exhibit 26(h)(2)(v) to Minnesota Life Variable Universal Life
                  Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 14, is hereby incorporated by reference.


26(h)(3)(i)       Participation Agreement among Variable Insurance Products
                  Fund, Fidelity Distributors Corporation and Minnesota Life
                  Insurance Company, previously filed as Exhibit 27(h)(3)(i) to Minnesota Life Variable Universal Life Account's Form N-6,
                  File Number 33-85496, Post-Effective Amendment Number 10, on
                  February 27, 2003, is hereby incorporated by reference.

26(h)(3)(ii)      Amendment One to the Participation Agreement among Variable
                  Insurance Products Fund, Fidelity Distributors Corporation and
                  Minnesota Life Insurance Company, previously filed as Exhibit
                  27(h)(3)(ii) to Minnesota Life Variable Universal Life
                  Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.

26(h)(3)(iii)     Second Amendment to Participation Agreement among Variable
                  Insurance Products Fund, Fidelity Distributors Corporation and
                  Minnesota Life Insurance Company, previously filed as Exhibit
                  27(h)(3)(iii) to Minnesota Life Variable Universal Life
                  Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.


26(h)(3)(iv)      Third Amendment to Participation Agreement among Variable
                  Insurance Products Fund, Fidelity Distributors Corporation and
                  Minnesota Life Insurance Company, filed on April 22, 2005 as
                  Exhibit 26(h)(3)(iv) to Minnesota Life Variable Universal Life
                  Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 14, is hereby incorporated by reference.


26(h)(4)(i)       Participation Agreement among Variable Insurance Products Fund
                  II, Fidelity Distributors Corporation and Minnesota Life
                  Insurance Company, previously filed as Exhibit 27(h)(4)(i) to Minnesota Life Variable Universal Life Account's Form N-6,
                  File Number 33-85496, Post-Effective Amendment Number 10, on
                  February 27, 2003, is hereby incorporated by reference.

26(h)(4)(ii)      Amendment One to the Participation Agreement among Variable
                  Insurance Products Fund II, Fidelity Distributors Corporation and Minnesota Life Insurance Company, previously filed as
                  Exhibit 27(h)(4)(ii) to Minnesota Life Variable Universal Life
                  Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.

26(h)(4)(iii)     Second Amendment to Participation Agreement among Variable
                  Insurance Products Fund II, Fidelity Distributors Corporation and Minnesota Life Insurance Company, previously filed as
                  Exhibit 27(h)(4)(iii) to Minnesota Life Variable Universal
                  Life Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.


26(h)(4)(iv)      Third Amendment to Participation Agreement among Variable
                  Insurance Products Fund II, Fidelity Distributors Corporation and Minnesota Life Insurance Company, filed on April 22, 2005 as Exhibit 26(h)(4)(iv) to Minnesota Life Variable Universal
                  Life Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 14, is hereby incorporated by reference.


26(h)(5)(i)       Participation Agreement among Variable Insurance Products Fund
                  III, Fidelity Distributors Corporation and Minnesota Life
                  Insurance Company, previously filed as Exhibit 27(h)(5)(i) to Minnesota Life Variable Universal Life Account's Form N-6,
                  File Number 33-85496, Post-Effective Amendment Number 10, on
                  February 27, 2003, is hereby incorporated by reference.

26(h)(5)(ii)      First Amendment to Participation Agreement among Variable
                  Insurance Products Fund III, Fidelity Distributors Corporation and Minnesota Life Insurance Company, previously filed as
                  Exhibit 27(h)(5)(ii) to Minnesota Life Variable Universal Life
                  Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.


26(h)(5)(iii)     Third Amendment to Participation Agreement among Variable
                  Insurance Products Fund III, Fidelity Distributors Corporation and Minnesota Life Insurance Company, filed on April 22, 2005 as Exhibit 26(h)(5)(iii) to Minnesota Life Variable Universal
                  Life Account's Form N-6, File Number 33-85496, Post-Effective
                  Amendment Number 14, is hereby incorporated by reference.


26(h)(6) Fund Shareholder Services Agreement between Minnesota Life Insurance Company and Ascend Financial Services, Inc., previously filed as Exhibit 27(h)(6) to Minnesota Life Variable Universal Life Account's Form N-6, File Number 33-85496, Post-Effective Amendment Number 10, on February 27, 2003, is hereby incorporated by reference.

26(h)(7)(i)       Participation Agreement among Oppenheimer Variable Account
                  Funds, OppenheimerFunds, Inc. and Minnesota Life Insurance
                  Company, previously filed as Exhibit 8(s) to Variable Annuity
                  Account's Form N-4, File Number 333-91784, Post-Effective
                  Amendment Number 2, on April 29, 2003, is hereby incorporated by reference.

26(h)(7)(ii)      Amendment No. 1 to the Participation Agreement among
                  Oppenheimer Variable Account Funds, OppenheimerFunds, Inc. and
                  Minnesota Life Insurance Company, previously filed as Exhibit
                  8(s)(i) to Variable Annuity Account's Form N-4, File Number
                  333-91784, Post-Effective Amendment Number 2, on April 29,
                  2003, is hereby incorporated by reference.

26(h)(7)(iii)     Amendment No. 2 to the Participation Agreement among
                  Oppenheimer Variable Account Funds, OppenheimerFunds, Inc. and
                  Minnesota Life Insurance Company, previously filed as Exhibit
                  8(s)(ii) to Variable Annuity Account's Form N-4, File Number
                  333-91784, Post-Effective Amendment Number 2, on April 29,
                  2003, is hereby incorporated by reference.


26(h)(7)(iv)      Amendment No. 3 to the Participation Agreement among
                  Oppenheimer Variable Accounts Funds, OppenheimerFunds, Inc.
                  and Minnesota Life Insurance Company, previously filed as
                  Exhibit 26(h)(7)(iv) to Minnesota Life Variable Life Account's
                  Form N-6, File Number 33-3233, Post-Effective Amendment Number
                  23, on April 26, 2005, is hereby incorporated by reference.


26(h)(8)(i)       Participation Agreement among Panorama Series Fund, Inc.,
                  OppenheimerFunds, Inc. and Minnesota Life Insurance Company, previously filed as Exhibit 8(t) to Variable Annuity Account's
                  Form N-4, File Number 333-91784, Post-Effective Amendment
                  Number 2, on April 29, 2003, is hereby incorporated by reference.

26(h)(8)(ii)      Amendment No. 1 to the Participation Agreement among Panorama
                  Series Fund, Inc., OppenheimerFunds, Inc. and Minnesota Life
                  Insurance Company, previously filed as Exhibit 8(t)(i) to Variable Annuity Account's Form N-4, File Number 333-91784,
                  Post-Effective Amendment Number 2, on April 29, 2003, is hereby incorporated by reference.

26(h)(8)(iii)     Amendment No. 2 to the Participation Agreement among Panorama
                  Series Fund, Inc., OppenheimerFunds, Inc. and Minnesota Life
                  Insurance Company, previously filed as Exhibit 8(t)(ii) to Variable Annuity Account's Form N-4, File Number 333-91784,
                  Post-Effective Amendment Number 2, on April 29, 2003, is hereby incorporated by reference.


26(h)(8)(iv)      Amendment No. 3 to Participation Agreement among Panorama
                  Series Funds, Inc., OppenheimerFunds, Inc. and Minnesota Life
                  Insurance Company, previously filed as Exhibit 26(h)(8)(iv) to Minnesota Life Variable Life Account's Form N-6, File Number
                  33-3233, Post-Effective Amendment Number 23, on April 26,
                  2005, is hereby incorporated by reference.


26(h)(9)(i)       Participation Agreement among Putnam Variable Trust, Putnam
                  Retail Management, L.P. and Minnesota Life Insurance Company, previously filed as Exhibit 8(u) to Variable Annuity Account's
                  Form N-4, File Number 333-91784, Post-Effective Amendment
                  Number 2, on April 29, 2003, is hereby incorporated by reference.

26(h)(9)(ii)      Schedule A as amended May 1, 2003 to the Participation
                  Agreement among Putnam Variable Trust, Putnam Retail
                  Management, L.P. and Minnesota Life Insurance Company, previously filed as Exhibit 8(u)(i) to Variable Annuity
                  Account's Form N-4, File Number 333-91784, Post-Effective
                  Amendment Number 2, on April 29, 2003, is hereby incorporated by reference.

26(h)(10)(i)      Participation Agreement by and among AIM Variable Insurance
                  Funds, AIM Distributors, Inc. and Minnesota Life Insurance
                  Company, previously filed as Exhibit 27(h)(10)(i) to Minnesota
                  Life Variable Life Account's Form N-6, File Number 333-96383,
                  Post-Effective Amendment Number 4, on April 30, 2003, is hereby incorporated by reference.

26(h)(10)(ii)     Schedule A as amended May 1, 2003 to the Participation
                  Agreement among AIM Variable Insurance Funds, AIM
                  Distributors, Inc. and Minnesota Life Insurance Company, previously filed as Exhibit 27(h)(10)(ii) to Minnesota Life
                  Variable Life Account's Form N-6, File Number 333-96383,
                  Post-Effective Amendment Number 4, on April 30, 2003, is hereby incorporated by reference.


26(h)(10)(iii)    Amendment No. 1 to the Participation Agreement dated March 4,
                  2002, by and among AIM Variable Insurance Funds, AIM
                  Distributors, Inc. and Minnesota Life Insurance Company, previously filed as Exhibit 26(h)(10)(iii) to Minnesota Life
                  Variable Life Account's Form N-6, File Number 33-3233,
                  Post-Effective Amendment Number 23, on April 26, 2005, is hereby incorporated by reference.


26(h)(11)         Shareholder Services Agreement among American Century
                  Investment Services, Inc. and Minnesota Life Insurance
                  Company, previously filed as Exhibit 27(h)(11) to Minnesota
                  Life Variable Life Account's Form N-6, File Number 333-96383,
                  Post-Effective Amendment Number 4, on April 30, 2003, is hereby incorporated by reference.

26(h)(12)         Participation Agreement by and among Minnesota Life Insurance
                  Company, Warburg, Pincus Trust, Credit Suisse Asset
                  Management, LLC and Credit Suisse Asset Management Securities,
                  Inc, previously filed as Exhibit 27(h)(12) to Minnesota Life
                  Variable Life Account's Form N-6, File Number 333-96383,
                  Post-Effective Amendment Number 4, on April 30, 2003, is hereby incorporated by reference.

26(h)(13)(i)      Participation Agreement among MFS Variable Insurance Trust,
                  Massachusetts Financial Services Company and Minnesota Life
                  Insurance Company, previously filed as Exhibit 27(h)(13)(i) to Minnesota Life Variable Life Account's Form N-6, File Number
                  333-96383, Post-Effective Amendment Number 4, on April 30,
                  2003, is hereby incorporated by reference.

26(h)(13)(ii)     Amendment No. 1 to the Participation Agreement among MFS
                  Variable Insurance Trust, Massachusetts Financial Services
                  Company and Minnesota Life Insurance Company, previously filed as Exhibit 27(h)(13)(ii) to Minnesota Life Variable Life
                  Account's Form N-6, File Number 333-96383, Post-Effective
                  Amendment Number 4, on April 30, 2003, is hereby incorporated by reference.

26(h)(13)(iii)    Amendment No. 2 to the Participation Agreement among MFS
                  Variable Insurance Trust, Massachusetts Financial Services
                  Company and Minnesota Life Insurance Company, previously filed as Exhibit 27(h)(13)(iii) to Minnesota Life Variable Life
                  Account's Form N-6, File Number 333-96383, Post-Effective
                  Amendment Number 4, on April 30, 2003, is hereby incorporated by reference.

26(h)(14)(i)      Participation Agreement as of May 1, 2000 between Franklin
                  Templeton Variable Insurance Products Trust, Franklin
                  Templeton Distributors, Inc. and Minnesota Life Insurance
                  Company, previously filed as Exhibit 27(h)(14)(i) to Minnesota
                  Life Variable Life Account's Form N-6, File Number 333-96383,
                  Post-Effective Amendment Number 4, on April 30, 2003, is hereby incorporated by reference.

26(h)(14)(ii)     Amendment to Participation Agreement as of May 1, 2000 between
                  Franklin Templeton Variable Insurance Products Trust, Franklin
                  Templeton Distributors, Inc. and Minnesota Life Insurance
                  Company, previously filed as Exhibit 27(h)(14)(ii) to Minnesota Life Variable Life Account's Form N-6, File Number
                  333-96383, Post-Effective Amendment Number 4, on April 30,
                  2003, is hereby incorporated by reference.

26(h)(14)(iii)    Amendment No. 2 to Participation Agreement between Franklin
                  Templeton Variable Insurance Products Trust, Franklin
                  Templeton Distributors, Inc. and Minnesota Life Insurance
                  Company, previously filed as Exhibit 27(h)(14)(iii) to Minnesota Life Variable Life Account's Form N-6, File Number
                  333-96383, Post-Effective Amendment Number 4, on April 30,
                  2003, is hereby incorporated by reference.


26(h)(14)(iv)     Amendment No. 3 to Participation Agreement by and among
                  Franklin Templeton Variable Insurance Products Trust, Franklin
                  Templeton Distributors, Inc., Minnesota Life Insurance Company and Securian Financial Services, Inc, previously filed as
                  Exhibit 26(h)(14)(iv) to Minnesota Life Variable Life
                  Account's Form N-6, File Number 33-3233, Post-Effective
                  Amendment Number 23, on April 26, 2005, is hereby incorporated by reference.


26(h)(15)         Participation Agreement as of September 19, 2003 between
                  Minnesota Life Insurance Company and Waddell & Reed, Inc., previously filed as Exhibit 27(h)(15) to Registrant's Form
                  N-6, File Number 333-96383, Pre-Effective Amendment #1, on
                  February 19, 2004, is hereby incorporated by reference.

26(i)(1) Investment Accounting Agreement between Securian Financial Group, Inc. and State Street Bank and Trust Company, previously filed as Exhibit 24(c)8(q) to Variable Annuity Account's Form N-4, File Number 333-91784, Post-Effective Amendment Number 1, on February 25, 2003, is hereby incorporated by reference.

26(i)(2) Administration Agreement between Securian Financial Group, Inc. and State Street Bank and Trust Company, previously filed as Exhibit 24(c)8(r) to Variable Annuity Account's Form N-4, File Number 333-91784, Post-Effective Amendment Number 1, on February 25, 2003, is hereby incorporated by reference.

26(j)             Not Applicable.

26(k)             Opinion and Consent of Donald F. Gruber.

26(l)             Actuarial Opinion of Robert J. Ehren, FSA, CLU.

26(m)             Calculation.


26(n)             Consent of KPMG LLP.


26(o)             Not Applicable.

26(p)             Not Applicable.

26(q)             Not Applicable.

26(r) Minnesota Life Insurance Company - Power of Attorney to Sign Registration Statements.